Exhibit 4.7

Execution Version

ARMSTRONG ENERGY, INC.

THE GUARANTORS PARTY HERETO

AND

WELLS FARGO BANK, NATIONAL ASSOCIATION,

AS TRUSTEE

AND

AS COLLATERAL AGENT

Indenture

Dated as of December 21, 2012

$200,000,000

11.75% Senior Secured Notes due 2019

CROSS-REFERENCE TABLE

TIA Sections	Indenture Sections
310 (a)(1)	7.10;14.01
(a)(2)	7.10;14.01
(a)(3)	7.12;14.01
(a)(4)	N.A.
(a)(5)	7.10;14.01
(b)	7.03;7.10;14.01
(c)	14.01
311 (a)	7.03;7.11;14.01
(b)	7.03;7.11;14.01
(c)	7.03;7.11;14.01
312 (a)	2.05(a); 14.01
(b)	14.01;14.03
(c)	14.01;14.03
313 (a)	7.06;14.01
(b)(1)	7.06;14.01
(b)(2)	7.06;14.01
(c)	7.05; 7.06; 14.01; 14.02(b)
(d)	7.06;14.01
314 (a)(1)-(3)	4.16;14.01
(a)(4)	4.05;14.01
(b)	11.05;14.01
(c)(1)	14.01; 14.04(a)
(c)(2)	14.01; 14.04(b)
(d)	11.04;14.01
(e)	14.01;14.05
(f)	14.01
315 (a)	7.01(b); 14.01
(b)	7.05;14.01
(c)	7.01(a); 14.01
(d)	7.01(c); 14.01
(e)	6.11;14.01
316 (a) (last sentence)	2.09;14.01
(a)(1)(A)	6.05;14.01
(a)(1)(B)	6.04;14.01
(a)(2)	N.A.
(b)	6.07;14.01
(c)	6.15;14.01
317 (a)(1)	6.08;14.01
(a)(2)	6.09;14.01
(b)	2.04;14.01
318 (a)	14.01
(b)	14.01
(c)	14.01

Note: The Cross-Reference Table shall not for any purpose be deemed to be a part of the Indenture.

i

SECTION 14.09.	No Recourse Against Others	115
SECTION 14.10.	Successors	115
SECTION 14.11.	Counterparts	115
SECTION 14.12.	Table of Contents, Cross-Reference Sheet and Headings	115
SECTION 14.13.	Severability	115
SECTION 14.14.	USA Patriot Act	116

Exhibits & Schedules

Exhibit A	–	Form of Face of Note
Schedule A	–	Schedule of Principal Amount
Exhibit B Exhibit C	– –	Form of Certificate for Acquiring Institutional Accredited Investor Form of Transfer Certificate for Transfer from Restricted Global Note to Regulation S Global Note
Exhibit D	–	Form of Transfer Certificate for Transfer from Regulation S Global Note to Restricted Global Note
Exhibit E-1	–	Form of Certification to be Given by Holder of a Beneficial Interest in a Temporary Regulation S Global Note
Exhibit E-2	–	Form of Certification to be Given by Transferee of Beneficial Interest in a Temporary Regulation S Global Note
Exhibit F	–	Form of Transfer Certificate to be Given by Euroclear and Clearstream in Connection with Exchange of a Portion of a Temporary Regulation S Global Note
Exhibit G	–	Form of Supplemental Indenture to be Delivered by Subsequent Guarantors

v

INDENTURE dated as of December 21, 2012 among Armstrong Energy Inc., a Delaware corporation (the “Company”), and Armstrong Air, LLC, a Delaware Limited Liability Company, Armstrong Coal Company, Inc., a Delaware corporation, Armstrong Energy Holdings, Inc., a Delaware corporation, Western Diamond LLC, a Nevada limited liability company, and Western Land Company, LLC, a Kentucky limited liability company (collectively, the “Guarantors”), and Wells Fargo Bank, National Association, a national banking association duly organized and existing under the laws of the United States of America, as Trustee and as Collateral Agent.

RECITALS OF THE COMPANY AND THE GUARANTORS

The Company has duly authorized the execution and delivery of this Indenture to provide for the issuance of its 11.75% Senior Secured Notes due 2019 issued on the date hereof (the “Original Notes”) and (ii) any additional notes (“Additional Notes,” and, together with the Original Notes, the “Notes”) that may be issued from time to time in accordance with this Indenture. Each Guarantor has duly authorized the execution and delivery of this Indenture to provide for the issuance of its Note Guarantee (as defined herein). Each of the Company and the Guarantors has received good and valuable consideration for the execution and delivery of this Indenture and the Note Guarantees, as the case may be. Each Guarantor will derive substantial direct and indirect benefits from the issuance of the Notes. All necessary acts and things have been done to make (i) the Notes, when duly issued and executed by the Company and authenticated and delivered hereunder, the legal, valid and binding obligations of the Company, (ii) the Note Guarantees, when executed by each Guarantor and delivered hereunder, the legal, valid and binding obligations of each Guarantor and (iii) this Indenture a legal, valid and binding agreement of the Company and the Guarantors in accordance with the terms of this Indenture.

NOW, THEREFORE, THIS INDENTURE WITNESSETH:

For and in consideration of the premises and the purchase of the Notes by Holders, it is mutually covenanted and agreed, for the benefit of each other and the equal and proportionate benefit of all Holders, as follows:

ARTICLE I

DEFINITIONS AND INCORPORATION BY REFERENCE

SECTION 1.01. Definitions.

“ABL Facility Collateral Agent” means PNC Bank, National Association, as collateral agent under the Credit Agreement, and its successors, replacements and/or assigns in such capacity.

“ABL Liens” means all Liens in favor of the ABL Facility Collateral Agent on Collateral securing the ABL Obligations.

“ABL Obligations” means the Indebtedness and other obligations which are secured by a Lien on the Collateral permitted by clause (3) under the definition of “Permitted Liens”.

“ABL Priority Collateral” shall mean the following property of the Company and the Guarantors, whether now owned or hereafter acquired (but excluding Excluded Assets):

(1) all accounts, other than accounts which constitute identifiable proceeds which arise from the sale, license, assignment or other disposition of Notes Priority Collateral;

(2) all chattel paper, other than chattel paper which constitutes identifiable proceeds of Notes Priority Collateral;

(3) all (x) deposit accounts and money and all cash, checks, other negotiable instruments, funds and other evidences of payments held therein, and (y) securities accounts and security entitlements and securities credited thereto, and, in each case, all cash, checks and other property held therein or credited thereto;

(4) all inventory;

(5) as-extracted collateral (including as-extracted collateral from present and future operations regardless of whether such interests are presently owned or hereafter acquired);

(6) all trademarks and copyrights;

(7) to the extent relating to, evidencing or governing any of the items referred to in the preceding clauses (1) through (6) constituting ABL Priority Collateral, all documents, general intangibles (including coal sales agreements), instruments (including promissory notes) and commercial tort claims;

(8) to the extent relating to any of the items referred to in the preceding clauses (1) through (7) constituting ABL Priority Collateral, all supporting obligations and letter of credit rights;

(9) all books and records relating to the items referred to in the preceding clauses (1) through (8) constituting ABL Priority Collateral (including all books, databases, customer lists, and records, whether tangible or electronic), which contain any information relating to any of the items referred to in the preceding clauses (1) through (8); and

(10) all proceeds of any of the foregoing, including collateral security and guarantees with respect to any of the foregoing and all cash, money, insurance proceeds, instruments, securities, financial assets and deposit accounts.

“Acquired Indebtedness” means Indebtedness of a Person existing at the time the Person is acquired by, or merges with or into, the Company or any Restricted Subsidiary or becomes a Restricted Subsidiary and not Incurred in contemplation of the acquisition.

“Additional Assets” means all or substantially all of the assets of a Permitted Business, or Voting Stock of another Person engaged in a Permitted Business that will, on the date of acquisition, be a Restricted Subsidiary, or other assets (other than cash and Cash Equivalents, securities (including Equity Interests) or assets classified as current assets under GAAP) that are to be used in a Permitted Business of the Company or one or more of its Restricted Subsidiaries.

“Additional Interest” means all “Additional Interest” then owing pursuant to the Registration Rights Agreement.

“Affiliate” means, with respect to any Person, any other Person who directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.

“Agent” means any Registrar or Paying Agent, or DTC Custodian.

“Applicable Premium” means with respect to any Note on any Redemption Date the greater of (i) 1.0% of the principal amount of such Note and (ii) the excess (as determined by the Company) (if any) of (a) the present value at such Redemption Date of (1) the Notes at December 15, 2016, as set forth in Section 3.01 plus (2) all required interest payments due on such Note from the Redemption Date through December 15, 2016 (excluding accrued but unpaid interest to the Redemption Date), computed using a discount rate equal to the Treasury Rate on such Redemption Date plus 50 basis points over (b) the principal amount of such Note.

“Applicable Procedures” means, with respect to any transfer or transaction involving a Global Note or beneficial interests therein, the rules and procedures of the Depositary for such Note, Euroclear and Clearstream, in each case to the extent applicable to such transaction and as in effect from time to time.

“Armstrong Resource Partners” means Armstrong Resource Partners, L.P., a Delaware limited partnership.

“Armstrong Resource Partners Lease Agreements” means (i) the agreements between certain Subsidiaries of the Company and Armstrong Resource Partners as described in the offering memorandum for the Notes issued on the Issue Date under “Certain Relationships and Related Party Transactions—Lease Agreements” as in effect on the Issue Date and (ii) amendments, modifications or replacements, so long as the amended, modified or replacement agreements, taken as a whole at the time of execution, relate to the same reserve assets as the agreements in effect as of the Issue Date and are not materially less favorable to the Company and its Restricted Subsidiaries than those in effect on the Issue Date.

“Asset Sale” means any sale, lease (other than Capital Leases), transfer or other disposition of any assets by the Company or any Restricted Subsidiary, including by means of a merger, consolidation or similar transaction and including any sale or issuance of the Equity Interests of any Restricted Subsidiary but not of the Company (each of the above referred to as a “disposition”), provided that the following are not included in the definition of “Asset Sale”:

(1) a disposition to the Company or a Restricted Subsidiary, including the sale or issuance by the Company or any Restricted Subsidiary of any Equity Interests of any Restricted Subsidiary to the Company or any Restricted Subsidiary;

(2) the sale or discount of accounts receivable arising in the ordinary course of business in connection with the compromise or collection thereof;

(3) operating leases entered into in the ordinary course of a mining business;

(4) a transaction covered by Section 5.01;

(5) a Restricted Payment permitted under Section 4.08 or a Permitted Investment;

(6) any transfer of property or assets that consists of grants by the Company or its Restricted Subsidiaries in the ordinary course of business of licenses or sub-licenses, including with respect to intellectual property rights;

(7) the sale of assets by the Company and its Restricted Subsidiaries consisting of leases and subleases of real property solely to the extent that such real property is not necessary for the normal conduct of operations of the Company and its Restricted Subsidiaries;

(8) the granting of a Lien permitted under this Indenture or the foreclosure of assets of the Company or any of its Restricted Subsidiaries to the extent not constituting a Default;

(9) the sale or other disposition of cash or Cash Equivalents;

(10) the unwinding of any Hedging Agreements;

(11) the surrender or waiver of contract rights or the settlement, release or surrender of contract, tort or other claims of any kind;

(12) (a) sales of inventory in the ordinary course of business and (b) the abandonment or allowance to lapse or expire or other disposition of intellectual property by the Company and its Restricted Subsidiaries in the ordinary course of business;

(13) any disposition in a transaction or series of related transactions of assets with a Fair Market Value of less than $2.5 million;

(14) Permitted Reserve Transfers; and

(15) the sale of Equity Interests of an Unrestricted Subsidiary.

“Attributable Indebtedness” in respect of a Sale and Leaseback Transaction means, at any date of determination:

(1) if such Sale and Leaseback Transaction is a Capital Lease, the amount of Indebtedness represented thereby according to the definition of “Capital Lease”; and

(2) in all other circumstances, the present value (discounted at the interest rate implicit in such transaction, determined in accordance with GAAP, compounded annually) of the total Obligations of the lessee for rental payments during the remaining term of the lease included in such Sale and Leaseback Transaction (including any period for which such lease has been extended).

“Average Life” means, as of the date of determination with respect to any Indebtedness, the quotient obtained by dividing (i) the sum of the products of (x) the number of years from the date of determination to the dates of each successive scheduled principal payment of such Indebtedness and (y) the amount of such principal payment by (ii) the sum of all such principal payments.

“Bankruptcy Law” means any law relating to bankruptcy, insolvency, receivership, winding-up, liquidation, reorganization or relief of debtors or any amendment to, succession to or change in any such law, including, without limitation, the bankruptcy law of the Company’s jurisdiction and title 11, United States Bankruptcy Code of 1978, as amended.

“Board of Directors” means with respect to any Person, (i) if the Person is a corporation, the board of directors of the corporation, (ii) if the Person is a partnership, the Board of Directors of the general partner of the partnership and (iii) with respect to any other Person, the board or committee of such Person serving a similar function.

“Business Day” means any day (other than a Saturday or Sunday) which is not a day on which banking institutions in New York, New York are authorized or obligated by law to close for business.

“Capital Lease” means, with respect to any Person, any lease of any property which, in conformity with GAAP, is required to be capitalized on the balance sheet of such Person.

“Capital Stock” means:

(1) in the case of a corporation, corporate stock;

(2) in the case of an association or business entity, any and all shares, interests, participations rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Cash Equivalents” means:

(1) United States dollars, or money in other currencies;

(2) U.S. Government Obligations or certificates representing an ownership interest in U.S. Government Obligations with maturities not exceeding two years from the date of acquisition;

(3) (i) demand deposits, (ii) time deposits and certificates of deposit with maturities of one year or less from the date of acquisition, (iii) bankers’ acceptances with maturities not exceeding one year from the date of acquisition, and (iv) overnight bank deposits, in each case with any bank or trust company organized or licensed under the laws of the United States or any state thereof (including any branch of a foreign bank licensed under any such laws) having capital, surplus and undivided profits in excess of $500.0 million (or the foreign currency equivalent thereof) whose short-term debt is rated “A-2” or higher by S&P or “P-2” or higher by Moody’s;

(4) commercial paper maturing within 364 days from the date of acquisition thereof and having, at such date of acquisition, ratings of at least A-2 by S&P or P-2 by Moody’s;

(5) readily marketable direct obligations issued by any state, commonwealth or territory of the United States or any political subdivision thereof (including any agency or instrumentality thereof), in each case rated at least Investment Grade by S&P or Moody’s with maturities not exceeding one year from the date of acquisition;

(6) investment funds substantially all of the assets of which consist of investments of the type described in clauses (1) through (5) above; and

(7) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (2) above and entered into with a financial institution satisfying the criteria described in clause (3) above.

“Change of Control” means:

(1) an event or series of events by which (i) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than a Permitted Holder, becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of 35% or more of the total voting power of the Voting Stock of the Company on a fully-diluted basis and (ii) the Permitted Holders are not the beneficial owners of a larger percentage of the voting power of such Voting Stock than such person or group;

(2) following the initial public equity offering of common Capital Stock of the Company, during any period of 12 consecutive months, a majority of the members of the Board of Directors of the Company cease to be composed of individuals (i) who were members of the Board of Directors on the first day of such period, (ii) whose election or nomination to the Board of Directors was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of the Board of Directors or (iii) whose election or nomination to the Board of Directors was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of the Board of Directors (excluding, in the case of both clause (ii) and clause (iii), any individual whose initial nomination for, or assumption of office as, a member of the Board of Directors occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the Board of Directors);

(3) the sale, conveyance, transfer or other disposition of all or substantially all of the assets (whether directly or through one or more Restricted Subsidiaries) of the Company (determined on a consolidated basis for the Company and its Restricted Subsidiaries), except to a Permitted Holder or a transaction permitted by the proviso at the end of clause (a) of Section 5.01; or

(4) the adoption of a plan of liquidation or dissolution of the Company.

“Clearstream” means Clearstream Banking, société anonyme.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means collateral as such term is defined in the Security Documents, and any other property, whether now owned or hereafter acquired, upon which a Lien securing the Indenture Obligations, the Security Documents, the Notes or the Note Guarantees is granted under any Security Document; provided, however, that “Collateral” shall not include any Excluded Assets.

“Collateral Agent” means Wells Fargo Bank, National Association, and any successor thereto or replacement chosen in accordance with this Indenture and the Security Documents.

“common equity”, when used with respect to a contribution of capital to the Company, means a capital contribution to the Company in a manner that does not constitute Disqualified Equity Interests.

“Common Stock” means Capital Stock not entitled to any preference on dividends or distributions, upon liquidation or otherwise.

“Company Order” means a written order or request of the Company, signed by an Officer of the Company, and delivered to the Trustee.

“Consolidated EBITDA” means, for any Person for any period, Consolidated Net Income for such Person for such period:

(1) plus, without duplication, the following for such Person and its Subsidiaries (Restricted Subsidiaries, in the case of the Company) for such period to the extent deducted in calculating Consolidated Net Income:

(A) federal, state, local and foreign income tax expense for such period;

(B) non-cash compensation expense;

(C) losses on discontinued operations;

(D) Interest Expense;

(E) depreciation, depletion and amortization of property, plant, equipment and intangibles;

(F) debt extinguishment costs and expenses (including, without limitation, any costs or expenses in connection with the Transactions);

(G) other non-cash charges (including, without limitation, FASB ASC 360-10 writedowns, but excluding any non-cash charge which requires an accrual of, or a cash reserve for, anticipated cash charges for any future period);

(H) the excess, if any, of reclamation and remediation obligation expenses determined in accordance with GAAP over reclamation and remediation obligations cash payments (it being understood that reclamation and remediation obligation expenses may not be added back under any other clause in this definition); and

(I) transaction costs, fees and expenses in connection with any acquisition or issuance of Indebtedness or Equity Interests (whether or not successful) by the Company or any Restricted Subsidiary;

provided that, with respect to any Subsidiary of such Person (Restricted Subsidiary, in the case of the Company), the foregoing such items will be added only to the extent and in the same proportion that such Subsidiary’s net income was included in calculating Consolidated Net Income;

(2) minus, without duplication, the following for such Person and its Subsidiaries (Restricted Subsidiaries in the case of the Company) for such period to the extent added in calculating Consolidated Net Income:

(A) federal, state, local and foreign income tax benefit for such period;

(B) gains on discontinued operations;

(C) all non-cash items increasing Consolidated Net Income for such Person for such period (including, without limitation, the accretion of sales or purchase contracts);

(D) the excess, if any, of asset retirement obligations cash payments over asset retirement obligations expenses determined in accordance with GAAP (it being understood that asset retirement cash payments need not be added back under any other clause in this definition); and

(E) all cash payments actually made by such Person and its Subsidiaries (Restricted Subsidiaries in the case of the Company) during such period relating to non-cash charges that were added back in determining Consolidated EBITDA in any prior period.

“Consolidated Net Income” means, for any Person for any period, the aggregate net income (or loss) of such Person and its Subsidiaries for such period determined on a consolidated basis in conformity with GAAP (after reduction for minority interests in Subsidiaries of such Person); provided that the following (without duplication) will be excluded in computing Consolidated Net Income:

(1) the net income (or loss) of any Person other than a Subsidiary of such Person (Restricted Subsidiary, in the case of the Company), except to the extent of dividends or other distributions actually paid in cash to the Company or any of its Restricted Subsidiaries by such Person during such period;

(2) the net income (or loss) of any Subsidiary of such Person (Restricted Subsidiary, in the case of the Company) to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary of its net income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule, or governmental regulation applicable to that Subsidiary or its stockholders, unless such restriction with respect to the payment of dividends or in similar distributions has been legally waived;

(3) any net after-tax gains or losses (less all fees and expenses or charges relating thereto) attributable to asset sales, other dispositions or the extinguishment of debt, in each case other than in the ordinary course of business;

(4) any net after-tax extraordinary gains or losses; and

(5) the cumulative effect of a change in accounting principles.

“Corporate Trust Office” means the office of the Trustee, at which at any particular time its corporate trust business for purposes of this Indenture and the Security Documents shall be administered, which office at the date of execution of this Indenture is located at 230 West Monroe Street, Suite 2900, Chicago, IL 60606, Attention: Corporate Trust Services, and for purposes of Agent services such office shall also mean the office or agency of the Trustee located at 608 Second Avenue South, N9303-121, Minneapolis, MN 55419, Attn: Corporate

Trust Operations, or such other address as the Trustee may designate from time to time by notice to the Holders and the Company, or the corporate trust office of any successor Trustee (or such other address as such successor Trustee may designate from time to time by notice to the Holders and to the Company).

“Credit Agreement” means the credit agreement dated as of the Issue Date among the Company, the Guarantors, the various lenders and agents party thereto and PNC Bank, National Association, as administrative agent and Collateral Agent, together with any related documents (including the Security Documents), as such agreement has been amended and restated through the Issue Date and as it may be amended, restated, modified, supplemented, extended, renewed, refunded, restructured, refinanced or replaced or substituted from time to time and whether by the same or any other agent, lender or group of lenders or other party.

“Credit Facilities” means (i) one or more credit facilities (including the Credit Agreement) with banks or other lenders providing for revolving credit loans, term loans, receivables financing or the issuance of letters of credit or bankers’ acceptances or the like; (ii) debt securities, indentures or other forms of debt financing (including convertible or exchangeable debt instruments); or (iii) instruments or agreements evidencing any other Indebtedness, in each case, with the same or different borrowers or issuers and, in each case, as amended, restated, modified, supplemented, extended, renewed, refunded, restructured, refinanced or replaced or substituted in whole or in part from time to time and whether by the same or any other agent, lender or group of lenders or other party.

“Credit and Collateral Support Fee, Indemnification and Right of First Refusal Agreement” means that certain agreement, dated as of February 9, 2011, between the Company and certain of its Affiliates, as in effect on the Issue Date and described in the offering memorandum for the Notes issued on the Issue Date under “Certain Relationships and Related Party Transactions.”

“Custodian” means any receiver, trustee, assignee, liquidator, custodian, administrator or similar official under any Bankruptcy Law.

“Default” means any event that is, or after notice or passage of time or both would be, an Event of Default.

“Depositary” means DTC until a successor Depositary, if any, shall have become such pursuant to this Indenture, and thereafter any and all successors thereto appointed as Depositary hereunder.

“Discharge of ABL Obligations” has the meaning provided in the Intercreditor Agreement and is generally defined to mean (a) the payment in full of each of all outstanding ABL Obligations excluding contingent indemnity obligations with respect to then unasserted claims but including, with respect to amounts available to be drawn under outstanding letters of credit issued thereunder (or indemnities or other undertakings issued pursuant thereto in respect of outstanding letters of credit), the cancellation of such letters of credit or the delivery or provision of money or backstop letters of credit in respect thereof in compliance with the terms of the Credit Agreement (which shall not exceed an amount equal to 105% of the aggregate undrawn amount of such letters of credit), (b) the termination of all commitments to extend credit under the Credit Agreement and related loan documents; provided that in connection with the amendment, renewal, extension, substitution, refinancing, restructuring, replacement, supplement or other modification from time to time of the Credit Agreement in connection with the incurrence of additional ABL Obligations, the Discharge of ABL Obligations shall be deemed to have not occurred and references to the “Credit Agreement” above shall thereafter refer to the agreement under which such additional ABL Obligations are incurred and (c) all contingent indemnification obligations for which claim or demand for payment has been made are cash collateralized in an amount reasonably determined by the ABL Facility Collateral Agent.

“Discharge of Indenture Obligations” means that (a) all of such Indenture Obligations (other than contingent indemnification obligations) have been indefeasibly paid, performed or discharged in full (with all such Indenture Obligations consisting of monetary or payment (including reimbursement) obligations having been paid in full in cash) and (b) all contingent indemnification obligations for which claim or demand for payment has been made are cash collateralized in an amount reasonably determined by the Collateral Agent.

“Disposition Subsidiary” means a temporary, newly-formed direct or indirect Subsidiary of the Company that (i) was created for the sole purpose of facilitating a disposition of coal reserves and/or interests in real property otherwise permitted under the Indenture, (ii) prior to the transaction described in clause (i) above holds no material assets and conducts no operations and (iii) after the transaction described in clause (i) above shall, by merger, sale, consolidation or otherwise, no longer be a Subsidiary of the Company or shall no longer be in existence.

“Disqualified Equity Interests” means Equity Interests that by their terms (or by the terms of any security into which such Equity Interests are convertible, or for which such Equity Interests are exchangeable, in each case at the option of the holder thereof) or upon the happening of any event:

(1) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or are required to be redeemed or redeemable at the option of the holder prior to the Stated Maturity of the Notes for consideration other than Qualified Equity Interests, or

(2) are convertible at the option of the holder into Disqualified Equity Interests or exchangeable for Indebtedness,

in each case prior to the date that is 91 days after the date on which the Notes mature; provided that Equity Interests will not constitute Disqualified Equity Interests solely because of provisions giving holders thereof the right to require the repurchase or redemption upon an “asset sale” or “change of control” occurring prior to the Stated Maturity of the Notes if those provisions:

(A) are no more favorable to the holders of such Equity Interests than the rights forth in Section 4.09 and Section 4.11 herein, and

(B) specifically state that repurchase or redemption pursuant thereto will not be required prior to the Company’s repurchase of the Notes as required by this Indenture.

“Disqualified Stock” means Capital Stock constituting Disqualified Equity Interests.

“Domestic Restricted Subsidiary” means any Restricted Subsidiary formed under the laws of the United States of America or any jurisdiction thereof.

“DTC” means The Depository Trust Company.

“DTC Custodian” means the Trustee as custodian with respect to the Global Notes or any successor entity thereto.

“Equity Interests” means all Capital Stock and all warrants or options with respect to, or other rights to purchase, Capital Stock, but excluding Indebtedness convertible into, or exchangeable for, Capital Stock.

“Equity Offering” means an offer and sale of Qualified Stock of the Company after the Issue Date other than an issuance registered on Form S-4 or S-8 or any successor thereto or any issuance pursuant to employee benefit plans or otherwise relating to compensation to officers, directors or employees.

“Euroclear” means Euroclear S.A./N.V., as operator of the Euroclear System.

“Event of Default” has the meaning set forth under Section 6.01 of this Indenture.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Notes” means the notes issued in exchange for the Notes pursuant to the Registration Rights Agreement.

“Exchange Offer” means the exchange offer by the Company and the Guarantors of the Exchange Notes for original Notes to be effected pursuant to the Registration Rights Agreement.

“Exchange Offer Registration Statement” means the Exchange Offer Registration Statement as defined in the Registration Rights Agreement.

“Excluded Assets” means among other things, the following assets of the Company and the Guarantors:

(1) assets located outside the United States to the extent a Lien on such assets cannot be perfected by the filing of UCC financing statements in the jurisdictions of organization of the Company and the Guarantors;

(2) assets subject to Liens pursuant to clause (1), (11), (12), (13), (16) or (19) (as it relates to any of the foregoing) of the definition of “Permitted Liens” to the extent the documentation relating to such Liens prohibit such assets from being Collateral and only for so long as such Liens remain outstanding;

(3) (x) the voting Capital Stock of Foreign Subsidiaries in excess of 65% of the voting rights of all such Capital Stock in each such Foreign Subsidiary, (y) any Capital Stock of a Person that is not a Subsidiary of the Company to the extent that a pledge of such Capital Stock is prohibited by such Person’s organizational documents or any shareholders agreement or joint venture agreement relating to such Capital Stock and (z) any Capital Stock of a Wind-Down Subsidiary;

(4) (x) any owned real property with an associated purchase price of less than $2.5 million and (y) any right, title and interest in any leasehold or other non-fee simple interest in any real property covering less than 250 acres; provided that, notwithstanding the foregoing, any owned or leased real property or coal reserves that are material to the active mining operations or the mining plan of the Company or on which surface facility operations are, or are planned to be, conducted shall constitute “Collateral”;

(5) motor vehicles, aircraft and other assets subject to certificates of title to the extent that a Lien therein cannot be perfected by the filing of UCC financing statements in the jurisdictions of organization of the Company and the Guarantors;

(6) any Capital Stock or other securities of any Subsidiary of the Company in excess of the maximum amount of such Capital Stock or securities that could be included in the Collateral without creating a requirement pursuant to Rule 3-16 of Regulation S-X under the Securities Act for separate financial statements of such Subsidiary to be included in filings by the Company with the SEC;

(7) (1) deposit accounts the balance of which consists exclusively of withheld income taxes, employment taxes, or amounts required to be paid over to certain employee benefit plans and (2) segregated deposit accounts constituting, and the balance of which consists solely of funds set aside in connection with, tax, payroll and trust accounts;

(8) any intellectual property if the grant of a security interest therein would result in the invalidation of the grantor’s interest therein; and

(9) proceeds and products of any and all of the foregoing excluded assets described in clauses (1) through (8) above, to the extent such proceeds and products would constitute property or assets of the type described in clauses (1) through (8) above.

“Excluded Sale and Leaseback Transactions” means (i) the sale and leaseback transactions with certain Affiliates of the Company outstanding as of the Issue Date, and (ii) additional sale and leaseback transactions with Armstrong Resource Partners or a subsidiary thereof pursuant to agreements that have been entered into by the Company or a Restricted Subsidiary in compliance with clauses (a) and (b) of Section 4.10 along with the associated options and related rights.

“Event of Loss” means, with respect to any property or asset (tangible or intangible, real or personal) constituting Collateral, any of the following:

(1) any loss, destruction or damage of such property or asset;

(2) any institution of any proceeding for the condemnation or seizure of such property or asset or for the exercise of any right of eminent domain;

(3) any actual condemnation, seizure or taking by exercise of the power of eminent domain or otherwise of such property or asset, or confiscation of such property or asset or the requisition of the use of such property or asset; or

(4) any settlement in lieu of clauses (2) or (3) above.

“Fair Market Value” means, with respect to any property, the price that could be negotiated in an arm’s-length transaction between a willing seller and a willing buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair Market Value shall be determined, except as otherwise provided, (a) if such property has a Fair Market Value equal to or less than $25.0 million, by any Officer, or (b) if such property has a Fair Market Value in excess of $25.0 million, by at least a majority of the disinterested members of the Board of Directors and evidenced by a resolution of the Board of Directors delivered to the Trustee.

“Fixed Charge Coverage Ratio” means, on any date (the “transaction date”) for any Person, the ratio of:

(x) the aggregate amount of Consolidated EBITDA for such Person for the four fiscal quarters immediately prior to the transaction date for which internal financial statements are available (the “reference period”); to

(y) the aggregate Fixed Charges for such Person during such reference period.

In making the foregoing calculation,

(1) pro forma effect will be given to any Indebtedness or Preferred Stock Incurred during or after the reference period to the extent the Indebtedness is outstanding or is to be Incurred on the transaction date as if the Indebtedness, Disqualified Stock or Preferred Stock had been Incurred on the first day of the reference period;

(2) pro forma calculations of interest on Indebtedness bearing a floating interest rate will be made as if the rate in effect on the transaction date (taking into account any Hedging Agreement applicable to the Indebtedness if the Hedging Agreement has a remaining term of at least 12 months) had been the applicable rate for the entire reference period;

(3) Fixed Charges related to any Indebtedness or Preferred Stock no longer outstanding or to be repaid or redeemed on the transaction date, except for Interest Expense accrued during the reference period under a revolving credit to the extent of the commitment thereunder (or under any successor revolving credit) in effect on the transaction date, will be excluded;

(4) pro forma effect will be given to:

(A) the creation, designation or redesignation of Restricted and Unrestricted Subsidiaries;

(B) the acquisition or disposition of companies, divisions or lines of businesses by such Person and its Subsidiaries (Restricted Subsidiaries in the case of the Company), including any acquisition or disposition of a company, division or line of business since the beginning of the reference period by a Person that became a Subsidiary of such Person (Restricted Subsidiary, in the case of the Company) after the beginning of the reference period; and

(C) the discontinuation of any discontinued operations but, in the case of Fixed Charges, only to the extent that the obligations giving rise to the Fixed Charges will not be obligations of such Person or any of its Subsidiaries (Restricted Subsidiaries in the case of the Company) following the transaction date;

that have occurred since the beginning of the reference period as if such events had occurred, and, in the case of any disposition, the proceeds thereof applied, on the first day of the reference period. To the extent that pro forma effect is to be given to an acquisition or disposition of a company, division or line of business, the pro forma calculation will be based upon the most recent four full fiscal quarters for which the relevant financial information is available.

For purposes of this definition, pro forma calculations shall be made in accordance with Article 11 of Regulation S-X promulgated under the Securities Act, except that such pro forma calculations may also include cost savings and operating expense reductions for such period resulting from the acquisition, merger or consolidation or disposition for which pro forma effect is being given (A) that have been realized or (B) for which steps have been taken or are reasonably expected to be taken within six (6) months of the date of such transaction and such cost savings and operating expense reductions are reasonably expected to be realized within 12 months of the date of such transaction, are set forth in an Officers’ Certificate signed by the Company’s chief financial or similar officer that states (i) the amount of such adjustment or adjustments and (ii) that such adjustment or adjustments are based on the reasonable good faith belief of the officers executing such Officers’ Certificate at the time of such execution.

“Fixed Charges” means, for any Person for any period, the sum of:

(1) Interest Expense for such Person for such period (other than non-cash interest expense related to (i) leased coal reserves and (ii) non-interest bearing seller Indebtedness Incurred by the Company or any of its Restricted Subsidiaries to finance, in whole or in part, the acquisition of coal reserves and related assets); and

(2) the product of:

(x) cash and non-cash dividends paid, declared, accrued or accumulated on any Disqualified Stock or Preferred Stock of the such Person or any of its Subsidiaries (Restricted Subsidiaries in the case of the Company), except for dividends payable in the Company’s Qualified Stock or paid to such Person or any of its Subsidiaries (Restricted Subsidiaries in the case of the Company); and

(y) a fraction, the numerator of which is one and the denominator of which is one minus the sum of the currently effective combined Federal, state, local and foreign tax rate applicable to such Person and its Subsidiaries (Restricted Subsidiaries in the case of the Company) (or, if such Person is a flow-through taxpayer, the Effective Tax Rate).

“Foreign Subsidiary” means any Restricted Subsidiary of the Company that (x) is not organized under the laws of the United States of America or any State thereof or the District of Columbia or (y) was organized under the laws of the United States of America or any State thereof or the District of Columbia that has no material assets other than Capital Stock of one or more foreign entities of the type described in clause (x) above and is not a guarantor of Indebtedness under the Credit Agreement.

“GAAP” means generally accepted accounting principles in the United States of America as in effect on the Issue Date.

“Global Notes” means the Notes in global form and registered in the name of the Depositary or its nominee that are substantially in the form of Exhibit A hereto.

“Guarantee” by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”), whether directly or indirectly, and including any written obligation of the guarantor, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or advance or supply funds for the purchase of) any security for the payment thereof, (b) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (c) as an account party in respect of any letter of credit or letter of guarantee issued to support such Indebtedness or other obligation; provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business.

“Guarantor” means (i) each Wholly Owned Domestic Restricted Subsidiary of the Company in existence on the Issue Date that signs the Indenture and (ii) each Restricted Subsidiary that executes a supplemental indenture in the form attached to the Indenture providing for the Guarantee of the payment of the Notes, or any successor obligor under its Note Guarantee, in each case unless and until such Guarantor is released from its Note Guarantee pursuant to Section 12.03 hereof.

“Hedging Agreement” means any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement.

“Holder” means a Person in whose name a Note is registered in the Security Register.

“Incur” means, with respect to any Indebtedness or Capital Stock, to incur, create, issue, assume or Guarantee such Indebtedness or Capital Stock. If any Person becomes a Restricted Subsidiary on any date after the date of this Indenture (including by redesignation of an Unrestricted Subsidiary or failure of an Unrestricted Subsidiary to meet the qualifications necessary to remain an Unrestricted Subsidiary), the Indebtedness and Capital Stock of such Person outstanding on such date will be deemed to have been Incurred by such Person on such date for purposes of Section 4.06, but will not be considered the sale or issuance of Equity Interests for purposes of Section 4.09. Neither the accrual of interest nor the accretion of original issue discount nor the payment of interest in the form of additional Indebtedness (to the extent provided for when the Indebtedness on which such interest is paid was originally issued) shall be considered an Incurrence of Indebtedness.

“Indebtedness” means, with respect to any Person, without duplication,

(1) all Indebtedness of such Person for borrowed money;

(2) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(3) all obligations of such Person in respect of letters of credit, bankers’ acceptances or other similar instruments;

(4) all obligations of such Person to pay the deferred and unpaid purchase price of property or services provided by third-party service providers which are recorded as liabilities under GAAP, excluding (i) trade payables arising in the ordinary course of business and payable in accordance with customary practice, and (ii) accrued expenses, salary and other employee compensation obligations incurred in the ordinary course;

(5) all Obligations in respect of Capital Leases of such Person and all Attributable Indebtedness in respect of a Sale and Leaseback Transaction (other than (i) Excluded Sale and Leaseback Transactions and (ii) obligations relating to Permitted Reserve Transfers, in each case, that are characterized as sale and leaseback transactions solely because of the continuing involvement of such Affiliate in mining related to such leases) entered into by such Person;

(6) Disqualified Equity Interests of such Person;

(7) all Indebtedness of other Persons Guaranteed by such Person to the extent so Guaranteed;

(8) all Indebtedness (excluding prepaid interest thereon) of other Persons secured by a Lien on any property owned or being purchased by (including Indebtedness owing under conditional sales or other title retention agreements) such Person, whether or not such Indebtedness is assumed by such Person or is limited in recourse; and

(9) all obligations of such Person under Hedging Agreements.

Notwithstanding the foregoing, obligations in respect of leases characterized as operating leases in accordance with GAAP as in effect on the Issue Date shall not be included as Indebtedness hereunder regardless of any change in GAAP that would include such obligations as indebtedness.

The amount of Indebtedness of any Person will be deemed to be:

(A) with respect to Indebtedness secured by a Lien on an asset of such Person but not otherwise the obligation, contingent or otherwise, of such Person, the lesser of (x) the fair market value of such asset on the date the Lien attached and (y) the amount of such Indebtedness;

(B) with respect to any Indebtedness issued with original issue discount, the face amount of such Indebtedness less the remaining unamortized portion of the original issue discount of such Indebtedness;

(C) with respect to any Hedging Agreement, the amount payable (determined after giving effect to all contractually permitted netting) if such Hedging Agreement terminated at that time; and

(D) otherwise, the outstanding principal amount thereof.

“Indenture” means this indenture as originally executed or as it may from time to time be supplemented or amended by one or more supplemental indentures entered into pursuant to the applicable provisions hereof, including, for all purposes of this indenture and any such supplemental indenture following the effectiveness of a registration statement under the Securities Act covering the Notes, the provisions of the TIA that are deemed to be a part of and govern this indenture, and any such supplemental indenture, respectively.

“Indenture Obligations” means the obligations of the Company and any other obligor under the Indenture or under the Notes, including any Guarantor, to pay principal of, premium, if any, and interest when due and payable, and all other amounts due or to become due under or in connection with the Indenture, the Security Documents, the Notes and the performance of all obligations to the Trustee, the Collateral Agent, and the Holders under the Indenture, the Security Documents and the Notes, according to the respective terms thereof.

“Initial Purchasers” means Stifel, Nicolaus & Company, Incorporated, PNC Capital Markets LLC and U.S. Bancorp Investments, Inc.

“Institutional Accredited Investor” means an institution that is an “accredited investor” as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act, who is not also a QIB.

“Interest Expense” means, for any Person for any period, the consolidated interest expense of such Person and its Subsidiaries (Restricted Subsidiaries in the case of the Company), plus, to the extent not included in such consolidated interest expense, and to the extent Incurred, accrued or payable by such Person or its Subsidiaries (Restricted Subsidiaries in the case of the Company), without duplication: (i) interest expense attributable to Capital Leases, (ii) imputed interest with respect to Attributable Indebtedness, (iii) amortization of debt discount and debt issuance costs, (iv) capitalized interest, (v) non-cash interest expense, (vi) any of the above expenses with respect to Indebtedness of another Person Guaranteed by such Person or any of its Subsidiaries (Restricted Subsidiaries in the case of the Company) or secured by a Lien on the assets of such Person or one of its Subsidiaries (Restricted Subsidiaries in the case of the Company) and (vii) any interest, premiums, fees, discounts, expenses and losses on the sale of accounts receivable (and any amortization thereof) payable by such Person or any of its Subsidiaries (Restricted Subsidiaries in the case of the Company) in connection with a Receivables Financing, and any yields or other charges or other amounts comparable to, or in the nature of, interest payable by such Person or any of its Subsidiaries (Restricted Subsidiaries in the case of the Company) under any Receivables Financing. Interest Expense shall be determined for any period after giving effect to any net payments made or received and costs incurred by such Person or any of its Subsidiaries (Restricted Subsidiaries in the case of the Company) with respect to any related interest rate Hedging Agreements.

“Interest Payment Date” means June 15 and December 15 of each year until Stated Maturity.

“Investment” means:

(1) any advance (excluding intercompany liabilities incurred in the ordinary course of business in connection with the cash management operations of the Company or its Restricted Subsidiaries), loan or other extension of credit to another Person (but excluding (i) advances to customers, suppliers or the like in the ordinary course of business that are, in conformity with GAAP, recorded as accounts receivables, prepaid expenses or deposits on the balance sheet of the Company or its Restricted Subsidiaries and endorsements for collection or deposit arising in the ordinary course of business, (ii) commission, travel and similar advances to officers and employees made in the ordinary course of business and (iii) advances, loans or extensions of trade credit in the ordinary course of business by the Company or any of its Restricted Subsidiaries);

(2) any capital contribution to another Person, by means of any transfer of cash or other property or in any other form;

(3) any purchase or acquisition of Equity Interests, bonds, notes or other Indebtedness, or other instruments or securities issued by another Person, including the receipt of any of the above as consideration for the disposition of assets or rendering of services; or

(4) any Guarantee of any obligation of another Person.

If the Company or any Restricted Subsidiary (x) issues, sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary so that, after giving effect to that sale or disposition, such Person is no longer a Subsidiary of the Company, or (y) designates any Restricted Subsidiary as an Unrestricted Subsidiary in accordance with the provisions of the Indenture, all remaining Investments of the Company and the Restricted Subsidiaries in such Person shall be deemed to have been made at such time. The acquisition by the Company or any Restricted Subsidiary of a Person that holds an Investment in a third Person will be deemed to be an Investment by the Person or such Restricted Subsidiary in such third Person in an amount equal to the Fair Market Value of the Investment held by the acquired Person in such third Person on the date of such acquisition.

“Issue Date” means December 21, 2012, the date on which the Notes were issued under the Indenture.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or Capital Lease).

“Moody’s” means Moody’s Investors Service, Inc. and its successors.

“Mortgages” means the mortgages, deeds of trust, deeds to secure Indebtedness or other similar documents, together with any assignment of leases and rents referred to therein, granting Liens on the Company’s and the Restricted Subsidiaries’ properties and interests, Premises and/or the Leased Premises to secure the Notes, in each case in form and substance satisfactory to the Collateral Agent.

“Net Cash Proceeds” means, with respect to any Asset Sale, the proceeds of such Asset Sale in the form of cash (including (i) payments in respect of deferred payment obligations to the extent corresponding to, principal, but not interest, when received in the form of cash, and (ii) proceeds from the conversion of other consideration received when converted to cash but only when received), net of:

(1) brokerage commissions and other fees and expenses related to such Asset Sale, including fees and expenses of counsel, accountants and investment bankers and any relocation expenses incurred as a result thereof;

(2) provisions for income taxes as a result of such Asset Sale taking into account the consolidated results of operations of the Company and its Restricted Subsidiaries reasonably estimated to actually be payable within two years of the date of the relevant transaction as a result of any gain recognized in connection therewith, provided that if the amount of any estimated taxes hereunder exceeds the amount of taxes actually required to be paid in cash in respect of such Asset Sale, the aggregate amount of such excess shall constitute Net Cash Proceeds;

(3) payments required to be made to holders of minority interests in Restricted Subsidiaries as a result of such Asset Sale or to repay Indebtedness outstanding at the time of such Asset Sale that is secured by a Lien on the property or assets sold that is senior in priority to the Lien on such property or assets securing the Notes; and

(4) appropriate amounts to be provided as a reserve against liabilities associated with such Asset Sale, including pension and other post-employment benefit liabilities, liabilities related to environmental matters and indemnification obligations associated with such Asset Sale, with any subsequent reduction of the reserve other than by payments made and charged against the reserved amount to be deemed a receipt of cash.

“Net Loss Proceeds” means the aggregate cash proceeds received by the Company or any Guarantor in respect of any Event of Loss, including, without limitation, insurance proceeds, condemnation awards or damages awarded by any judgment, net of the direct cost in recovery of such Net Loss Proceeds (including, without limitation, legal, accounting, appraisal and insurance adjuster fees and any relocation expenses incurred as a result thereof) and any taxes paid or payable as a result thereof.

“Non-Recourse Indebtedness” means Indebtedness as to which (i) neither the Company nor any Restricted Subsidiary provides any Guarantee and as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of the Company or any Restricted Subsidiary and (ii) no default thereunder would, as such, constitute a default under any Indebtedness of the Company or any Restricted Subsidiary.

“Note Guarantee” means the Guarantee of the Notes by a Guarantor pursuant to the Indenture.

“Notes Liens” means all Liens in favor of the Collateral Agent on Collateral securing the Indenture Obligations.

“Notes Priority Collateral” means substantially all of the assets (other than ABL Priority Collateral) that are owned or hereafter acquired by the Company and by each of the Guarantors to the extent pledged or required to be pledged to secure the Notes.

“Obligations” means, with respect to any Indebtedness, all obligations (whether in existence on the Issue Date or arising afterwards, absolute or contingent, direct or indirect) for or in respect of principal (when due, upon acceleration, upon redemption, upon mandatory repayment or repurchase pursuant to a mandatory offer to purchase, or otherwise), premium, interest, penalties, fees, indemnification, reimbursement, expenses, damages and other amounts payable and liabilities with respect to such Indebtedness, including all interest accrued or accruing after the commencement of any bankruptcy, insolvency or reorganization or similar case or proceeding at the contract rate (including, without limitation, any contract rate applicable upon default) specified in the relevant documentation, whether or not the claim for such interest is allowed as a claim in such case or proceeding.

“Officer” means, with respect to any Person, the chairman of the board, the chief executive officer, the president, the chief operating officer, the chief financial officer, the treasurer, any assistant treasurer, the controller, the secretary or any vice president of such Person.

“Officers’ Certificate” means a certificate signed on behalf of the Company by two Officers, one of whom must be the chief executive officer, the chief financial officer, or the chief accounting officer of the Company.

“Opinion of Counsel” means a written opinion from legal counsel, who may be an employee of or counsel to the Company, or other counsel who is acceptable to the Trustee.

“Patent, Trademark and Security Agreement” means the Patent, Trademark and Security Agreement, dated as of December 21, 2012, among the grantors named therein and Wells Fargo Bank, National Association, as Collateral Agent, as amended, modified, restated, supplemented or replaced from time to time.

“Permitted Business” means any of the businesses in which the Company and its Restricted Subsidiaries are engaged on the Issue Date, and any other businesses the primary purpose of which is reasonably related, incidental, complementary or ancillary thereto.

“Permitted Holder” means Yorktown and each of its Affiliates or funds controlled or managed by it or its Affiliates other than any portfolio companies of any of the foregoing.

“Permitted Investments” means:

(1) any Investment in the Company or in a Guarantor;

(2) any Investment in cash or Cash Equivalents;

(3) any Investment by the Company or any Subsidiary of the Company in a Person, if as a result of such Investment;

(A) such Person becomes a Restricted Subsidiary of the Company, or

(B) such Person is merged or consolidated with or into, or transfers or conveys substantially all its assets to, or is liquidated into, the Company or a Restricted Subsidiary;

(4) Investments received as non-cash consideration in an asset sale made pursuant to and in compliance with Section 4.09 hereof;

(5) any Investment acquired solely in exchange for Qualified Stock of the Company;

(6) Hedging Agreements otherwise permitted under this Indenture;

(7) (i) receivables owing to the Company or any Restricted Subsidiary if created or acquired in the ordinary course of business, (ii) endorsements for collection or deposit in the ordinary course of business, and (iii) securities, instruments or other obligations received in compromise or settlement of debts created in the ordinary course of business, or by reason of a composition or readjustment of debts or reorganization of another Person, or in satisfaction of claims or judgments;

(8) payroll, travel and other loans or advances to, or Guarantees issued to support the obligations of, current or former officers, managers, directors, consultants and employees, in each case in the ordinary course of business, not in excess of $2.0 million outstanding at any time;

(9) Investments in the nature of any Production Payments, royalties, dedication of reserves under supply agreements or similar rights or interests granted, taken subject to, or otherwise imposed on properties with normal practices in the mining industry;

(10) Investments consisting of obligations specified in Section 4.06(b)(vi) hereof;

(11) Investments resulting from pledges and deposits permitted under the definition of “Permitted Liens”;

(12) Investments consisting of purchases and acquisitions, in the ordinary course of business, of inventory, supplies, material or equipment or the licensing or contribution of intellectual property;

(13) Investments in joint ventures or other Persons engaged in a Permitted Business (including, but not limited to, any additional Investments in Ram Terminals, LLC) in an amount not to exceed $10.0 million in the aggregate after the Issue Date;

(14) Investments consisting of indemnification obligations in respect of performance bonds, bid bonds, appeal bonds, surety bonds, reclamation bonds and completion guarantees and similar obligations in respect of coal sales contracts (and extensions or renewals thereof on similar terms) or under applicable law or with respect to workers’ compensation benefits, in each case entered into in the ordinary course of business, and pledges or deposits made in the ordinary course of business in support of obligations under coal sales contracts (and extensions or renewals thereof on similar terms); and

(15) in addition to Investments listed above, Investments in Persons engaged in Permitted Businesses in an aggregate amount (without taking into account any changes in value after the making of any such Investment), taken together with all other Investments made in reliance on this clause, not to exceed $50.0 million (net of, with respect to the Investment in any particular Person made pursuant to this clause, the cash return thereon received after the Issue Date as a result of any sale for cash, repayment, return, redemption, liquidating distribution or other cash realization (not included in Consolidated Net Income) not to exceed the amount of such Investments in such Person made after the Issue Date in reliance on this clause).

“Permitted Liens” means:

(1) Liens existing on the Issue Date (other than Liens securing the Credit Agreement);

(2) Liens securing the Notes issued on the Issue Date (or any Exchange Notes) or any Note Guarantees (including guarantees of Exchange Notes) and other Obligations under the Indenture and any obligations owing to the Trustee under the Indenture;

(3) Liens securing (i) Indebtedness Incurred under clause (b)(i) of the definition of Permitted Indebtedness (and all Obligations incurred, issued or arising under such secured credit facilities that permit borrowings not in excess of the limit set out in such clause (b)(i)); provided that, in the case of this clause (i), such Liens on ABL Priority Collateral and Notes Priority Collateral have the priorities described in Article X hereof and (ii) Obligations of the Company and its Subsidiaries under Hedging Agreements and other agreements, including in respect of cash management services provided by Persons who were lenders under the Indebtedness referred to in the preceding clause (i) or their affiliates at the time such agreements were entered into;

(4) (i) pledges or deposits under worker’s compensation laws, unemployment insurance and other social security laws or regulations or similar legislation, or to secure liabilities to insurance carriers under insurance arrangements in respect of such obligations, or good faith deposits, prepayments or cash payments in connection with bids, tenders, contracts or leases, or to secure public or statutory obligations, surety and appeal bonds, customs duties and the like, or for the payment of rent, in each case incurred in the ordinary course of business and (ii) Liens securing obligations specified in Section 4.06(b)(vi) hereof, Incurred in the ordinary course of business to secure performance of obligations with respect to statutory or regulatory requirements, performance or return-of-money bonds, contractual arrangements with suppliers, reclamation bonds, surety bonds or other obligations of a like nature and Incurred in a manner consistent with industry practice, in each case which are not Incurred in connection with the borrowing of money or the obtaining of advances or credit;

(5) Liens imposed by law, such as carriers’, vendors’, warehousemen’s and mechanics’ liens, in each case for sums not yet due or being contested in good faith and by appropriate proceedings and in respect of taxes and other governmental assessments and charges or claims which are not yet due or which are being contested in good faith and by appropriate proceedings;

(6) customary Liens in favor of trustees, paying agents and escrow agents, and netting and setoff rights, banker’s liens and the like in favor of financial institutions and counterparties to financial obligations and instruments, including Hedging Agreements;

(7) Liens on assets pursuant to merger agreements, stock or asset purchase agreements and similar agreements in respect of the disposition of such assets;

(8) options, put and call arrangements, rights of first refusal and similar rights relating to Investments in joint ventures, partnerships and the like;

(9) judgment liens so long as no Event of Default then exists as a result thereof;

(10) Liens incurred in the ordinary course of business securing obligations other than Indebtedness for borrowed money and not in the aggregate materially detracting from the value of the properties or their use in the operation of the business of the Company and its Restricted Subsidiaries;

(11) Liens (including the interest of a lessor under a Capital Lease) on property that secure Indebtedness Incurred pursuant to Section 4.06(b)(xii) hereof for the purpose of financing all or any part of the purchase price or cost of construction or improvement of such property or assets; provided that the Lien does not (x) extend to any additional property or assets or (y) secure any additional obligations, in each case other than the initial property so subject to such Lien and the Indebtedness and other obligations originally so secured;

(12) Liens on property of a Person at the time such Person becomes a Restricted Subsidiary of the Company, provided such Liens were not created in contemplation thereof and do not extend to any other property of the Company or any Restricted Subsidiary;

(13) Liens on property at the time the Company or any of the Restricted Subsidiaries acquires such property, including any acquisition by means of a merger or consolidation with or into the Company or a Restricted Subsidiary of such Person, provided such Liens were not created in contemplation thereof and do not extend to any other property of the Company or any Restricted Subsidiary;

(14) Liens securing Indebtedness or other obligations of the Company or a Restricted Subsidiary to the Company or a Guarantor;

(15) Liens Incurred or assumed in connection with the issuance of revenue bonds the interest on which is tax-exempt under the Code;

(16) Liens on specific items of inventory, equipment or other goods and proceeds of any Person securing such Person’s obligations in respect thereof or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(17) Liens in favor of collecting or payor banks having a right of setoff, revocation, refund or chargeback with respect to money or instruments of the Company or any Restricted Subsidiary on deposit with or in possession of such bank;

(18) Deposits made in the ordinary course of business to secure liability to insurance carriers;

(19) extensions, renewals or replacements of any Liens referred to in clauses (1), (2), (11), (12) or (13) in connection with the refinancing of the obligations secured thereby; provided that such Lien does not extend to any other property and, except as contemplated by the definition of “Permitted Refinancing Indebtedness,” the amount secured by such Lien is not increased;

(20) Royalty Agreements that encumber real property and that are in existence as of the Issue Date;

(21) Vendor Liens;

(22) surface use agreements, easements, zoning restrictions, rights of way, encroachments, pipelines, leases (other than Capital Lease Obligations), subleases, rights of use, licenses, special assessments, trackage rights, transmission and transportation lines related to mining leases or mineral right and/or other real property including any re-conveyance obligations to a surface owner following mining, royalty payments, and other obligations under surface owner purchase or leasehold arrangements necessary to obtain surface disturbance rights to access the subsurface coal deposits and similar encumbrances on real property imposed by law or arising in the ordinary course of business which, in the aggregate, are not substantial in amount and which do not materially detract from the value of the affected property or materially interfere with the ordinary conduct of business of the Company or any Restricted Subsidiary;

(23) pledges, deposits or non-exclusive licenses to use intellectual property rights of the Company or its Restricted Subsidiaries to secure the performance of bids, tenders, trade contracts, leases, public or statutory obligations, surety and appeal bonds, reclamation bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(24) rights of owners of interests in overlying, underlying or intervening strata and/or mineral interests not owned by the Company or any of its Restricted Subsidiaries, with respect to tracts of real property where the Company or the applicable Restricted Subsidiary’s ownership is only surface or severed mineral or is otherwise subject to mineral severances in favor of one or more third parties;

(25) other defects and exceptions to title of real property where such defects or exceptions, in the aggregate, are not substantial in amount and do not materially detract from the value of the affected property;

(26) Liens on shares of Capital Stock of any Unrestricted Subsidiary securing obligations of any Unrestricted Subsidiary;

(27) Production Payments, royalties, dedication of reserves under supply agreements, mining leases, or similar rights or interests granted, taken subject to, or otherwise imposed on properties and any precautionary UCC financing statement filings in respect of leases or consignment arrangements (and not any Indebtedness); and

(28) other Liens securing obligations in an aggregate amount not to exceed $25.0 million.

“Permitted Reserve Transfers” means transfers of interests in coal reserves to Armstrong Resource Partners or a subsidiary thereof (1) to satisfy obligations in respect of the Royalty Deferment and Option Agreement or the Credit and Collateral Support Fee, Indemnification and Right of First Refusal Agreement, each as in effect on the Issue Date or (2) to satisfy deferred royalty obligations owing to Armstrong Resource Partners or a subsidiary thereof relating to coal reserves acquired after the Issue Date pursuant to agreements that have been entered into by the Company or a Restricted Subsidiary in compliance with clause (a) and (b) of Section 4.10.

“Person” means an individual, a corporation, a partnership, a limited liability company, joint venture, an association, a trust or any other entity, including a government or political subdivision or an agency or instrumentality thereof.

“Pledge Agreement” means the Pledge Agreement, dated as of December 21, 2012, among the pledgors named therein and Wells Fargo Bank, National Association, as the Collateral Agent, as amended, modified, restated, supplemented or replaced from time to time.

“Preferred Stock” means, with respect to any Person, any and all Capital Stock which is preferred as to the payment of dividends or distributions, upon liquidation or otherwise, over another class of Capital Stock of such Person.

“Production Payments” means with respect to any Person, all production payment obligations and other similar obligations with respect to coal and other natural resources of such Person that are recorded as a liability or deferred revenue on the financial statements of such Person in accordance with GAAP.

“Qualified Equity Interests” means all Equity Interests of a Person other than Disqualified Equity Interests.

“Qualified Stock” means all Capital Stock of a Person other than Disqualified Stock.

“QIB” means a “Qualified Institutional Buyer” as defined under Rule 144A.

“Real Property” shall mean, collectively, all right, title and interest of the Company or any other Subsidiary (including any leasehold or mineral estate) in and to any and all parcels of real property owned or operated by the Company or any other Subsidiary, whether by lease, license or other use agreement, including, but not limited to, coal leases and surface use agreements, together with, in each case, all improvements and appurtenant fixtures (including all conveyors, preparation plants or other coal processing facilities, silos, shops and load out and other transportation facilities), easements and other property and rights incidental to the ownership, lease or operation thereof, including, but not limited to, access rights, water rights and extraction rights for minerals.

“Record Date,” for the interest or Additional Interest, if any, payable on any Interest Payment Date, means June 1 or December 1 (whether or not a Business Day), as the case may be, next preceding such Interest Payment Date.

“Redemption Date,” when used with respect to any Note to be redeemed, in whole or in part, means the date fixed for such redemption by or pursuant to this Indenture.

“Redemption Price,” when used with respect to any Note to be redeemed, means the price at which it is to be redeemed pursuant to this Indenture.

“Regulation S” means Regulation S under the Securities Act (including any successor regulation thereto), as it may be amended from time to time.

“Registration Rights Agreement” means (1) with respect to the Notes issued on the Issue Date, the Registration Rights Agreement, to be dated the Issue Date, among the Company, the Guarantors on the Issue Date and the Initial Purchasers and (2) with respect to any additional Notes, any registration rights agreement among the Company, the Guarantors and the other parties thereto relating to the registration by the Company and the Guarantors of such additional Notes under the Securities Act.

“Responsible Officer” means any vice president, any assistant vice president, any assistant secretary, any assistant treasurer, any trust officer, any assistant trust officer or any other officer associated with the corporate trust department of the Trustee (or any successor group of the Trustee) customarily performing functions similar to those performed by any of the above designated officers and who shall in each case have direct responsibility for the administration of the Indenture, and also means, with respect to a particular corporate trust matter, any other officer to whom such matter is referred because of such person’s knowledge of and familiarity with the particular subject.

“Restricted Investment” means any Investment other than a Permitted Investment.

“Restricted Period” means, in respect of any Notes, the 40-day distribution compliance period as determined in accordance with Regulation S.

“Restricted Subsidiary” means any Subsidiary of the Company other than any Unrestricted Subsidiary.

“Rule 144” means Rule 144 under the Securities Act (including any successor regulation thereto), as it may be amended from time to time.

“Rule 144A” means Rule 144A under the Securities Act (including any successor regulation thereto), as it may be amended from time to time.

“Royalty Agreements” means all written agreements, however denominated, pursuant to which the Company or a Guarantor is obligated to pay royalties or fees for coal mined or transported from, over or through specified tracts of real property, whether in the nature of percentage royalties, tonnage royalties or similar per-ton fees or obligations, owed to any Person, whether such agreements are part of a coal lease, coal deed, easement, overriding royalty agreement, haulage agreement or similar instrument, together with any obligation for lump-sum advance royalties arising under the foregoing.

“Royalty Deferment and Option Agreement” means that certain agreement, effective February 9, 2011, between Armstrong Coal, Inc., Western Diamond LLC and Western Land LLC, Western Mineral LLC and Ceralvo Holdings, LLC as in effect on the Issue Date and described in the offering memorandum for the Notes issued on the Issue Date under “Certain Relationships and Related Party Transactions.”

“S&P” means Standard & Poor’s Ratings Services, a division of Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc., and its successors.

“Sale and Leaseback Transaction” means, with respect to any Person, an arrangement whereby such Person enters into a lease of property previously transferred by such Person to the lessor.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Security Agreement” means the Security Agreement, dated as of December 21, 2012, among the grantors named therein and Wells Fargo Bank, National Association, as Collateral Agent, as amended, modified, restated, supplemented or replaced from time to time.

“Security Documents” means the Security Agreement, the Patent, Trademark and Security Agreement, the Pledge Agreement, the Mortgages, the Intercreditor Agreement and all of the security agreements, pledges, collateral assignments, mortgages, deeds of trust, trust deeds or other instruments evidencing or creating or purporting to create any security interests in favor of the Collateral Agent for its benefit and for the benefit of the Trustee, the Collateral Agent and the Holders of the Notes, in all or any portion of the Collateral, as amended, modified, restated, supplemented or replaced from time to time.

“Senior Secured Note Documents” means the Indenture, the Notes, the Note Guarantees and the Security Documents.

“Shelf Registration Statement” means the Shelf Registration Statement as defined in the Registration Rights Agreement.

“Significant Restricted Subsidiary” means any Restricted Subsidiary, or group of Restricted Subsidiaries, that would, taken together, be a “significant subsidiary” as defined in Article 1, Rule 1-02 (w)(1) or (2) of Regulation S-X promulgated under the Securities Act, as such regulation is in effect on the Issue Date.

“Stated Maturity” means (i) with respect to any Indebtedness, the date specified as the fixed date on which the final installment of principal of such Indebtedness is due and payable or (ii) with respect to any scheduled installment of principal of or interest on any Indebtedness, the date specified as the fixed date on which such installment is due and payable as set forth in the documentation governing such Indebtedness, not including any contingent obligation to repay, redeem or repurchase prior to the regularly scheduled date for payment.

“Subordinated Indebtedness” means any Indebtedness of the Company or any Guarantor which is subordinated in right of payment to the Notes or the Note Guarantees, as applicable, pursuant to a written agreement to that effect, including (i) unsecured Indebtedness of the Company or any Restricted Subsidiary and (ii) Indebtedness of the Company or any Restricted Subsidiary that is secured by a Lien on the Notes Priority Collateral that is junior in priority to the Notes Liens (other than Indebtedness under the Credit Agreement and other Credit Facilities secured by the Collateral with the priorities set forth in the Intercreditor Agreement).

“Subsidiary” means with respect to any Person, any corporation, association, limited liability company or other business entity of which more than 50% of the outstanding Voting Stock is owned, directly or indirectly, by, or, in the case of a partnership, the sole general partner or the managing partner or the only general partners of which are, such Person and one or more Subsidiaries of such Person (or a combination thereof). Unless otherwise specified, “Subsidiary” means a Subsidiary of the Company. Notwithstanding, Elk Creek GP, LLC shall not be a “Subsidiary” hereunder so long as it holds no assets other than (i) the general partnership interest in Armstrong Resource Partners, (ii) cash in the form of distributions from Armstrong Resource Partners that are promptly distributed or transferred to the Company or a Subsidiary of the Company and (iii) other assets with a Fair Market Value, in the aggregate, of less than $1.0 million.

“Taxes” means any present or future tax, levy, import, duty, charge, deduction, withholding, assessment or fee of any nature (including interest, penalties, and additions thereto) that is imposed by any Governmental Authority or other taxing authority.

“TIA” means the United States Trust Indenture Act of 1939 as in effect on the date hereof; provided, however, that in the event the Trust Indenture Act of 1939 is amended after such date, “TIA” means, to the extent required by any such amendment, or by Section 9.03, the Trust Indenture Act of 1939, as so amended.

“Transactions” means, collectively, the issuance of the Notes, the refinancing on the Issue Date of existing outstanding Indebtedness of the Company and the Guarantors and the payment of the fees and expenses incurred in connection therewith.

“Treasury Rate” means, as of any Redemption Date, the yield to maturity as of such Redemption Date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to the Redemption Date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the Redemption Date to December 15, 2016; provided, however, that if the period from the Redemption Date to such date is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Trustee” means the party named as such in this Indenture until a successor replaces it in accordance with the provisions of this Indenture and, thereafter, means the successor.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided, however, that, at any time, if by reason of mandatory provisions of law, any or all of the perfection or priority of the Collateral Agent’s security interest in any item or portion of the Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other that the State of New York, the term “UCC” shall mean the Uniform Commercial Code as in effect, at such time, in such other jurisdiction for purposes of the provisions hereof relating to such perfection or priority and for purposes of definitions relating to such provisions.

“U.S. Government Obligations” means obligations issued or directly and fully Guaranteed or insured by the United States of America or by any agent or instrumentality thereof, provided that the full faith and credit of the United States of America is pledged to the full and timely payment in support thereof.

“Unrestricted Subsidiary” means any Subsidiary of the Company that at the time of determination has previously been designated, and continues to be, an Unrestricted Subsidiary in accordance with Section 4.14.

“Vendor Liens” means existing Liens which encumber real property interests acquired by the Company or any Guarantor prior to the Issue Date for the purpose of securing a portion of the purchase price for such property.

“Voting Stock” means, with respect to any Person, Capital Stock of any class or kind ordinarily having the power to vote for the election of directors, managers or other voting members of the governing body of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (i) the sum of the products obtained by multiplying (a) the amount of each then-remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (ii) the then-outstanding principal amount of such Indebtedness.

“Wind-Down Subsidiary” means a Subsidiary of the Company with no material assets and no material operations and which, as of the Issue Date, the Company intends to dissolve, liquidate, wind down or merge out of existence within six months after the Issue Date. Notwithstanding the foregoing, upon any Investment by the Company or a Restricted Subsidiary in a Wind-Down Subsidiary, other than any Investment required or reasonably necessary to accomplish such dissolution, liquidation, winding down or merger, shall no longer constitute a Wind-Down Subsidiary and shall promptly execute a Note Guarantee.

“Wholly Owned” means, with respect to any Restricted Subsidiary, a Restricted Subsidiary all of the outstanding Capital Stock of which (other than any director’s qualifying shares) is owned by the Company and one or more Wholly Owned Restricted Subsidiaries (or a combination thereof).

“Yorktown” means, collectively, Yorktown Energy Partners VI, L.P., Yorktown Energy Partners VII, L.P., Yorktown Energy Partners VIII, L.P., Yorktown Energy Partners IX, L.P. and any other investment fund managed by Yorktown Partners LLC.

SECTION 1.02. Other Definitions.

Term	Defined in Section
“Additional Notes”	Recitals
“covenant defeasance”	8.03
“Defaulted Interest”	2.12
“Event of Default”	6.01	(a)
“Excess Proceeds”	4.09	(d)
“Exchange Global Note”	2.01
“Fixed Charge Coverage Ratio Test”	4.06	(a)
“Global Notes”	2.01	(d)
“incorporated provision”	14.01
“IAI Global Note”	2.01	(c)
“legal defeasance”	8.02
“Notes”	Recitals
“Obligations”	12.01	(a)
“Offer Amount”	3.02
“Offer Period”	3.02
“Offer to Purchase”	3.02
“Original Notes”	Recitals
“Participants”	2.01	(d)
“Paying Agent”	2.03
“Permitted Indebtedness”	4.06	(b)
“Permitted Refinancing Indebtedness”	4.06	(a)
“Purchase Date”	3.02
“Registrar”	2.03
“Regulation S Global Note”	2.01	(c)
“Related Party Transaction”	4.10	(a)
“Restricted Global Note”	2.01	(c)
“Restricted Payment”	4.08	(a)
“Security Register”	2.03
“Temporary Regulation S Global Note”	2.01	(c)
“Transfer Agent”	2.03

SECTION 1.03. Incorporation by Reference of Trust Indenture Act. The mandatory provisions of the TIA that are required to be a part of and govern indentures qualified under the TIA are incorporated by reference in and are a part of this Indenture, whether or not this Indenture is so qualified. The following TIA terms have the following meanings as used in this Indenture:

“indenture securities” means the Notes and the Note Guarantees.

“indenture securities holder” means a Holder.

“indenture to be qualified” means this Indenture.

“indenture trustee” or “institutional trustee” means the Trustee.

“obligor” on the “indenture securities” means the Company and the Guarantors.

All other TIA terms used in this Indenture that are defined by the TIA, defined by TIA reference to another statute or defined by the SEC rule under the TIA have the meanings assigned to them by such definitions.

SECTION 1.04. Rules of Construction. (a) Unless the context otherwise requires:

(i) a term has the meaning assigned to it;

(ii) an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(iii) “or” is not exclusive;

(iv) “including” or “include” means including or include without limitation;

(v) words in the singular include the plural and words in the plural include the singular;

(vi) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Indenture as a whole and not to any particular Article, Section, clause or other subdivision;

(vii) unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with GAAP as in effect from time to time, applied on a basis consistent with the most recent audited consolidated financial statements of the Company;

(viii) “$,” “U.S. Dollars” and “United States Dollars” each refer to United States dollars, or such other money of the United States that at the time of payment is legal tender for payment of public and private debts; and

(ix) Whenever in this Indenture there is mentioned, in any context, principal, interest or any other amount payable under or with respect to any Note, such mention shall be deemed to include mention of the payment of Additional Interest to the extent that, in such context, Additional Interest is, was or would be payable in respect thereof.

SECTION 1.05. Acts of Holders.

(a) Any request, demand, authorization, direction, notice, consent, waiver or other action provided by this Indenture to be given or taken by Holders may be embodied in and evidenced by one or more instruments of substantially similar tenor signed by such Holders in person or by an agent duly appointed in writing. Except as herein otherwise expressly provided, such action shall become effective when such instrument or instruments or record or both are delivered to the Trustee and, where it is hereby expressly required, to the Company. Proof of execution of any such instrument or of a writing appointing any such agent, or the holding by any Person of a Note, shall be sufficient for any purpose of this Indenture and (subject to Section 7.01) conclusive in favor of the Trustee and the Company, if made in the manner provided in this Section 1.05.

(b) The fact and date of the execution by any Person of any such instrument or writing may be proved by the affidavit of a witness of such execution or by the certificate of any notary public or other officer authorized by law to take acknowledgments of deeds, certifying that the individual signing such instrument or writing acknowledged to him the execution thereof. Where such execution is by or on behalf of any legal entity other than an individual, such certificate or affidavit shall also constitute proof of the authority of the Person executing the same. The fact and date of the execution of any such instrument or writing, or the authority of the Person executing the same, may also be proved in any other manner that the Trustee deems sufficient.

(c) The Company may fix a record date for the purpose of determining the Persons who are beneficial owners of interests in any Global Note held by DTC entitled under the procedures of such depositary to make, give or take, by a proxy or proxies duly appointed in writing, any request, demand, authorization, direction, notice, consent, waiver or other action provided in this Indenture to be made, given or taken by Holders. If such a record date is fixed, the Holders on such record date or their duly appointed proxy or proxies, and only such Persons, shall be entitled to make, give or take such request, demand, authorization, direction, notice, consent, waiver or other action, whether or not such Holders remain Holders after such record date.

ARTICLE II

THE NOTES

SECTION 2.01. The Notes. (a) The Trustee shall initially authenticate Notes for original issue on the Issue Date in an aggregate principal amount of $200,000,000 upon a written order of the Company in the form of a Company Order (other than as provided in Section 2.07) and an Opinion of Counsel. The Company may, as long as permitted under this Indenture, issue, and the Trustee shall authenticate (1) the Exchange Notes and (2) Additional Notes after the Issue Date in unlimited amount for original issue upon a written order of the Company in the form of an Officers’ Certificate and an Opinion of Counsel in an aggregate principal amount as specified in such order. Each such written order shall specify the amount of Notes to be authenticated and the date on which such Notes are to be authenticated.

(b) Form and Dating. The Notes shall be initially issued in the form of one of more Global Notes substantially in the form of Exhibit A hereto, and the Trustee’s certificate of authentication shall be substantially in the form in Exhibit A hereto, with such appropriate insertions, omissions, substitutions and other variations as are required or permitted by this Indenture. The Notes may have notations, legends or endorsements required by law, the rules of any securities exchange or usage. The Company shall approve the form of the Notes, which shall be evidenced by execution of such Notes by an Officer. Each Note shall be dated the date of its authentication. The terms and provisions contained in the form of the

Notes shall constitute and are hereby expressly made a part of this Indenture. The Notes shall be issued only in registered form without coupons and only in minimum denominations of $2,000 in principal amount and any integral multiples of $1,000 in excess thereof.

(c) Global Notes. Notes offered and sold to QIBs in reliance on Rule 144A as provided in the Purchase Agreement shall be issued initially in the form of one or more Global Notes substantially in the form of Exhibit A hereto, with such applicable legends as are provided in Exhibit A hereto, except as otherwise permitted herein (the “Restricted Global Note”), which shall be deposited on behalf of the purchasers of the Notes represented thereby with the Depositary, and registered in the name of the Depositary or its nominee, as the case may be, duly executed by the Company and authenticated by the Trustee (or its agent in accordance with Section 2.02) as hereinafter provided. The aggregate principal amount of the Restricted Global Note may from time to time be increased or decreased by adjustments made by the Registrar on Schedule A to the Restricted Global Note and recorded in the Security Register, as hereinafter provided. Notes offered and sold in reliance on Regulation S shall be issued initially in the form of one or more Global Notes substantially in the form of Exhibit A hereto, with such applicable legends as are provided in Exhibit A hereto, except as otherwise permitted herein (the “Regulation S Global Note”), which shall be deposited on behalf of the purchasers of the Notes represented thereby with the Depositary or DTC Custodian, and registered in the name of the Depositary or its nominee, as the case may be, duly executed by the Company and authenticated by the Trustee (or an authenticating agent appointed by the Trustee in accordance with Section 2.02) as hereinafter provided. The aggregate principal amount of the Regulation S Global Note may from time to time be increased or decreased by adjustments made by the Registrar on Schedule A to the Regulation S Global Note and recorded in the Security Register, as hereinafter provided. Notes offered and sold to Institutional Accredited Investors shall be issued initially in the form of one or more Global Notes substantially in the form of Exhibit A hereto, with such applicable legends as are provided in Exhibit A hereto, except as otherwise permitted herein (the “IAI Global Note”), which shall be deposited on behalf of the purchasers of the Notes represented thereby with the Depositary or DTC Custodian, and registered in the name of the Depositary or its nominee, as the case may be, duly executed by the Company and authenticated by the Trustee (or its agent in accordance with Section 2.02) as hereinafter provided. The aggregate principal amount of the IAI Global Note may from time to time be increased or decreased by adjustments made by the Registrar on Schedule A to the IAI Global Note and recorded in the Security Register, as hereinafter provided.

If and when issued, Exchange Notes offered to Holders, as provided in the Registration Rights Agreement, shall be issued initially in the form of one or more Global Notes substantially in the form of Exhibit A hereto, with such applicable omissions and legends as are provided in Exhibit A hereto, except as otherwise permitted herein (the “Exchange Global Note”), which shall be deposited on behalf of the Holders of the Exchange Notes represented thereby with the Depositary or DTC Custodian, and registered in the name of the Depositary or its nominee, as the case may be, duly executed by the Company and authenticated by the Trustee (or an authenticating agent appointed by the Trustee in accordance with Section 2.02) as hereinafter provided. The aggregate principal amount of the Exchange Global Note may from time to time be increased or decreased by adjustments made by the Registrar on Schedule A to the Exchange Global Note and recorded in the Security Register, as hereinafter provided.

Upon the transfer, exchange or replacement of any Original Note remaining outstanding after the consummation of an Exchange Offer, the Registrar shall deliver such new Original Note only in global form, subject to Section 2.10, and such new Original Note shall continue to bear the applicable legends set forth in Exhibit A hereto. In the case of a Restricted Global Note, such legends shall include the Private Placement Legend unless (x) the appropriate period referred to in Rule 144(k) under the Securities Act has elapsed or (y) there is delivered to the Registrar an Opinion of Counsel reasonably satisfactory to the Company and the Trustee to the effect that neither such legend nor the related restrictions on transfer are required in order to maintain compliance with the Securities Act. In the case of a IAI Global Note, such legends shall include the IAI Legend unless there is delivered to the Registrar an Opinion of Counsel reasonably satisfactory to the Company and the Trustee to the effect that neither such legend nor the related restrictions on transfer are required in order to maintain compliance with the Securities Act.

Upon the transfer, exchange or replacement of any Note pursuant to a Shelf Registration Statement, the Registrar shall deliver such new Note only in global form, subject to Section 2.10, and such new Note shall continue to bear the applicable legends set forth in Exhibit A hereto; provided, however, that such new Note shall not be required to bear the Private Placement Legend or the IAI Legend set forth in Exhibit A hereto. Beneficial interests in any such new Note shall be reflected in the Exchange Global Note.

(d) Book-Entry Provisions. This Section 2.01(d) shall apply to the Restricted Global Note, the Temporary Regulation S Global Note, the Regulation S Global Note, the IAI Global Note, and, if and when issued, the Exchange Global Note (collectively, the “Global Notes”) deposited with or on behalf of the Depositary.

Members of, or participants and account Holders in, DTC (“Participants”) shall have no rights under this Indenture with respect to any Global Note held on their behalf by the Depositary, or by the Trustee or any custodian of the Depositary or under such Global Note, and the Depositary or its nominee may be treated by the Company, a Guarantor, the Trustee and any agent of the Company, a Guarantor or the Trustee as the sole owner of such Global Note for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Company, a Guarantor, the Trustee or any agent of the Company, a Guarantor or the Trustee from giving effect to any written certification, proxy or other authorization furnished by the Depositary or impair, as between the Depositary and their Participants, the operation of customary practices of such persons governing the exercise of the rights of a Holder of a beneficial interest in any Global Note.

Subject to the provisions of Section 2.10(b), the registered Holder of a Global Note may grant proxies and otherwise authorize any Person, including Participants and Persons that may hold interests through Participants, to take any action that a Holder is entitled to take under this Indenture or the Notes.

Notwithstanding anything to the contrary in this Indenture, in no event shall a Permanent Regulation S Global Note be delivered upon exchange or transfer of a beneficial interest in the Temporary Regulation S Global Note prior to the end of the Restricted Period.

Except as provided in Section 2.10, owners of a beneficial interest in Global Notes will not be entitled to receive physical delivery of certificated Notes.

SECTION 2.02. Execution and Authentication. An authorized Officer shall sign the Notes for the Company by manual or facsimile signature.

If an authorized Officer whose signature is on a Note no longer holds that office at the time the Trustee authenticates the Note, the Note shall be valid nevertheless.

A Note shall not be valid or obligatory for any purpose until an authorized signatory of the Trustee manually signs the certificate of authentication on the Note. The signature shall be conclusive evidence that the Note has been authenticated under this Indenture.

Pursuant to a Company Order, the Company shall execute and the Trustee shall authenticate (a) Original Notes for original issue up to an aggregate principal amount of $200,000,000, and (b) Additional Notes subject to compliance at the time of issuance of such Additional Notes with the provisions of this Indenture in an unlimited amount and (c) Exchange Notes for issue only in an Exchange Offer, pursuant to the Registration Rights Agreement, for Notes up to an aggregate principal amount of the Original Notes and Additional Notes exchanged in such Exchange Offer.

The Trustee may appoint an authenticating agent reasonably acceptable to the Company to authenticate the Notes. Unless limited by the terms of such appointment, any such authenticating agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by any such agent. An authenticating agent has the same rights as any Registrar, co-Registrar Transfer Agent or Paying Agent to deal with the Company or an Affiliate of the Company.

The Trustee shall have the right to decline to authenticate and deliver any Notes under this Section 2.02 if the Trustee, being advised by counsel, determines that such action may not lawfully be taken or if the Trustee in good faith shall determine that such action would expose the Trustee to personal liability to any Holders.

SECTION 2.03. Registrar, Transfer Agent and Paying Agent. The Company shall maintain an office or agency for the registration of the Notes and of their transfer or exchange (the “Registrar”), an office or agency where Notes may be transferred or exchanged (the “Transfer Agent”), an office or agency where the Notes may be presented for payment (the “Paying Agent”) and an office or agency where notices or demands to or upon the Company in respect of the Notes may be served. The Company may appoint one or more Transfer Agents, one or more co-Registrars and one or more additional Paying Agents or approve a change in the office through which any of them acts. The Company shall notify the Trustee in writing of the name and address of any Transfer Agent, Paying Agent or co-Registrars not a party to this Indenture. If the Company fails to appoint or maintain another entity as Registrar or Paying Agent, the Trustee shall act as such.

The Company or any of its Affiliates may act as Transfer Agent, Registrar, co-Registrar, Paying Agent and agent for service of notices and demands in connection with the Notes; provided, however, that neither the Company nor any of their Affiliates shall act as Paying Agent for the purposes of Articles Three and Eight and Sections 4.09 and 4.11.

The Company hereby initially appoints the Trustee, at the address set forth in Section 14.02(a), as Registrar and as Transfer Agent and Paying Agent.

Subject to any applicable laws and regulations, the Company shall cause the Registrar to keep a register (the “Security Register”) at its Corporate Trust Office in which, subject to such reasonable regulations as it may prescribe, the Company shall provide for the registration of ownership, exchange, and transfer of the Notes. Such registration in the Security Register shall be conclusive evidence of the ownership of Notes. Included in the books and records for the Notes shall be notations as to whether such Notes have been paid, exchanged or transferred, canceled, lost, stolen, mutilated or destroyed and whether such Notes have been replaced. In the case of the replacement of any of the Notes, the Registrar shall keep a record of the Note so replaced and the Note issued in replacement thereof. In the case of the cancellation of any of the Notes, the Registrar shall keep a record of the Note so canceled and the date on which such Note was canceled.

SECTION 2.04. Paying Agent to Hold Money in Trust. Not later than 11:00 a.m. (Eastern time) on each due date of the principal, premium, if any, and interest on any Notes, the Company shall deposit with the Paying Agent money in immediately available funds sufficient to pay such principal, premium, if any, Additional Interest, if any, and interest so due on the due date for payment under the Notes. The Company shall require each Paying Agent other than the Trustee to agree in writing that such Paying Agent shall hold in trust for the benefit of the Holders or the Trustee all money held by the Paying Agent for the payment of principal of, premium, if any, and interest on the Notes (whether such money has been paid to it by the Company or any other obligor on the Notes), and such Paying Agent shall promptly notify the Trustee in writing of any default by the Company (or any other obligor on the Notes) in making any such payment. Money held in trust by the Paying Agent need not be segregated except as required by law and in no event shall the Paying Agent be liable for any interest on any money received by it hereunder. The Company at any time may require a Paying Agent to pay all money held by it to the Trustee and account for any funds disbursed, and the Trustee may at any time during the continuance of any payment default, upon written request to a Paying Agent, require such Paying Agent to pay all money held by it to the Trustee and to account for any funds disbursed. Upon doing so, the Paying Agent shall have no further liability for the money so paid over to the Trustee. If the Company or any Affiliate of the Company acts as Paying Agent, it will, on or before each due date of any principal, premium, if any, or interest on the Notes, segregate and hold in a separate trust fund for the benefit of the Holders a sum of money sufficient to pay such principal, premium, if any, or interest so becoming due until such sum of money shall be paid to such Holders or otherwise disposed of as provided in this Indenture, and will promptly notify the Trustee of its action or failure to act.

SECTION 2.05. Holder Lists and Registration Rights Agreements. The Registrar shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of Holders and shall otherwise comply with TIA Section 312(a). If the Trustee is not the Registrar, the Company shall furnish to the Trustee, in writing no later than the Record Date for each Interest Payment Date and at such other times as the Trustee may request in writing, a list in such form and as of such Record Date as the Trustee may reasonably require of the names and addresses of Holders, including the aggregate principal amount of Notes held by each Holder.

SECTION 2.06. Transfer and Exchange. (a) Where Notes are presented to the Registrar or a co-Registrar with a request to register a transfer or to exchange them for an equal principal amount of Notes of other denominations, the Registrar shall register the transfer or make the exchange in accordance with the requirements of this Section 2.06. To permit registrations of transfers and exchanges, the Company shall execute and the Trustee shall authenticate and deliver, in the name of the designated transferee or transferees, one or more new Notes, of any authorized denominations and of a like aggregate principal amount, at the Registrar’s request. No service charge shall be made for any registration of transfer or exchange of Notes (except as otherwise expressly permitted herein), but the Company may require payment of a sum sufficient to cover any agency fee or similar charge payable in connection with any such registration of transfer or exchange of Notes (other than any agency fee or similar charge payable upon exchanges pursuant to Sections 2.10, 3.08 or 9.05) or in accordance with an Offer to Purchase pursuant to Section 4.09 or Section 4.11, not involving a transfer.

Upon presentation for exchange or transfer of any Note as permitted by the terms of this Indenture and by any legend appearing on such Note, such Note shall be exchanged or transferred upon the Security Register and one or more new Notes shall be authenticated and issued in the name of the Holder (in the case of exchanges only) or the transferee, as the case may be. No exchange or transfer of a Note shall be effective under this Indenture unless and until such Note has been registered in the name of such Person in the Security Register. Furthermore, the exchange or transfer of any Note shall not be effective under this Indenture unless the request for such exchange or transfer is made by the Holder or by a duly authorized attorney-in-fact at the office of the Registrar.

Every Note presented or surrendered for registration of transfer or for exchange shall (if so required by the Company or the Registrar) be duly endorsed, or be accompanied by a written instrument or transfer, in form satisfactory to the Company and the Registrar, duly executed by the Holder thereof or his attorney duly authorized in writing.

All Notes issued upon any registration of transfer or exchange of Notes shall be the valid obligations of the Company evidencing the same indebtedness, and entitled to the same benefits under this Indenture, as the Notes surrendered upon such registration of transfer or exchange.

In the event that the Company delivers to the Trustee a copy of an Officers’ Certificate certifying that a registration statement under the Securities Act with respect to the Exchange Offer, or a Shelf Registration Statement, as the case may be, has been declared effective by the Commission, and that the Company has offered Exchange Notes to the Holders in accordance with the Exchange Offer or that Notes have been offered pursuant to such Shelf Registration Statement, the Company shall exchange or issue upon transfer, as the case may be, upon request of any Holder, such Holder’s Notes for (i) in the case of an Exchange Offer, Exchange Notes upon the terms set forth in the Exchange Offer or (ii) in the case of a transfer pursuant to a Shelf Registration Statement, Notes that comply with the requirements applicable following such a transfer as set forth in Section 2.06(b).

Neither the Registrar nor the Company shall be required (i) to issue, register the transfer of, or exchange any Note during a period beginning at the opening of 15 Business Days before the day of the mailing of a notice of redemption of Notes selected for redemption under Section 3.04 and ending at the close of business on the day of such mailing, or (ii) to register the transfer of or exchange any Note so selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part.

(b) Notwithstanding any provision to the contrary herein, so long as a Global Note remains outstanding and is held by or on behalf of the Depositary, transfers of a Global Note, in whole or in part, or of any beneficial interest therein, shall only be made in accordance with Section 2.01(d), Section 2.06(a) and this Section 2.06(b); provided, however, that a beneficial interest in a Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in the same Global Note in accordance with the transfer restrictions set forth in the restricted Note legend on the Note, if any.

(i) Except for transfers or exchanges made in accordance with any of clauses (ii), (iii), (iv), (v), (vi) or (vii) of this Section 2.06(b), transfers of a Global Note shall be limited to transfers of such Global Note in whole, but not in part, to nominees of the Depositary or to a successor of the Depositary or such successor’s nominee.

(ii) IAI Global Note to Restricted Global Note. If the Holder of a IAI Global Note at any time wishes to transfer its interest to a Person who wishes to take delivery thereof in the form of a beneficial interest in the Restricted Global Note, such transfer or exchange, if not effected pursuant to Section 2.06(a), may be effected, only in accordance with this clause (ii) and the Applicable Procedures. Upon receipt by the Registrar from the Transfer Agent of (A) instructions directing the Registrar to credit or cause to be credited an interest in the Restricted Global Note in a specified principal amount and to cause to be debited an interest in the IAI Global Note in such specified principal amount, and (B) a certificate in the form of Exhibit D attached hereto given by the Holder of such beneficial interest stating that the transfer of such interest has been made in compliance with the transfer restrictions applicable to the Global Notes and stating that (x) the Person transferring such Interest reasonably believes that the Person acquiring such interest is a QIB and is obtaining such interest in a transaction meeting the requirements of Rule 144A and any applicable securities laws of any state of the United States or (y) that the Person transferring such interest is relying on an exemption other than Rule 144A from the registration requirements of the Securities Act and, in such circumstances, such Opinion of Counsel as the Company or the Trustee may reasonably request to ensure that the requested transfer or exchange is being made pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act, then the Registrar shall instruct the Depositary to reduce or cause to be reduced the principal amount of the IAI Global Note and to increase or cause to be increased the principal amount of the Restricted Global Note by the aggregate principal amount of the interest in the IAI Global Note to be exchanged or transferred.

(iii) Restricted Global Note to IAI Global Note. If the Holder of a Restricted Global Note at any time wishes to transfer its interest to a Person who wishes to take delivery thereof in the form of a beneficial interest in the IAI Global Note, such transfer or exchange, if not effected pursuant to Section 2.06(a), may be effected, only in accordance with this clause (iii) and the Applicable Procedures. Upon receipt by the Registrar from the Transfer Agent of (A) instructions directing the Registrar to credit or cause to be credited an interest in the IAI Global Note in a specified principal amount and to cause to be debited an interest in the Restricted Global Note in such specified principal amount, and (B) a certificate in the form of Exhibit B from the acquiring Institutional Accredited Investor and a certificate in the form of Exhibit D attached hereto given by the Holder of such beneficial interest stating that the transfer of such interest has been made in compliance with the transfer restrictions applicable to the Restricted Global Notes and stating that the Person transferring such interest reasonably believes that the Person acquiring such interest is an IAI and such Opinion of Counsel as the Company or the Trustee may reasonably request to ensure that the requested transfer or exchange is being made pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act, then the Registrar shall instruct the Depositary to reduce or cause to be reduced the principal amount of the Restricted Global Note and to increase or cause to be increased the principal amount of the IAI Global Note by the aggregate principal amount of the interest in the Restricted Global Note to be exchanged or transferred.

(iv) Restricted Global Note to Regulation S Global Note. Following the earlier of the consummation of the Exchange Offer or the transfer of a Note pursuant to a Shelf Registration Statement that results in beneficial interests in such Note being reflected in the Exchange Global Note, if the Holder of a beneficial interest in the Restricted Global Note at any time wishes to exchange its interest in such Restricted Global Note for an interest in the Exchange Global Note, or to transfer its interest in such Restricted Global Note to a Person who wishes to take delivery thereof in the form of a beneficial interest in the Regulation S Global Note, such transfer or exchange, if not effected pursuant to Section 2.06(a), may be effected, only in accordance with this clause (iv) and the Applicable Procedures. Upon receipt by the Registrar from the Transfer Agent of (A) instructions directing the Registrar to credit or cause to be credited an interest in the Exchange Global Note in a specified principal amount and (B) a certificate in the form of Exhibit C attached hereto given by the Holder of such beneficial interest stating that the transfer of such interest has been made in compliance with the transfer restrictions applicable to the Global Notes and (x) pursuant to and in accordance with Regulation S or (y) that the Note being transferred is being transferred in a transaction permitted by Rule 144, then the Registrar shall instruct the Depositary to reduce or cause to be reduced the principal amount of the Restricted Global Note and to increase or cause to be increased the principal amount of the Regulation S Global Note by the aggregate principal amount of the interest in the Restricted Global Note to be exchanged or transferred in accordance with the Applicable Procedures. Upon receipt by the Registrar from the Transfer Agent of (A) instructions directing the Registrar to credit or cause to be credited an interest in the Regulation S Global Note in a specified principal amount and to cause to be debited an interest in the Restricted Global Note in such specified principal amount, and (B) a certificate in the form of Exhibit C attached hereto given by the Holder of such beneficial interest stating that the transfer of such interest has been made in compliance with the transfer restrictions applicable to the Global Notes and (x) pursuant to and in accordance with Regulation S or (y) that the Note being transferred is being transferred in a transaction permitted by Rule 144, then the Registrar shall instruct the Depositary to reduce or cause to be reduced the principal amount of the Restricted Global Note and to increase or cause to be increased the principal amount of the Regulation S Global Note by the aggregate principal amount of the interest in the Restricted Global Note to be exchanged.

(v) Temporary Regulation S Global Note or Regulation S Global Note to Restricted Global Note. If the Holder of a beneficial interest in the Temporary Regulation S Global Note or the Regulation S Global Note at any time wishes to transfer its interest in the Regulation S Global Note to a Person who wishes to take delivery thereof in the form of a beneficial interest in the Restricted Global Note, such transfer may be effected only in accordance with this clause (v) and the Applicable Procedures. Upon receipt by the Registrar from the Transfer Agent of (A) instructions directing the Registrar to credit or cause to be credited an interest in the Restricted Global Note in a specified principal amount and to cause to be debited an interest in the Regulation S Global Note in such specified principal amount, and (B) a certificate in the form of Exhibit D attached hereto given by the Holder of such beneficial interest stating that the transfer of such interest has been made in compliance with the transfer restrictions applicable to the Global Notes and stating that (x) the Person transferring such Interest reasonably believes that the Person acquiring such interest is a QIB and is obtaining such interest in a transaction meeting the requirements of Rule 144A and any applicable securities laws of any state of the United States or (y) that the Person transferring such interest is relying on an exemption other than Rule 144A from the registration requirements of the Securities Act and, in such circumstances, such Opinion of Counsel as the Company or the Trustee may reasonably request to ensure that the requested transfer or exchange is being made pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act, then the Registrar shall instruct the Depositary to reduce or cause to be reduced the principal amount of the Regulation S Global Note and to increase or cause to be increased the principal amount of the Restricted Global Note by the aggregate principal amount of the interest in the Regulation S Global Note to be exchanged or transferred.

(vi) Restricted Global Note to Exchange Global Note. Following the earlier of the consummation of the Exchange Offer or the transfer of a Note pursuant to a Shelf Registration Statement that results in beneficial interests in such Note being reflected in the Exchange Global Note, if the Holder of a beneficial interest in the Restricted Global Note at any time wishes to exchange its interests in such Restricted Global Note for an interest in the Exchange Global Note, or to transfer its interest in such Restricted Global Note to a Person who wishes to take delivery thereof in the form of a beneficial interest in the Regulation S Global Note, such transfer or exchange, if not effected pursuant to Section 2.06(a), may be effected only in accordance with this clause (vi) and the Applicable Procedures. Upon receipt by the Registrar from the Transfer Agent of (A) instructions directing the Registrar to credit or cause to be credited an interest in the Exchange Global Note in a specified principal amount and to cause to be debited an interest in the Restricted Global Note in such specified principal amount, and (B) a certificate in the form of Exhibit C attached hereto given by the Holder of such beneficial interest stating that the transfer of such interest has been made in compliance with the transfer restrictions applicable to the Global Notes and (x) pursuant to and in accordance with Regulation S or (y) that the Note being transferred is being transferred in a transaction permitted by Rule 144, then the Registrar shall instruct the Depositary to reduce or cause to be reduced the principal amount of the Restricted Global Note and to increase or cause to be increased the principal amount of the Regulation S Global Note by the aggregate principal amount of the interest in the Restricted Global Note to be exchanged or transferred in accordance with the Applicable Procedures. Upon (A) delivery by a beneficial owner of an interest therein to Euroclear or Clearstream (as the case may be) of a written certification substantially in the form of Exhibit E-1 hereto, and (B) delivery by the transferee of such interest to Euroclear or Clearstream (as the case may be) of a written certification substantially in the form of Exhibit E-2 hereto, then Euroclear or Clearstream, as the case may be, shall reflect on its records of the transfer of a beneficial interest in the Temporary Regulation S Global Note from the beneficial owner providing the certification provided in (A) above to the Person providing the certification provided in (B) above.

(vii) Temporary Regulation S Global Note to Exchange Global Note. Following the earlier of the consummation of the Exchange Offer or the transfer of a Note pursuant to a Shelf Registration Statement that results in beneficial interest in such Note being reflected in the Exchange Global Note, if the Holder of a beneficial interest in the Temporary Regulation S Global Note at any time, on or after the termination of the Restricted Period in respect of such Note, wishes to exchange its interest in such Temporary Regulation S Global Note for an interest in the Exchange Regulation S Global Note, or to transfer its interest in such Temporary Regulation S Global Note to a Person who wishes to take delivery thereof in the form of a beneficial interest in the Exchange Regulation S Global Note, such transfer or exchange, if not effected pursuant to an Exchange Offer or a Shelf Registration Statement in accordance with Section 2.06(a), may be effected only in accordance with this clause (vii) and the Applicable Procedures. Upon (A) delivery by a beneficial owner of an interest therein to Euroclear or Clearstream (as the case may be) of a written certification substantially in the form of Exhibit E-1 hereto, and (B) delivery by Euroclear or Clearstream to the Trustee and Transfer Agent of a written certification substantially in the form attached hereto as Exhibit F to the extent needed, and (C) receipt by the Trustee, as Registrar, from the Transfer Agent of the written certification described in (B) and of instructions directing the Trustee, as Registrar, to credit or cause to be credited an interest in the Exchange Regulation S Global Note in a specified principal amount and to cause to be debited an interest in the Temporary Regulation S Global Note in such specified principal amount, then the Registrar shall instruct the Depositary to reduce or cause to be reduced the principal amount of the Temporary Regulation S Global Note and to increase or cause to be increased the principal amount of the Exchange Regulation S Global Note by the aggregate principal amount of the beneficial interest in such Temporary Regulation S Global Note to be so exchanged or transferred, and to credit or cause to be credited to the account of the Person specified in such instructions a beneficial interest in the Regulation S Global Note having a principal amount equal to the principal amount by which the amount of the Temporary Regulation S Global Note was reduced upon such exchange or transfer.

(viii) If the Holder of a beneficial interest in the Global Note at any time wishes to transfer its interest in such Temporary Regulation S Global Note to a Person who wishes to take delivery thereof in the form of a beneficial interest in the Global Note, such transfer or exchange may be effected only in accordance with this clause (viii) and the Applicable Procedures. Upon (A) delivery by a beneficial owner of an interest therein to Euroclear or Clearstream (as the case may be) of a written certification substantially in the form of Exhibit E-1 hereto, and (B) delivery by the transferee of such interest to Euroclear or Clearstream (as the case may be) of a written certification substantially in the form of Exhibit E-2 hereto, then Euroclear or Clearstream, as the case may be, shall reflect on its records the transfer of a beneficial interest in the Regulation S Global Note from the beneficial owner providing the certification provided in (A) above to the Person providing the certification provided in (B) above.

(c) Except in connection with an Exchange Offer or a Shelf Registration Statement contemplated by and in accordance with the terms of the Registration Rights Agreement, if Notes are issued upon the transfer, exchange or replacement of Notes bearing the restricted Notes legends set forth in Exhibit A hereto, the Notes so issued shall bear the restricted Notes legends. Any request to remove such restricted Notes legends from Notes will be honored so long as there is delivered to the Company and the Trustee such satisfactory evidence, which may include an Opinion of Counsel, as may be reasonably required by the Company or the Trustee, that neither the legend nor the restrictions on transfer set forth therein are required to ensure that transfers thereof comply with the provisions of Rule 144A or Rule 144 under the Securities Act. Upon provision of such satisfactory evidence, the Trustee, at the direction of the Company, shall authenticate and deliver Notes that do not bear the legend.

(d) The Trustee shall have no responsibility for any actions taken or not taken by the Depositary, Euroclear or Clearstream, as the case may be.

(e) The Trustee shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under applicable law with respect to any transfer of any interest in any Notes (including any transfers between or among the Depositary’s participants or beneficial owners of interests in any Global Note) other than to require delivery of such certificates and other documentation, including delivery of Opinions of Counsel, as is expressly required by, and to do so if and when expressly required by, the terms of this Indenture and to examine the same to determine substantial compliance as to form with the express requirements hereof.

(f) Issuances and cancellations of Global Notes may be made by adjustments to the schedule of increases and decreases to such Global Note in accordance with the Applicable Procedures.

SECTION 2.07. Replacement Notes. If a mutilated certificated Note is surrendered to the Registrar or if the Holder claims that the Note has been lost, destroyed or wrongfully taken, the Company shall issue and the Trustee shall authenticate a replacement Note in such form as the Note mutilated, lost, destroyed or wrongfully taken if the Holder satisfies any other reasonable requirements of the Trustee or the Company. If required by the Trustee or the Company, such Holder shall furnish an indemnity or indemnity bond sufficient in the judgment of the Company and the Trustee to protect the Company, the Trustee, the Paying Agent, the Transfer Agent, the Registrar and any co-Registrar, and any authenticating agent from any loss that any of them may suffer if a Note is replaced. The Company and the Trustee may charge the Holder for their expenses in replacing a Note.

Every replacement Note shall be an additional obligation of the Company.

SECTION 2.08. Outstanding Notes. Notes outstanding at any time are all Notes that have been authenticated by the Trustee except for (a) those cancelled by it, (b) those delivered to it for cancellation, (c) to the extent set forth in Sections 8.01, 8.02 or 8.03 hereof, on or after the date on which the conditions set forth in Section 8.01, 8.02 or 8.03 hereof have been satisfied, those Notes theretofore authenticated and delivered by the Trustee hereunder and (d) those described in this Section 2.08 as not outstanding. A Note does not cease to be outstanding because the Company or an Affiliate of the Company holds the Note.

If a Note is replaced pursuant to Section 2.07, it ceases to be outstanding unless the Trustee and the Company receive proof satisfactory to them that the Note which has been replaced is held by a bona fide purchaser in whose hands such Note is a legal, valid and binding obligation of the Company.

If the Paying Agent segregates and holds in trust, in accordance with this Indenture, on a Redemption Date or maturity date money sufficient to pay all principal, premium, if any, interest payable on that date with respect to the Notes (or portions thereof) to be redeemed or maturing, as the case may be, and the Paying Agent is not prohibited from paying such money to the Holders on that date pursuant to the terms of this Indenture, then on and after that date such Notes (or portions thereof) cease to be outstanding and interest on them ceases to accrue.

SECTION 2.09. Notes Held by the Company. In determining whether the Holders of the required principal amount of Notes have concurred in any declaration of acceleration or notice of default or direction, waiver or consent or any amendment, modification or other change to this Indenture, Notes owned by the Company or by an Affiliate of the

Company shall be disregarded and treated as if they were not outstanding, except that for the purposes of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent or any amendment, modification or other change to this Indenture, only Notes as to which a Responsible Officer of the Trustee has actually received an Officers’ Certificate stating that such Notes are so owned shall be so disregarded. Notes so owned which have been pledged in good faith shall not be disregarded if the pledgee establishes to the satisfaction of the Trustee the pledgee’s right so to act with respect to the Notes and that the pledgee is not the Company or an Affiliate of the Company.

SECTION 2.10. Certificated Notes.

(a) A Global Note deposited with the Depositary or DTC Custodian pursuant to Section 2.01 shall be transferred to the beneficial owners thereof in the form of certificated Notes only if such transfer complies with Section 2.06 and (i) the Depositary notifies the Company that it is unwilling or unable to continue as the Depositary for such Global Note, (ii) if at any time the Depositary ceases to be a “clearing agency” registered under the Exchange Act and a successor depositary is not appointed by The Company within 90 days of such notice, or (iii) an Event of Default, or an event which after notice or lapse of time or both would be an Event of Default, has occurred and is continuing with respect to the Notes and the Depositary requests the issuance of certificated Notes. Notice of any such transfer shall be given by the Company in accordance with the provisions of Section 14.02(a).

(b) Any Global Note that is transferable to the beneficial owners thereof in the form of certificated Notes pursuant to this Section 2.10 shall be surrendered by the Depositary to the Transfer Agent, to be so transferred, in whole or from time to time in part, without charge, the Company shall execute and deliver to the Trustee, and the Trustee shall authenticate and deliver, upon such transfer of each portion of such Global Note, an equal aggregate principal amount at maturity of Notes of authorized denominations in the form of certificated Notes. Any portion of a Global Note transferred or exchanged pursuant to this Section 2.10 shall be executed, authenticated and delivered only in registered form in denominations of $2,000 and any integral multiples of $1,000 in excess thereof and registered in such names as the Depositary shall direct. Subject to the foregoing, a Global Note is not exchangeable except for a Global Note of like denomination to be registered in the name of the Depositary or its nominee. In the event that a Global Note becomes exchangeable for certificated Notes, payment of principal, premium, if any, and interest on the certificated Notes will be payable, and the transfer of the certificated Notes will be registrable, at the office or agency of the Company maintained for such purposes in accordance with Section 2.03. Such certificated Notes shall bear the applicable legends set forth in Exhibit A hereto.

(c) In the event of the occurrence of any of the events specified in Section 2.10, the Company will promptly make available to the Trustee a reasonable and sufficient supply of certificated Notes in definitive, fully registered form without interest coupons.

SECTION 2.11. Cancellation. The Company at any time may deliver Notes to the Trustee for cancellation. The Registrar and the Paying Agent shall forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment. The Trustee, in accordance with its customary procedures, and no one else shall cancel (subject to the record retention requirements of the Exchange Act and the Trustee’s retention policy) all Notes surrendered for registration of transfer, exchange, payment or cancellation and dispose of such cancelled Notes in its customary manner. Except as otherwise provided in this Indenture the Company may not issue new Notes to replace Notes it has redeemed, paid or delivered to the Trustee for cancellation.

SECTION 2.12. Defaulted Interest. Any interest on any Note that is payable, but is not punctually paid or duly provided for, on the dates and in the manner provided in the Notes and this Indenture (all such interest herein called “Defaulted Interest”) shall forthwith cease to be payable to the Holder on the relevant Record Date by virtue of having been such Holder, and such Defaulted Interest may be paid by the Company, at their election in each case, as provided in clause (a) or (b) below:

(a) The Company may elect to make payment of any Defaulted Interest to the Persons in whose names the Notes are registered at the close of business on a special Record Date for the payment of such Defaulted Interest, which shall be fixed in the following manner. The Company shall notify the Trustee in writing of the amount of Defaulted Interest proposed to be paid on each Note and the date of the proposed payment, and at the same time the Company may deposit with the Trustee an amount of money equal to the aggregate amount proposed to be paid in respect of such Defaulted Interest; or shall make arrangements satisfactory to the Trustee for such deposit prior to the date of the proposed payment, such money when deposited to be held in trust for the benefit of the Persons entitled to such Defaulted Interest as in this clause provided. In addition, the Company shall fix a special Record Date for the payment of such Defaulted Interest, such date to be not more than 15 days and not less than 10 days prior to the proposed payment date and not less than 15 days after the receipt by the Trustee of the notice of the proposed payment date. The Company shall promptly but, in any event, not less than 15 days prior to the special Record Date, notify the Trustee in writing of such special Record Date and, in the name and at the expense of the Company, the Trustee shall cause notice of the proposed payment date of such Defaulted Interest and the special Record Date therefor to be mailed first-class, postage prepaid to each Holder as such Holder’s address appears in the Security Register, not less than 10 days prior to such special Record Date. Notice of the proposed payment date of such Defaulted Interest and the special Record Date therefor having been so mailed, such Defaulted Interest shall be paid to the Persons in whose names the Notes are registered at the close of business on such special Record Date and shall no longer be payable pursuant to clause (b) below.

(b) The Company may make payment of any Defaulted Interest on the Notes in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Notes may be listed, and upon such notice as may be required by such exchange, if, after notice given by the Company to the Trustee in writing of the proposed payment date pursuant to this clause, such manner of payment shall be deemed reasonably practicable.

Subject to the foregoing provisions of this Section 2.12, each Note delivered under this Indenture upon registration of transfer of or in exchange for or in lieu of any other Note shall carry the rights to interest accrued and unpaid, and to accrue, which were carried by such other Note.

SECTION 2.13. Computation of Interest. Interest on the Notes shall be computed on the basis of a 360-day year comprised of twelve 30-day months.

SECTION 2.14. CUSIP, ISIN and Common Code Numbers. The Company in issuing the Notes may use CUSIP, ISIN and Common Code numbers (if then generally in use), and, if so, the Trustee may use CUSIP, ISIN and Common Code numbers, as appropriate, in notices as a convenience to Holders; provided, however, that any such notice may state that no representation is made as to the correctness of such numbers or codes either as printed on the Notes or as contained in any notice and that reliance may be placed only on the other identification numbers printed on the Notes, and any such notice shall not be affected by any defect in or omission of such numbers. The Company will promptly notify the Trustee in writing of any change in the CUSIP, ISIN or Common Code numbers.

SECTION 2.15. Issuance of Additional Notes. The Company may, subject to Sections 4.06 and 4.07 of this Indenture, issue Additional Notes under this Indenture in accordance with the procedures of Section 2.02. The Original Notes issued on the date of this Indenture and any Additional Notes subsequently issued shall be treated as a single class for all purposes under this Indenture. Notwithstanding anything else in this Indenture to the contrary, at the Company’ option, Additional Notes may be issued with the same CUSIP number as the Initial Notes and without the restricted Notes legends set forth in Exhibit A hereto; provided that the Company have furnished an Opinion of Counsel to the Trustee confirming that such issuance would not conflict with federal and state securities laws and the rules and regulations of the SEC.

ARTICLE III

REDEMPTION; OFFERS TO PURCHASE

SECTION 3.01. Optional Redemption. At any time prior to December 15, 2016, the Company may redeem the Notes, in whole or in part, on not less than 30 nor more than 60 days’ prior notice, by paying a Redemption Price equal to 100% of the principal amount of the Notes to be redeemed plus the Applicable Premium as of, and accrued and unpaid interest, if any, to, the applicable Redemption Date (subject to the right of Holders of record on the relevant Record Date to receive interest due on the relevant interest payment date).

At any time and from time to time on or after December 15, 2016, the Company may redeem the Notes, in whole or in part and from time to time, at a Redemption Price equal to the percentage of principal amount set forth below plus accrued and unpaid interest to the Redemption Date (subject to the right of Holders of record on the relevant Record Date to receive interest due on the relevant interest payment date):

12-Month Period Commencing December 15 in Year	Percentage
2016	105.875%
2017	102.938%
2018 and thereafter	100.000%

At any time and from time to time prior to December 15, 2015, the Company may redeem on not less 30 nor more than 60 days’ prior notice the Notes with the net cash proceeds received by the Company from one or more Equity Offerings at a Redemption Price equal to 111.750% of the principal amount plus accrued and unpaid interest to the Redemption Date (subject to the right of Holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date), in an aggregate principal amount for all such redemptions not to exceed 35% of the original aggregate principal amount of the Notes, including Additional Notes; provided that:

(a) in each case, the redemption takes place not later than 90 days after the closing of the related Equity Offering, and

(b) not less than 65% of the aggregate principal amount of the Notes originally issued under the Indenture (including any Additional Notes) remains outstanding immediately thereafter.

Any redemption pursuant to this Section 3.01 shall be made pursuant to the provisions of this Article III.

SECTION 3.02. Repurchase Offers. In the event that, pursuant to Section 4.09 or Section 4.11 hereof, the Company shall be required to commence an “Offer to Purchase,” they shall follow the procedures specified below.

The Offer to Purchase shall remain open for a specified period in accordance with applicable law (the “Offer Period”). No later than five Business Days after the termination of the Offer Period (the “Purchase Date”), the Company shall purchase the principal amount of Notes required to be purchased pursuant to Section 4.09 or Section 4.11 hereof (the “Offer Amount”) or, if less than the Offer Amount has been tendered, all Notes tendered in response to the Offer to Purchase.

If the Purchase Date is on or after an interest Record Date and on or before the related Interest Payment Date, any accrued and unpaid interest shall be paid to the Person in whose name a Note is registered at the close of business on such Record Date, and no additional interest shall be payable to Holders who tender Notes pursuant to the Offer to Purchase.

Upon commencement of an Offer to Purchase, the Company shall send, by first class mail, a written notice to the Trustee, the Paying Agent and each of the Holders. The notice shall contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Offer to Purchase. The Offer to Purchase shall be made to all Holders. The notice, which shall govern the terms of the Offer to Purchase, shall state:

(a) the principal amount of Notes subject to the offer and the purchase price;

(b) an expiration date (the “expiration date”) not less than 30 days or more than 60 days after the date of the offer;

(c) a settlement date for purchase (the “purchase date”) not more than five Business Days after the expiration date;

(d) information concerning the business of the Company and its Subsidiaries and the circumstances surrounding such Offer to Purchase which the Company in good faith believes will enable the Holders to make an informed decision with respect to the Offer to Purchase; and

(e) instructions and materials necessary to enable Holders to tender Notes pursuant to the offer.

A Holder may tender all or any portion of its Notes pursuant to an Offer to Purchase, subject to the requirement that any portion of a Note tendered must be in a multiple of $1,000 principal amount and in a minimum of $2,000 principal amount. Holders are entitled to withdraw Notes tendered up to the close of business on the expiration date. On the purchase date the purchase price shall become due and payable on each Note accepted for purchase pursuant to the Offer to Purchase, and interest on Notes purchased shall cease to accrue on and after the purchase date.

On or before the Purchase Date, the Company shall, to the extent lawful, accept for payment, on a pro rata basis to the extent necessary, the Offer Amount of Notes or portions thereof tendered pursuant to the Offer to Purchase, or if less than the Offer Amount has been tendered, all Notes tendered, deposit with the Paying Agent an amount equal to the Offer Amount in respect of all Notes or portions of Notes properly tendered and shall deliver to the Trustee and the Paying Agent an Officers’ Certificate stating that such Notes or portions thereof were accepted for payment by the Company in accordance with the terms of this Section 3.02. If the Offer to Purchase is for less than all of the outstanding Notes and Notes in an aggregate principal amount in excess of the purchase amount are tendered and not withdrawn pursuant to the offer, the Company shall purchase Notes having an aggregate principal amount equal to the purchase amount on a pro rata basis, with adjustments so that only Notes in multiples of $1,000 principal amount (and in a minimum amount of $2,000) shall be purchased. The Paying Agent shall promptly (but in any case not later than five Business Days after the expiration of the Offer to Purchase) mail or deliver to each tendering Holder an amount equal to the purchase price of the Notes tendered by such Holder and accepted by the Company for purchase, and the Company shall promptly issue a new Note, and the Trustee, upon written request from the Company shall authenticate and mail or deliver such new Note to such Holder, or adjust the balance of any Global Note, in a principal amount equal to any unpurchased portion of the Note surrendered upon cancellation of the original Note. Any Note not so accepted shall be promptly mailed or delivered by the Company to the Holder thereof. The Company shall publicly announce the results of the Offer to Purchase on the Purchase Date.

SECTION 3.03. Notices to Trustee. If the Company elects to redeem Notes pursuant to Section 3.01 hereof, they shall notify the Trustee in writing of the Redemption Date, the principal amount of Notes to be redeemed and the paragraph of the Notes pursuant to which the redemption will occur. If the Redemption Price is not known at the time such notice is to be given, the actual Redemption Price, calculated as described in the terms of the Notes, will be set forth in an Officer’s Certificate delivered to the Trustee no later than two Business Days prior to the Redemption Date.

The Company shall give each notice to the Trustee provided for in this Section 3.03 in writing at least 45 days before the Redemption Date unless the Trustee consents to a shorter period. Such notice shall be accompanied by an Officers’ Certificate from the Company to the effect that such redemption will comply with the conditions herein. If fewer than all the Notes are to be redeemed, the Record Date relating to such redemption shall be selected by the Company and given to the Trustee, which Record Date shall be not less than 15 days after the date of notice to the Trustee.

Except as otherwise provided herein, no notice or communication to the Trustee shall be deemed effectively given unless it is actually received by a Responsible Officer.

SECTION 3.04. Selection of Notes to be Redeemed. If fewer than all of the Notes are being redeemed, the Trustee shall select the Notes to be redeemed with respect to the Global Notes, by lot or by such other method as may be required by DTC and otherwise, pro rata, or by any other method the Trustee in its sole discretion deems fair and appropriate, in denominations of $2,000 principal amount and multiples of $1,000 above that amount. The Trustee shall promptly notify the Company in writing of the Notes selected for redemption and, in the case of any Notes selected for partial redemption, the principal amount thereof to be redeemed. Upon surrender of any Note redeemed in part, the Holder of such Note shall receive a new Note equal in principal amount to the unredeemed portion of the surrendered Note. Once notice of redemption is sent to the Holders, Notes called for redemption become due and payable at the Redemption Price on the Redemption Date, and, commencing on the Redemption Date, Notes redeemed will cease to accrue interest.

SECTION 3.05. Notice of Redemption. (a) At least 30 days but not more than 60 days before a date for redemption of Notes, the Company shall deliver a notice of redemption to each Holder to be redeemed and shall comply with the provisions of Section 12.02(b).

(b) The notice shall identify the Notes to be redeemed (including CUSIP, ISIN and Common Code numbers) and shall state:

(i) the Redemption Date;

(ii) the Redemption Price and the amount of accrued interest, if any to be paid;

(iii) the name and address of the Paying Agent;

(iv) that Notes called for redemption must be surrendered to the Paying Agent to collect the Redemption Price plus accrued interest, if any;

(v) that, if any Note is being redeemed in part, the portion of the principal amount (equal to $1,000 in principal amount or any integral multiple thereof) of such Note to be redeemed and that, on and after the Redemption Date, upon surrender of such Note, a new Note or Notes in principal amount equal to the unredeemed portion thereof will be reissued;

(vi) that, if any Note contains a CUSIP, ISIN or Common Code number, no representation is being made as to the correctness of such CUSIP, ISIN or Common Code number either as printed on the Notes or as contained in the notice of redemption and that reliance may be placed only on the other identification numbers printed on the Notes;

(vii) that, unless the Company defaults in making such redemption payment, interest on the Notes (or portion thereof) called for redemption shall cease to accrue on and after the Redemption Date; and

(viii) the paragraph of the Notes and/or Section of this Indenture pursuant to which the Notes called for redemption are being redeemed.

At the Company’s written request made at least five Business Days (or such shorter period as is acceptable to the Trustee) prior to the date on which notice is to be given, the Trustee may give a notice of redemption in the Company’s name and at the Company’s expense. In such event, the Company shall provide the Trustee with the notice and the other information required by this Section 3.05.

SECTION 3.06. Effect of Notice of Redemption. Once a notice of redemption is mailed, Notes called for redemption become due and payable on the Redemption Date and at the Redemption Price stated in the notice. A notice of redemption may not be conditional. Upon surrender of any Notes to the Paying Agent, such Notes shall be paid at the Redemption Price stated in the notice, plus accrued interest, if any, to the Redemption Date. In any event, failure to give such notice, or any defect therein, shall not effect the validity of the proceedings for the redemption of Notes held by Holders to whom such notice was properly given.

Notice of redemption shall be deemed to be given when mailed, whether or not the Holder receives the notice. In any event, failure to give such notice, or any defect therein, shall not affect the validity of the proceedings for the redemption of Notes held by Holders to whom such notice was properly given.

SECTION 3.07. Deposit of Redemption Price. On or prior to 11:00 a.m. New York City time on any Redemption Date, the Company shall deposit or cause to be deposited with the Paying Agent a sum in immediately available funds sufficient to pay the Redemption Price of and accrued interest (including Additional Interest, if any) on all Notes to be redeemed on that date other than Notes or portions of Notes called for redemption that have previously been delivered by the Company to the Trustee for cancellation. The Paying Agent shall return to the Company any money so deposited that is not required for that purpose.

SECTION 3.08. Payment of Notes Called for Redemption. If notice of redemption has been given in the manner provided above, the Notes or portion of Notes specified in such notice to be redeemed shall become due and payable on the Redemption Date at the Redemption Price stated therein, together with accrued interest (including Additional Interest, if any) to such Redemption Date, and on and after such date (unless the Company shall default in the payment of such Notes at the Redemption Price and accrued interest to the Redemption Date, in which case the principal, until paid, shall bear interest from the Redemption Date at the rate prescribed in the Notes), such Notes shall cease to accrue interest. Upon surrender of any Note for redemption in accordance with a notice of redemption, such Note shall be paid and redeemed by the Company at the Redemption Price, together with accrued interest, if any, to the Redemption Date; provided, however, that installments of interest whose Stated Maturity is on or prior to the Redemption Date shall be payable to the Holders registered as such at the close of business on the relevant Record Date.

SECTION 3.09. Notes Redeemed in Part. (a) Upon surrender of a Global Note that is redeemed in part, the Paying Agent shall forward such Global Note to the Trustee who shall make a notation on the Security Register to reduce the principal amount of such Global Note to an amount equal to the unredeemed portion of the Global Note surrendered; provided, however, that each such Global Note shall be in a principal amount at final Stated Maturity of $2,000 or an integral multiple of $1,000 in excess thereof.

(b) Upon surrender and cancellation of a certificated Note that is redeemed in part, the Company shall execute and the Trustee shall authenticate for the Holder (at the Company’s expense) a new Note equal in principal amount to the unredeemed portion of the Note surrendered and canceled; provided, however, that each such certificated Note shall be in a principal amount at final Stated Maturity of $2,000 or an integral multiple of $1,000 in excess thereof.

ARTICLE IV

COVENANTS

SECTION 4.01. Payment of Notes. The Company and each of the Guarantors covenants and agrees for the benefit of the Holders that it shall duly and punctually pay the principal of, premium, if any, and interest on the Notes on the dates and in the manner provided in the Notes and in this Indenture. Principal, premium, if any, and interest shall be considered paid on the date due if on such date the Company shall have, prior to 11:00 a.m., New York City time, on each such due date on any of the Notes, deposit with the Paying Agent (other than the Company or any of its Affiliates) in immediately available funds a sum sufficient to pay the principal (and premium, if any) or interest so becoming due, in accordance with this Indenture and (unless such Paying Agent is the Trustee) the Company will promptly notify the Trustee in writing of its action or failure so to act. If the Company or any of its Affiliates act as Paying Agent, principal, premium, if any, and interest shall be considered paid on the due date if the entity acting as Paying Agent complies with Section 2.04.

The Company will cause the Paying Agent, other than the Trustee, to execute and deliver to the Trustee an instrument in which the Paying Agent shall agree with the Trustee, subject to the provisions of this Section, that the Paying Agent will:

(i) hold all sums held by it for the payment of the principal of (and premium, if any) or interest on the Notes in trust for the benefit of the Persons entitled thereto until such sums shall be paid to such Persons or otherwise disposed of as herein provided;

(ii) give the Trustee notice of any default by the Company (or any other obligor upon the Notes) in the making of any payment of principal (and premium, if any) or interest on the Notes; and

(iii) at any time during the continuance of any such default, upon the written request of the Trustee, forthwith pay to the Trustee all sums so held in trust by the Paying Agent.

Each of the Company or the Guarantors shall pay interest on overdue principal at the rate specified therefor in the Notes. The Company or the Guarantors shall pay interest on overdue installments of interest at the same rate to the extent lawful. The Company shall be responsible for making calculations called for under the Notes, including but not limited to the determination of the Redemption Price, premium, if any, and any Additional Interest or other amounts payable on the Notes. The Company will make the calculations in good faith and, absent manifest error, its calculations will be final and binding on the Holders. The Company will provide a schedule of its calculations to the Trustee when requested by the Trustee, and the Trustee is entitled to rely conclusively on the accuracy of the Company’s calculations without independent verification.

Except as the Company and the Trustee may otherwise agree, the Company shall promptly file with the Trustee following the end of each calendar year for which reporting on Form 1099 OID is required a written notice specifying the amount of original issue discount accrued on the outstanding Notes for the previous calendar year, including daily rates and accrual periods, and such other information relating to original issue discount as may be required under the Internal Revenue Code of 1986 and applicable regulations, as amended from time to time.

SECTION 4.02. Corporate Existence. Subject to Article V, the Company and each Restricted Subsidiary shall do or cause to be done all things necessary to preserve and keep in full force and effect their corporate, partnership, limited liability company or other existence and the rights (charter and statutory), licenses and franchises of the Company and each Restricted Subsidiary; provided, however, that the Company shall not be required to preserve any such right, licence or franchise if the Board of Directors of the Company shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Company and the Restricted Subsidiaries as a whole and that the loss thereof is not disadvantageous in any material respect to the Holders.

SECTION 4.03. Maintenance of Properties. The Company shall cause all properties owned by it or any of its Subsidiaries or used or held for use in the conduct of its business or the business of the Company or any of its Subsidiaries to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment and shall cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as, in the judgment of the Company, may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times; provided, however, that nothing in this Section 4.03 shall prevent the Company from discontinuing the maintenance of any such properties if such discontinuance is, in the judgment of the Company, desirable in the conduct of the business of the Company and its Subsidiaries as a whole and not disadvantageous in any material respect to the Holders.

SECTION 4.04. Insurance. The Company shall maintain, and shall cause its Subsidiaries to maintain, insurance with carriers believed by the Company to be responsible, against such risks and in such amounts, and with such deductibles, retentions, self-insured amounts and coinsurance provisions, as the Company believes are customarily carried by businesses similarly situated and owning like properties, including as appropriate general liability, property and casualty loss and interruption of business insurance.

SECTION 4.05. Statement as to Compliance. (a) The Company shall deliver to the Trustee, within 90 days after the end of each fiscal year, an Officers’ Certificate that need not comply with Section 14.05 stating that in the course of the performance by the signer of his or her duties as an Officer of the Company he or she would normally have knowledge of any Default and whether or not the signer knows of any Default that occurred during such period and if any specifying such Default, its status and what action the Company is taking or has proposed to take with respect thereto. For purposes of this Section 4.05(a), such compliance shall be determined without regard to any period of grace or requirement of notice under this Indenture.

The Company shall deliver to the Trustee an Officers’ Certificate at or promptly following the Issue Date and annually at or within one month following each anniversary of the Issue Date, beginning December 21, 2013, describing such insurance in reasonable detail, together with certificates from each insurer, and stating that such insurance complies with the terms of the Senior Secured Note Documents. The Company shall deliver to the Trustee a replacement certificate at or prior to the time any such insurance expires. If the Company at any time fails to maintain any such insurance, it shall give prompt written notice of such failure to the Trustee, describing such failure in reasonable detail.

The Company shall comply with TIA Section 314(a)(4). The Company’s delivery to the Trustee of the reports, information and documents required by TIA Section 314(a)(4) is for informational purposes only and the Trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Company’s compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officers’ Certificates).

(b) When any Default has occurred and is continuing under this Indenture, or if the trustee of, or the holder of, any other evidence of Indebtedness of the Company or any Subsidiary outstanding in a principal amount of $20,000,000 or more gives any notice stating that it is a notice of default or takes any other action to accelerate such Indebtedness or enforce any Note therefor, the Company shall deliver to the Trustee within five Business Days by registered or certified mail, nationally recognized overnight courier guaranteeing next day delivery, or facsimile transmission an Officers’ Certificate specifying such event, notice or other action, its status and what action the Company is taking or proposes to take with respect thereto.

SECTION 4.06. Limitation on Indebtedness or Preferred Stock.

(a) The Company will not, and will not cause or permit any of its Restricted Subsidiaries to Incur any Indebtedness, including Acquired Indebtedness, or permit any Restricted Subsidiary to Incur Preferred Stock, except that:

(i) the Company or any Guarantor may Incur Indebtedness, including Acquired Indebtedness, and

(ii) any Guarantor may Incur Preferred Stock,

if, at the time of and immediately after giving effect to the Incurrence thereof and the receipt and application of the proceeds therefrom, the Fixed Charge Coverage Ratio is not less than 2.0:1.0 (the “Fixed Charge Coverage Ratio Test”).

(b) Notwithstanding the foregoing, the Company and, to the extent provided below, any Restricted Subsidiary may Incur the following (“Permitted Indebtedness”):

(i) Indebtedness of the Company and the Guarantors pursuant to Credit Facilities; provided that the aggregate principal amount at any time outstanding does not exceed $50.0 million, less any permanent repayment thereof or permanent reduction in commitments required thereunder from the proceeds of one or more Asset Sales which are used to repay a Credit Facility pursuant to Section 4.09(3)(i) hereof;

(ii) Indebtedness of the Company and the Guarantors pursuant to (A) the Notes issued on the Issue Date and any Note Guarantee of the Notes (including additional Notes) and (B) any exchange Notes issued in exchange for Notes pursuant to the Registration Rights Agreement and any Note Guarantee of the exchange Notes;

(iii) (A) Indebtedness of the Company or any Restricted Subsidiary owed to the Company or any Restricted Subsidiary so long as such Indebtedness continues to be owed to the Company or a Restricted Subsidiary and which, if the obligor is the Company or a Guarantor and if the Indebtedness is owed to a non-Guarantor, is subordinated in right of payment to the Notes and (B) Preferred Stock of a Restricted Subsidiary so long as such Preferred Stock continues to be held by the Company or a Guarantor; provided that, at such time as any such outstanding Indebtedness or Preferred Stock ceases to be owed to or held by, as the case may be, the Company or a Restricted Subsidiary (or Guarantor, in the case of Preferred Stock), such Indebtedness or Preferred Stock will be deemed to be Incurred and not permitted by this Section 4.06(b)(iii);

(iv) Indebtedness (“Permitted Refinancing Indebtedness”) constituting an extension or renewal of, replacement of, or substitution for, or issued in exchange for, or the net proceeds of which are used to repay, redeem, repurchase, replace, refinance or refund, including by way of defeasance (all of the above, for purposes of this clause, “refinance”) then outstanding Indebtedness Incurred under Section 4.06(a) or Sections 4.06(b)(ii), (b)(iv), (b)(viii), (b)(xi) or (b)(xii) in an amount not to exceed the principal amount of the Indebtedness so refinanced, plus applicable premiums, fees and expenses incurred in connection with the repayment of such Indebtedness and the Incurrence of the Permitted Refinancing Indebtedness; provided that:

(A) in case the Notes are refinanced in part or the Indebtedness to be refinanced is pari passu with the Notes, the new Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which it is outstanding, is made pari passu with, or subordinated in right of payment to, the remaining Notes;

(B) in case the Indebtedness to be refinanced is subordinated in right of payment to the Notes, the new Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which it is outstanding, is made subordinate in right of payment to the Notes at least to the extent that the Indebtedness to be refinanced is subordinated to the Notes;

(C) such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being refinanced;

(D) in no event may Indebtedness of the Company or any Guarantor be refinanced pursuant to this clause by means of any Indebtedness of any Restricted Subsidiary that is not a Guarantor;

(v) Hedging Agreements of the Company or any Restricted Subsidiary entered into in the ordinary course of business and not for speculation;

(vi) Indebtedness of the Company or any Restricted Subsidiary in the form of bank guarantees, letters of credit and bankers’ acceptances (except to the extent issued under the Credit Agreement) and bid, performance, reclamation, statutory obligation, surety, appeal and performance bonds and other obligations of a like nature, in each case incurred in the ordinary course of business and not in connection with the borrowing of money or the obtaining of advances or credit;

(vii) Indebtedness arising from agreements of the Company or any Restricted Subsidiaries providing for indemnification, adjustment of purchase price, earnouts or similar obligations, in each case, incurred or assumed in connection with the acquisition or disposition of any business, assets or any Subsidiary;

(viii) Indebtedness of the Company or any Restricted Subsidiary outstanding on the Issue Date, other than the Notes;

(ix) Indebtedness of the Company or any Guarantor consisting of Guarantees of Indebtedness of the Company or any Guarantor otherwise permitted under this covenant; provided that if the Indebtedness Guaranteed is subordinated to the Notes, then such Guarantee will be subordinated to the Notes or the relevant Note Guarantee, as the case may be, to the same extent;

(x) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds or Indebtedness in respect of netting services, automatic clearinghouse arrangements, overdraft protections and similar arrangements in connection with deposit accounts, in each case in the ordinary course of business;

(xi) Acquired Indebtedness; provided that, after giving effect to such acquisition and the Incurrence of such Indebtedness, either (x) the Company would be permitted to Incur at least $1.00 of additional Indebtedness pursuant to clause (a) of the first paragraph of Section 4.06 hereof or (y) the Fixed Charge Coverage Ratio of the Company and its Restricted Subsidiaries would be equal to or greater than immediately prior to such acquisition,

(xii) Indebtedness of the Company or any Restricted Subsidiary Incurred to finance the acquisition, construction, development or improvement of any property or assets (but not any Person or entity) (including purchase money obligations and Capital Leases and any Indebtedness assumed in connection with the acquisition of any such property and assets or secured by a Lien on any such property and assets before the acquisition thereof); provided that the aggregate principal amount at any time outstanding of any Indebtedness Incurred under this Section 4.06(b)(xii), together with any Permitted Refinancing Indebtedness Incurred in respect thereof under Section 4.06(b)(iv), may not exceed $75.0 million;

(xiii) unsecured Indebtedness owed to an Affiliate that have been characterized as Indebtedness only solely because of the continuing involvement of the Company or a Restricted Subsidiary in mining related to such leases, in an aggregate amount not to exceed $30.0 million at any time outstanding; and

(xiv) unsecured Indebtedness of the Company or any Restricted Subsidiary Incurred on or after the Issue Date not otherwise permitted hereunder in an aggregate principal amount at any time outstanding not to exceed $25.0 million.

Notwithstanding any other provision of this Section 4.06, for purposes of determining compliance with Section 4.06, increases in Indebtedness solely due to fluctuations in the exchange rates of currencies will not be deemed to exceed the maximum amount that the Company or a Restricted Subsidiary may Incur under this Section 4.06. For purposes of determining compliance with any U.S. dollar-denominated restriction on the Incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was Incurred; provided that if such Indebtedness is Incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced. The principal amount of any Indebtedness Incurred to refinance other Indebtedness, if Incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing.

For purposes of determining compliance with this Section 4.06, in the event that an item of Indebtedness or Preferred Stock meets the criteria of more than one of the categories of Permitted Indebtedness described in clauses (i) through (xiv) of Section 4.06(b) or is entitled to be Incurred pursuant to Section 4.06(a) the Company shall, in its sole discretion, classify such item in any manner that complies with this Section 4.06, and such Indebtedness or Preferred Stock will be treated as having been Incurred pursuant to the clauses of Permitted Indebtedness or Section 4.06(a) hereof, as the case may be, designated by the Company, and from time to time may change the classification of an item of Indebtedness (or any portion thereof) to any other type of Indebtedness described in Section 4.06 at any time, including pursuant to clause (a); provided that Indebtedness under the Credit Agreement Incurred and outstanding on the Issue Date shall be deemed at all times to be incurred under Section 4.06(b)(i).

Accrual of interest or dividends, the accretion of accreted value, the accretion or amortization of original issue discount and the payment of interest or dividends in the form of additional Indebtedness or Preferred Stock of the same class will not be deemed to be an Incurrence of Indebtedness or Preferred Stock for purposes of this Section 4.06 but will be included in subsequent calculations of the amount of outstanding Indebtedness for purposes of Incurring future Indebtedness; provided that such accrual, accretion, amortization or payment is included in the calculation of Fixed Charges.

Neither the Company nor any Guarantor may Incur any Indebtedness that is subordinated in right of payment to other Indebtedness of the Company or the Guarantor, unless such Indebtedness is also subordinated in right of payment to the Notes or the relevant Note Guarantee on substantially identical terms.

SECTION 4.07. Limitation on Liens.

The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, Incur or permit to exist any Lien of any nature whatsoever on any of its properties or assets, whether owned at the Issue Date or thereafter acquired, to secure any Indebtedness other than Permitted Liens.

SECTION 4.08. Limitation on Restricted Payments.

(a) The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly (the payments and other actions described in the following clauses being collectively “Restricted Payments”):

(1) declare or pay any dividend or make any distribution on its Equity Interests (other than dividends or distributions paid in the Company’s Qualified Equity Interests) held by Persons other than the Company or any of its Restricted Subsidiaries;

(2) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Company) any Equity Interests of the Company held by Persons other than the Company or any of its Restricted Subsidiaries;

(3) repay, redeem, repurchase, defease or otherwise acquire or retire for value, or make any payment on or with respect to, any Subordinated Indebtedness (other than a payment of interest or principal at Stated Maturity thereof or the purchase, repurchase or other acquisition of any Subordinated Indebtedness purchased in anticipation of satisfying a scheduled maturity, sinking fund or amortization or other installment obligation, in each case due within one year of the date of acquisition or any Subordinated Indebtedness Incurred pursuant to Section 4.06(b)(iii); or

(4) make any Restricted Investment;

unless, at the time of, and after giving effect to, the proposed Restricted Payment:

(i) no Default has occurred and is continuing,

(ii) the Company could Incur at least $1.00 of Indebtedness under the Fixed Charge Coverage Ratio Test, and

(iii) the aggregate amount expended for all Restricted Payments made on or after the Issue Date would not, subject to Section 4.08(c), exceed the sum of:

(A) 50% of the aggregate amount of the Consolidated Net Income (or, if the Consolidated Net Income is a loss, minus 100% of the amount of the loss) accrued on a cumulative basis during the period, taken as one accounting period, beginning on January 1, 2013 and ending on the last day of the Company’s most recently completed fiscal quarter for which internal financial statements are available; plus

(B) subject to Section 4.08(c), the aggregate net cash proceeds, received by the Company (other than from a Subsidiary) on or after the Issue Date:

(1) from the issuance and sale of its Qualified Equity Interests, including by way of issuance of its Disqualified Equity Interests or Indebtedness to the extent since converted into Qualified Equity Interests of the Company, or

(2) as a contribution to its common equity; plus

(C) to the extent that any Restricted Investment that was made after the Issue Date is sold for cash or otherwise liquidated or repaid for cash, the lesser of:

(1) the cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any), and

(2) the initial amount of such Restricted Investment; plus

(D) to the extent that any Unrestricted Subsidiary of the Company designated as such after the Issue Date is redesignated as a Restricted Subsidiary after the Issue Date, the lesser of:

(1) the Fair Market Value of the Company’s Investment in such Subsidiary as of the date of such redesignation, and

(2) such Fair Market Value as of the date on which such Subsidiary was originally designated as an Unrestricted Subsidiary after the Issue Date.

The amount of any Restricted Payment, if other than in cash, will be the Fair Market Value of the assets or securities proposed to be transferred or issued to or by the Company or such Restricted Subsidiary, as the case may be.

(b) The foregoing will not prohibit:

(i) the payment of any dividend or distribution or consummation of an irrevocable redemption within 60 days after the date of declaration thereof if, at the date of declaration, such payment would otherwise be permitted under this Indenture;

(ii) dividends or distributions by a Restricted Subsidiary payable, on a pro rata basis or on a basis more favorable to the Company, to all holders of any class of Equity Interests of such Restricted Subsidiary a majority of which is held, directly or indirectly through Restricted Subsidiaries, by the Company;

(iii) the repayment, redemption, repurchase, defeasance or other acquisition or retirement for value of Subordinated Indebtedness with the proceeds of, or in exchange for, Permitted Refinancing Indebtedness;

(iv) the purchase, redemption or other acquisition or retirement for value of Equity Interests of the Company in exchange for, or out of the proceeds of a substantially concurrent offering (with any offering within 60 days deemed as substantially concurrent) of, Qualified Equity Interests of the Company or of a contribution to the common equity of the Company;

(v) the repayment, redemption, repurchase, defeasance or other acquisition or retirement of Subordinated Indebtedness of the Company or any Guarantor in exchange for, or out of the proceeds of, a cash contribution to the capital of the Company or a substantially concurrent offering (with any offering within 60 days deemed as substantially concurrent) of, Qualified Equity Interests of the Company;

(vi) amounts paid for the purchase, redemption or other acquisition or retirement for value of Equity Interests of the Company or any of its Restricted Subsidiaries held by current or former officers, directors or employees (or their estates or beneficiaries under their estates or the applicable agreements or employee benefit plans), of the Company or any of its Restricted Subsidiaries pursuant to any agreement or employee benefit plan under which the Equity Interests were issued; provided that the aggregate consideration paid therefor in any 12-month period after the Issue Date does not exceed an aggregate amount of $5.0 million (with unused amounts in any 12-month period being permitted to carry over for the succeeding 12-month period); provided further that such amount in any 12-month period may be increased in an amount not to exceed the cash proceeds of key man life insurance policies received by the Company and its Restricted Subsidiaries subsequent to the Issue Date not already applied to make repurchases pursuant to this Section 4.08(b)(vi);

(vii) the repayment, redemption, repurchase, defeasance or other acquisition or retirement for value of any Subordinated Indebtedness or Disqualified Stock at a purchase price not greater than 101% of the principal amount thereof or liquidation preference in the event of (x) a change of control pursuant to a provision no more favorable to the holders thereof than Section 4.11 hereof or (y) an asset sale pursuant to a provision no more favorable to the holders thereof than Section 4.09 hereof; provided that, in each case, prior to the repurchase the Company has made an Offer to Purchase and repurchased all Notes issued under this Indenture that were validly tendered for payment in connection with the Offer to Purchase;

(viii) the repurchase of Capital Stock deemed to occur upon the exercise of options or warrants to the extent that such Capital Stock represents all or a portion of the exercise price thereof;

(ix) cash payments in lieu of the issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Capital Stock of the Company;

(x) dividends and distributions to holders of any class or series of Disqualified Stock or Preferred Stock of the Company or any of its Restricted Subsidiaries Incurred in accordance with Section 4.06; provided, however, that such dividends and distributions are included in Interest Expense;

(xi) the payment of dividends on the Company’s common Capital Stock of up to 6% per annum of the net cash proceeds received by the Company from any public equity offering of common Capital Stock of the Company; and

(xii) Restricted Payments not otherwise permitted hereby in an aggregate amount not to exceed $15.0 million.

provided that, in the case of clauses (vii) and (xii), no Default has occurred and is continuing or would occur as a result thereof.

(c) Proceeds of the issuance of Qualified Equity Interests will be included under Section 4.08(a)(iii) only to the extent they are not applied as described in 4.08(b)(iv) or (v). Restricted Payments permitted pursuant to Section 4.08(b)(ii), (iii), (iv), (v), (vii), (viii), (ix) and (x) will not be included in making the calculations under Section 4.08(a)(iii).

For purposes of determining compliance with this Section 4.08, in the event that a Restricted Payment permitted pursuant to this Section 4.08 or a Permitted Investment meets the criteria of more than one of the categories of Restricted Payment described in clauses (i) through (xii) of Section 4.08(b) or one or more clauses of the definition of Permitted Investments, the Company shall be permitted to classify such Restricted Payment or Permitted Investment on the date it is made, or later reclassify all or a portion of such Restricted Payment or Permitted Investment, in any manner that complies with this Section 4.08, and such Restricted Payment or Permitted Investment shall be treated as having been made pursuant to only one of such clauses of this Section 4.08 or of the definition of Permitted Investments. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment, less any amount paid, repaid, returned, distributed or otherwise received in cash in respect of such Investment.

SECTION 4.09. Limitation on Asset Sales. The Company will not, and will not permit any Restricted Subsidiary to, make any Asset Sale unless the following conditions are met:

(a) the Asset Sale is for at least Fair Market Value.

(b) at least 75% of the consideration received by the Company or its Restricted Subsidiaries consists of cash, Cash Equivalents or Additional Assets (provided that to the extent that the subject assets constituted Notes Priority Collateral, substantially all of such Additional Assets shall constitute Notes Priority Collateral);

For purposes of this clause (b), each of the following shall be considered cash or Cash Equivalents:

(i) the assumption by the purchaser of Indebtedness or other obligations or liabilities (as shown on the Company’s most recent balance sheet or in the footnotes thereto) (other than Subordinated Indebtedness or other obligations or liabilities subordinated in right of payment to the Notes) of the Company or a Restricted Subsidiary pursuant to operation of law or a customary novation agreement; and

(ii) instruments, notes, securities or other obligations received by the Company or such Restricted Subsidiary from the purchaser that are promptly, but in any event within 90 days of the closing, converted by the Company or such Restricted Subsidiary to cash or Cash Equivalents, to the extent of the cash or Cash Equivalents actually so received.

(c) Within 360 days after the receipt of any Net Cash Proceeds from an Asset Sale or any Net Loss Proceeds from an Event of Loss, the Net Cash Proceeds or Net Loss Proceeds, as applicable, may be used:

(i) to the extent such Net Cash Proceeds or Net Loss Proceeds, as applicable, constitute proceeds from ABL Priority Collateral, to repay permanently any Indebtedness under the Credit Agreement or any other Credit Facility that is secured by Liens on ABL Priority Collateral with the priority set forth in the Intercreditor Agreement then outstanding as required by the terms thereof;

(ii) to acquire (or enter into a legally binding agreement to acquire), all or substantially all of the assets of, or a majority of the Voting Stock of, a Permitted Business (or in the case of an Asset Sale of ABL Priority Collateral, to acquire additional Collateral); provided that to the extent such Net Cash Proceeds or Net Loss Proceeds are received in respect of Notes Priority Collateral, such Net Cash Proceeds or Net Loss Proceeds, as applicable, are applied to acquire assets substantially all of which constitute Notes Priority Collateral;

(iii) to make capital expenditures; provided that to the extent such Net Cash Proceeds or Net Loss Proceeds are received in respect of Notes Priority Collateral, such expenditures shall relate to Notes Priority Collateral; or

(iv) to invest the Net Cash Proceeds or Net Loss Proceeds (or enter into a legally binding agreement to invest) in Additional Assets; provided that to the extent such Net Cash Proceeds or Net Loss Proceeds are received in respect of Notes Priority Collateral, substantially all of such Additional Assets constitute Notes Priority Collateral.

A binding commitment to make an acquisition referred to in clause (ii) or (iv) shall be treated as a permitted application of the Net Cash Proceeds or Net Loss Proceeds from the date of such commitment; provided that (x) such investment is consummated within 180 days of the end of the 360-day period referred to in the first sentence of this clause (c), and (y) if such acquisition is not consummated within the period set forth in subclause (x) or such binding commitment is terminated, the Net Cash Proceeds or Net Loss Proceeds not so applied will be deemed to be Excess Proceeds (as defined below). For the avoidance of doubt, pending application thereof in accordance with this Section 4.09, the Company or any Restricted Subsidiary may use any Net Cash Proceeds from an Asset Sale or Net Loss Proceeds for general corporate purposes (including a reduction in borrowings under any revolving credit facility) prior to the end of the 360-day period referred to in the first sentence of this clause (c).

(d) The Net Cash Proceeds of an Asset Sale and any Net Loss Proceeds, as applicable, not applied pursuant to clause (c) within 360 days of receipt of Net Cash Proceeds, or Net Loss Proceeds, as applicable, constitute “Excess Proceeds.” Excess Proceeds of less than $15.0 million will be carried forward and accumulated. When the aggregate amount of the accumulated Excess Proceeds equals or exceeds such amount, the Company must, within 30 days, make an Offer to Purchase in accordance with the procedures set forth in Section 3.02 to all Holders of Notes equal to the accumulated Excess Proceeds. The purchase price for the Notes will be 100% of the principal amount plus accrued interest to the date of purchase. If the Offer to Purchase is for less than all of the outstanding Notes and Notes in an aggregate principal amount in excess of the purchase amount are tendered and not withdrawn pursuant to the offer, the Company will purchase Notes having an aggregate principal amount equal to the purchase amount on a pro rata basis, with adjustments so that only Notes in multiples of $1,000 principal amount (and in a minimum amount of $2,000) will be purchased. Upon completion of the Offer to Purchase, Excess Proceeds will be reset at zero, and any Excess Proceeds remaining after consummation of the Offer to Purchase may be used for any purpose not otherwise prohibited by the Indenture.

The Company shall determine in good faith whether, and to what extent, an Asset Sale or an Event of Loss is in respect of Notes Priority Collateral and to what extent the Net Cash Proceeds in respect of an Asset Sale or Net Loss Proceeds, as applicable, of Notes Priority Collateral are used to acquire or are invested in Notes Priority Collateral taking into account all relevant factors, including, without limitation, the existence of structurally senior claims against the Notes Priority Collateral and the assets of an entity whose Capital Stock is subject to such Asset Sale or acquired with such Net Cash Proceeds or is the subject of the Event of Loss.

The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the purchase of the Notes pursuant to an Offer to Purchase pursuant to this Section 4.09. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions in this Indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached their obligations under this Section 4.09 by virtue of such conflict or compliance.

SECTION 4.10. Limitation on Transactions with Affiliates.

(a) The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into, renew or extend any transaction or arrangement including the purchase, sale, lease or exchange of property or assets, or the rendering of any service with any Affiliate of the Company or any Restricted Subsidiary (a “Related Party Transaction”), unless the Related Party Transaction is on fair and reasonable terms that are not materially less favorable (as reasonably determined by the Company) to the Company or the relevant Restricted Subsidiary than those that could be obtained in a comparable arm’s-length transaction with a Person that is not an Affiliate of the Company.

(b) Any Related Party Transaction or series of Related Party Transactions with an aggregate value in excess of $10.0 million must be approved in advance by a majority of the Board of Directors who are disinterested in the subject matter of the transaction pursuant to a Board Resolution. Prior to entering into any Related Party Transaction or series of Related Party Transactions with an aggregate value in excess of $25.0 million, the Company must in addition obtain a favorable written opinion from a nationally recognized investment banking firm (or, with respect to transactions involving coal reserves or other mining-related assets, nationally recognized reserve engineers) as to the fairness of the transaction to the Company and its Restricted Subsidiaries from a financial point of view.

(c) The foregoing paragraphs do not apply to:

(i) any transaction between the Company and any of its Restricted Subsidiaries or between Restricted Subsidiaries of the Company;

(ii) the payment of reasonable and customary regular fees to directors of the Company who are not employees of the Company;

(iii) any Restricted Payments or Permitted Investments that do not violate the provisions of Section 4.08;

(iv) any issuance of Equity Interests (other than Disqualified Equity Interests) of the Company;

(v) loans or advances to officers, directors or employees of the Company in the ordinary course of business of the Company or its Restricted Subsidiaries or Guarantees in respect thereof or otherwise made on their behalf (including payment on such Guarantees) and only to the extent permitted by applicable law;

(vi) any employment, consulting, service or termination agreement, or reasonable and customary indemnification arrangements, entered into by the Company or any of its Restricted Subsidiaries with officers, employees or consultants of the Company or any of its Restricted Subsidiaries that are Affiliates of the Company and the payment of fees or compensation to such officers, employees or consultants (including amounts paid pursuant to employee benefit plans, employee stock option or similar plans) so long as such agreement has been entered into in the ordinary course of business;

(vii) transactions with a Person (other than an Unrestricted Subsidiary of the Company) that is an Affiliate solely because the Company, directly or through a Restricted Subsidiary, owns Equity Interests in such Person or owes Indebtedness to such Person; or

(viii) transactions arising under any contract, agreement, instrument or arrangement in effect on the Issue Date and described in the offering memorandum for the Notes issued on the Issue Date, including the Armstrong Resource Partners Lease Agreements, the Royalty Deferment and Option Agreement and the Credit and Collateral Support Fee, Indemnification and Right of First Refusal Agreement.

SECTION 4.11. Repurchase of Notes upon a Change of Control. (a) Not later than 30 days following a Change of Control, the Company shall make an Offer to Purchase for all outstanding Notes at a purchase price equal to 101% of the principal amount of the Notes plus accrued and unpaid interest to the date of purchase; provided, however, that notwithstanding the occurrence of a Change of Control, the Company will not be obligated to purchase the Notes pursuant to this Section 4.11 in the event that, prior to the requirement to commence the Offer to Purchase, the Company has sent the notice to exercise its right to redeem all the Notes under the terms of Section 3.01 and redeemed the Notes in accordance with such notice.

(b) An Offer to Purchase, for the purposes of this Section 4.11, shall be made in accordance with the procedures set forth in Section 3.02, except that if an Offer to Purchase sent pursuant to this Section 4.11 is sent prior to the occurrence of the Change of Control, it may be conditioned upon the consummation of the Change of Control.

The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the purchase of the Notes pursuant to an Offer to Purchase pursuant to this Section 4.11. To the extent that the provisions of any securities laws or regulations conflict with this Section 4.11, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligation under Section 4.011 by virtue of such conflict.

SECTION 4.12. Note Guarantees by Restricted Subsidiaries. (a) If (i) the Company creates or acquires a Wholly Owned Domestic Restricted Subsidiary after the Issue Date or (ii) any Restricted Subsidiary that is not a Guarantor Incurs or Guarantees any Indebtedness, the Company shall promptly notify the Trustee and such Restricted Subsidiary shall provide a Note Guarantee by executing a supplemental indenture substantially in the form of Exhibit G within 30 days of such creation, Acquisition, Incurrence or Guarantee; provided that any Disposition Subsidiary formed for the sole purpose of facilitating a disposition of coal reserves and/or interests in real property otherwise permitted under the Indenture shall not be required to become a Guarantor.

(b) Concurrently with the execution of any Note Guarantee required by the foregoing Section 4.12(a), the Company will cause each new Guarantor (i) to execute and deliver to the Trustee and the Collateral Agent amendments to the Security Documents, additional Security Documents and amendments or supplements to the Intercreditor Agreement (including, but not limited to, executing a joinder to the Security Agreement and a pledge supplement to the Pledge Agreement), and take such other action as may be necessary or advisable to grant to the Collateral Agent, for the benefit of the Holders, a perfected Lien in the assets (other than Excluded Assets) of such Guarantor to have such assets included as Collateral, (2) to take such other actions as are necessary to grant to the Collateral Agent for the benefit of the Holders a perfected Lien in the assets (other than Excluded Assets) of such new Guarantor, including the filing of Uniform Commercial Code financing statements in such jurisdiction as may be required by the Security Documents or by law, (3) to take such further action and execute and deliver such other documents as may be required to effectuate the foregoing and (4) deliver an Opinion of Counsel which covers the enforceability of the Note Guarantee (against the Company and applicable Guarantor) and additional Security Documents or documents relating to the Intercreditor Agreement entered into by the new Guarantor, satisfaction of all conditions precedent, compliance with this Indenture, the Security Documents and the Intercreditor Agreement and the grant and perfection of security interests.

SECTION 4.13. Limitation on Dividends and Other Payment Restrictions Affecting Restricted Subsidiaries.

(a) The Company will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Restricted Subsidiary to:

(i) pay dividends or make any other distributions on its Equity Interests to the Company or any Restricted Subsidiary;

(ii) pay any Indebtedness owed to the Company or any other Restricted Subsidiary;

(iii) make loans or advances to the Company or any other Restricted Subsidiary; or

(iv) sell, lease or transfer any of its property or assets to the Company or any other Restricted Subsidiary.

(b) The provisions of Section 4.11(a) do not apply to any encumbrances or restrictions:

(i) existing on the Issue Date in the Credit Agreement or any other agreements in effect on the Issue Date, and any amendments, modifications, restatements, extensions, renewals, replacements or refinancings of any of the foregoing; provided that the encumbrances and restrictions in the amendment, modification, restatement, extension, renewal, replacement or refinancing are, taken as a whole, in the good faith judgment of the Company, no less favorable in any material respect to the noteholders than the encumbrances or restrictions being amended, modified, restated, extended, renewed, replaced or refinanced;

(ii) existing pursuant to the Indenture, the Notes or the Note Guarantees;

(iii) existing under or by reason of applicable law, rule, regulation or order;

(iv) existing under any agreements or other instruments of, or with respect to, any Person, or the property or assets of any Person, at the time the Person is acquired by the Company or any Restricted Subsidiary, which encumbrances or restrictions are referred to in Section 4.14(a)(iv): (a) are not applicable to any other Person or the property or assets of any other Person and (b) were not put in place in anticipation of such event and any amendments, modifications, restatements, extensions, renewals, replacements or refinancings of any of the foregoing, provided that the encumbrances and restrictions in the amendment, modification, restatement, extension, renewal, replacement or refinancing are, taken as a whole, in the good faith judgment of the Company, no less favorable in any material respect to the noteholders than the encumbrances or restrictions being amended, modified, restated, extended, renewed, replaced or refinanced;

(v) of the type described in Section 4.14(a)(iv) arising or agreed to in the ordinary course of business that restrict in a customary manner the subletting, assignment or transfer of any property or asset that is subject to a lease, license, conveyance or similar contract, including with respect to intellectual property, (b) that restrict in a customary manner, pursuant to provisions in partnership agreements, limited liability company organizational governance documents, joint venture agreements and other similar agreements, the transfer of ownership interests in, or assets of, such partnership, limited liability company, joint venture or similar Person or (c) by virtue of any Lien on, or agreement to transfer, option or similar right with respect to any property or assets of, the Company or any Restricted Subsidiary permitted under this Indenture;

(vi) with respect to a Restricted Subsidiary and imposed pursuant to an agreement that has been entered into for the sale or disposition of the Capital Stock of, or property and assets of, the Restricted Subsidiary pending closing of such sale or disposition that is permitted by this Indenture;

(vii) existing pursuant to Permitted Refinancing Indebtedness; provided that the encumbrances and restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are, taken as a whole, no less favorable in any material respect to the noteholders than those contained in the agreements governing the Indebtedness being refinanced;

(viii) consisting of restrictions on cash or other deposits or net worth imposed by customers or suppliers or required by insurance surety bonding companies, in each case, in the ordinary course of business;

(ix) existing pursuant to purchase money obligations and Capital Leases or operating leases that impose encumbrances or restrictions discussed in Section 4.14(a)(iv) on the property so acquired or covered thereby; or

(x) existing pursuant to customary provisions in joint venture, operating or similar agreements, asset sale agreements and stock sale agreements required in connection with the entering into of such transaction.

SECTION 4.14. Designation of Restricted and Unrestricted Subsidiaries.

(a) The Company may designate any Subsidiary, including a newly acquired or created Subsidiary, to be an Unrestricted Subsidiary if it meets the following qualifications and the designation would not cause a Default.

(i) Such Subsidiary does not own any Capital Stock of the Company or any Restricted Subsidiary or hold any Indebtedness of, or any Lien on any property of, the Company or any Restricted Subsidiary.

(ii) At the time of the designation, the designation would be permitted under Section 4.08.

(iii) To the extent the Indebtedness of the Subsidiary is not Non-Recourse Indebtedness, any Guarantee or other credit support thereof by the Company or any Restricted Subsidiary is permitted under Section 4.06 and Section 4.08.

(iv) The Subsidiary is not party to any transaction or arrangement with the Company or any Restricted Subsidiary that would not be permitted under Section 4.10 after giving effect to the exceptions thereto.

(v) Neither the Company nor any Restricted Subsidiary has any obligation to subscribe for additional Equity Interests of the Subsidiary or to maintain or preserve its financial condition or cause it to achieve specified levels of operating results, except to the extent permitted by Section 4.06 and Section 4.08.

Once so designated the Subsidiary will remain an Unrestricted Subsidiary, subject to clause (b) of this Section 4.14.

(b) A Subsidiary previously designated an Unrestricted Subsidiary which fails to meet the qualifications set forth in clause (a) of this Section 4.14 will be deemed to become at that time a Restricted Subsidiary, subject to the consequences set forth in clause (d) of this Section 4.14.

(i) The Board of Directors may designate an Unrestricted Subsidiary to be a Restricted Subsidiary if the designation would not cause a Default.

(c) Upon a Restricted Subsidiary becoming an Unrestricted Subsidiary,

(i) all existing Investments of the Company and the Restricted Subsidiaries therein (valued at the Company’s proportional share of the Fair Market Value of its assets less liabilities) will be deemed made at that time;

(ii) all existing Capital Stock or Indebtedness of the Company or a Restricted Subsidiary held by it will be deemed Incurred at that time, and all Liens on property of the Company or a Restricted Subsidiary held by it will be deemed Incurred at that time;

(iii) all existing transactions between it and the Company or any Restricted Subsidiary will be deemed entered into at that time;

(iv) it shall be released at that time from its Note Guarantee, if any; and

(v) it will cease to be subject to the provisions of the Indenture as a Restricted Subsidiary.

(d) Upon an Unrestricted Subsidiary becoming, or being deemed to become, a Restricted Subsidiary,

(i) all of its Indebtedness and Disqualified Stock or Preferred Stock will be deemed Incurred at that time for purposes of Section 4.06, but will not be considered the sale or issuance of Equity Interests for purposes of Section 4.09;

(ii) Investments therein previously charged under Section 4.08 will be credited thereunder;

(iii) it may be required to issue a Note Guarantee pursuant to Section 4.12; and

(iv) it will thenceforward be subject to the provisions of this Indenture as a Restricted Subsidiary.

(e) Any designation by the Company of a Subsidiary as a Restricted Subsidiary or Unrestricted Subsidiary will be evidenced to the Trustee by promptly filing with the Trustee a copy of the Board Resolution giving effect to the designation and an Officers’ Certificate certifying that the designation complied with the foregoing provisions.

SECTION 4.15. Payment of Taxes and Other Claims. The Company shall pay or discharge and shall cause each of the Subsidiaries to pay or discharge, or cause to be paid or discharged, before the same shall become delinquent (a) all material taxes, assessments and governmental charges levied or imposed upon (i) the Company or any such Subsidiary, (ii) the income or profits of any such Subsidiary which is a corporation or (iii) the property of the Company or any such Subsidiary and (b) all material lawful claims for labor, materials and supplies that, if unpaid, might by law become a Lien upon the property of the Company or any such Subsidiary; provided, however, that the Company shall not be required to pay or discharge, or cause to be paid or discharged, any such tax, assessment, charge or claim the amount, applicability or validity of which is being contested in good faith by appropriate proceedings and for which adequate reserves have been established.

SECTION 4.16. Reports to Holders.

The Company will furnish to the Trustee and, upon request, to Holders of the Notes, beneficial owners of the Notes and prospective investors that certify to the reasonable satisfaction of the Company that they are “qualified institutional buyers” (within the meaning of Rule 144A under the Securities Act), or otherwise eligible to hold the Notes, copies of all of the information and reports referred to in clauses (a) and (b) below within the time periods specified in the SEC’s rules and regulations:

(a) all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if the Company were required to file such Forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report on the annual financial statements by the Company’s certified independent accountants; and

(b) all current reports that would be required to be filed with the SEC on Form 8-K if the Company were required to file such reports,

in each case in a manner that complies in all material respects with the requirements specified with respect to such information and reports in such forms; provided that nothing contained in the Indenture shall otherwise require the Company to comply with the provisions of the Sarbanes-Oxley Act of 2002 or the Dodd-Frank Wall Street Reform and Consumer Protection Act at any time when it would not otherwise be subject to such statutes.

If the Company has designated any of its Subsidiaries as Unrestricted Subsidiaries, then the quarterly and annual financial information required by this Section 4.16 will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” of the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Company.

The Company will also hold a quarterly conference call to discuss financial information delivered to Holders. Prior to the conference call, the Company shall issue a press release to the appropriate wire services announcing the time and date of such conference call and, unless the call is to be open to the public, direct Holders of Notes, securities analysts and prospective investors to contact the office of the Company’s chief financial officer to obtain access. If the Company is holding a conference call open to the public to discuss the most recent quarter’s financial performance, the Company will not be required to hold a second, separate call just for the Holders of the Notes.

In addition, to the extent not satisfied by the foregoing, the Company shall furnish to the Holders of the Notes and to securities analysts and prospective investors, upon their request, any information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act so long as the Notes are not freely transferable under the Securities Act.

Delivery of such reports, information and documents to the Trustee hereunder is for informational purposes only and the Trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Company’s compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officers’ Certificates).

SECTION 4.17. Real Estate Mortgages and Filings

With respect to any Real Property (other than real property that constitutes an Excluded Asset) (individually and collectively, the “Premises”) acquired by the Company or a Guarantor after the Issue Date, the Company shall deliver to the Collateral Agent, on or before the earliest to occur of (a) within 30 days after the acquisition of any Premises that contain any active surface mining or coal extraction operations, (b) within 30 days after the end of each fiscal year, for Premises acquired by the Company or a Guarantor during such fiscal year that have no active surface mining or coal extraction operations occurring, or (c) prior to the commencement of active surface mining or coal extraction operations on any Premises that did not contain active mining or coal extraction operations either on the Closing Date or on the date of acquisition of such Premises:

(1) fully executed counterparts of Mortgages, substantially in the form of those executed and delivered to the Collateral Agent on or prior to the Issue Date (with such changes as may be satisfactory to the Collateral Agent), duly executed and acknowledged by the Company or the applicable Guarantor, together with evidence of the completion (or satisfactory arrangements for the completion) of all recordings and filings of such Mortgage as may be necessary to create a valid, perfected, first and subsisting Lien, subject to Permitted Liens, against the properties purported to be covered thereby in favor of the Collateral Agent for the benefit of the holders of the Indenture Obligations;

(2) a signed copy of a favorable Opinion(s) of Counsel of the Company or the applicable Guarantor, addressed to the Collateral Agent for the benefit of the holders of the Indenture Obligations, confirming that the Mortgages and Security Documents create a valid and perfected Lien on the Real Property described therein, which shall be from counsel in each state where a Premises is located covering the enforceability of the relevant Mortgages, the grant and perfection of security interests, the payment of recording taxes, if any, and other customary matters (including, without limitation, with respect to the valid existence, good standing, corporate powers and due authorization of the relevant mortgagors, the execution and delivery of the relevant Mortgages, and no conflicts and no consents), each in form no less favorable, in the judgment of the Collateral Agent, than the opinions rendered by such local counsel with respect to the Mortgages executed and delivered prior to the Issue Date, and otherwise in form and substance satisfactory to the Collateral Agent;

(3) a legal description of the Premises, from which any “as-extracted collateral” or any “fixtures” (each term as defined in the UCC) relate, together with the name of the record owner of such Premises, the county in which such Premises is located and such other information as may be necessary or desirable to file real property related financing statements under the UCC or any similar legal requirements;

(4) such other consents, agreements, financing statements, certificates and confirmations of the Company, the applicable Guarantor, lessors and third parties as the Collateral Agent may reasonably deem necessary, and evidence that all other actions reasonably requested by the Collateral Agent that are necessary in order to create valid first and subsisting Liens on the property described in the Mortgage has been taken; and

(5) upon the reasonable request of the Collateral Agent, title, environmental, reserve and resource and other reports or studies with respect to the real property to be covered by the relevant Mortgages, in form and substance and from professional firms reasonably acceptable to the Collateral Agent.

SECTION 4.18. Leasehold Mortgages and Filings; Landlord Waivers

The Company and the Guarantors shall, in the case of any right, title and interest in any leasehold or other non-fee simple interest in any real property (other than any asset or interest that constitutes an Excluded Asset) acquired after the Issue Date (the “Leased Premises”), deliver Mortgages with respect to such Leased Premises occupied by the Company or such Guarantor pursuant to leases which may be mortgaged by their terms or the terms of the landlord consents (collectively, the “Leases,” and individually, a “Lease”) no later than 90 days after the acquisition thereof.

With respect to any leasehold Mortgage delivered pursuant to the immediately preceding paragraph, the Company or the applicable Guarantor shall provide to the Trustee all of the items described in clauses (1)-(5) of Section 4.17 and in addition shall use their respective commercially reasonable efforts to deliver to the Collateral Agent:

(1) (A) a memorandum of lease in recordable form with respect to such leasehold interest, executed and acknowledged by the lessor of such leasehold interest, or (B) evidence that the applicable lease with respect to such leasehold interest or a memorandum thereof has been recorded in all places necessary, in the Collateral Agent’s reasonable judgment, to give constructive notice to third-party purchasers of such leasehold interest;

(2) if required by the terms of the applicable Lease, an agreement executed by the lessor under the Lease, whereby the lessor consents to the Mortgage; and

(3) if the lessor under the Lease is an Affiliate of the Company, an estoppel certificate executed by the lessor under the Lease, in the form reasonably acceptable to the Collateral Agent.

For the avoidance of doubt, the failure to enter into such agreements after the use of commercially reasonable efforts to do so shall not constitute an Event of Default. The Collateral Agent shall have no obligation to enter in such agreements and shall have the right to decline signing such agreements if, after being advised by counsel, the Trustee determines in good faith that such action would expose the Trustee to liability or if doing so is consistent with its rights, privileges, protections and immunities set forth in this Indenture or the Security Documents.

SECTION 4.19. Waiver of Stay, Extension or Usury Laws. The Company and each Guarantor covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, or plead (as a defense or otherwise) or in any manner whatsoever claim or take the benefit or advantage of, any stay or extension law or any usury law or other law which would prohibit or forgive the Company and the Guarantors from paying all or any portion of the principal of, premium, if any, and/or interest on the Notes or the Note Guarantees as contemplated herein, wherever enacted, now or at any time hereafter in force, or which may affect the covenants or the performance of this Indenture; and (to the extent that they may lawfully do so) the Company and the Guarantors hereby expressly waives all benefit or advantage of any such law, and covenants that it will not hinder, delay or impede the execution of any power herein granted to the Trustee, but will suffer and permit the execution of every such power as though no such law had been enacted.

SECTION 4.20. Further Instruments and Acts. Upon request of the Trustee or the Collateral Agent (but without imposing any duty or obligation of any kind on the Trustee or Collateral Agent to make any such request), the Company and the Guarantors shall execute and deliver such further instruments and do such further acts as may be reasonably necessary or proper to carry out more effectively the purpose of this Indenture and the Security Documents.

SECTION 4.21. Impairment of Security Interest

Subject to the Intercreditor Agreement, neither the Company nor any of its Restricted Subsidiaries will take or omit to take any action which would adversely affect or impair in any material respect the Liens in favor of the Collateral Agent with respect to the Collateral, except as otherwise permitted or required by the Security Documents or this Indenture. The Company shall, and shall cause each Guarantor to, at its sole cost and expense, execute and deliver all such agreements and instruments as the Collateral Agent or the Trustee shall reasonably request to more fully or accurately describe the property intended to be Collateral or the obligations intended to be secured by the Security Documents (although neither the Collateral Agent nor the Trustee shall have any obligation to so request). The Company shall, and shall cause each Guarantor to, at its sole cost and expense, file any such notice filings or other agreements or instruments as may be reasonably necessary or desirable under applicable law to perfect the Liens created by the Security Documents, or at such other times and at such other places as the Collateral Agent or the Trustee may reasonably request (although neither the Collateral Agent nor the Trustee shall have any obligation to so request).

At least 30 days before the Company or any Guarantor changes its name or changes its state of incorporation, formation or organization, the Company and each applicable Guarantor will notify the Trustee and, at its expense, prior to any such action, the Company will cause to be delivered to the Trustee an Opinion of Counsel, in form and substance satisfactory to the Trustee, to the effect that all financing statements and amendments or supplements thereto, continuation statements and other documents required to be filed or recorded in order to perfect and protect the lien of the collateral have been filed or recorded in each office necessary for such purpose, all fees and taxes, if any, payable in connection with such filings or recordations have been paid in full, such action will not adversely affect the perfection or priority of the lien on any portion of the collateral.

SECTION 4.22. Further Assurances

The Company and the Guarantors shall execute any and all further documents, financing statements, agreements and instruments, and take all further action that may be required under applicable law, or that the Collateral Agent may reasonably request, in order to grant, preserve, protect and perfect the validity and priority of the security interests created or intended to be created by the Security Documents in the Collateral. The Company shall deliver or cause to be delivered to the Collateral Agent all such instruments and documents as the Collateral Agent shall reasonably request to evidence compliance with this Section 4.22. The Collateral Agent shall not have any obligation to request the documents referred to in this Section 4.22.

ARTICLE V

CONSOLIDATION, MERGER OR SALE OF ASSETS

SECTION 5.01. Consolidation, Merger or Sale of Assets.

(a) The Company will not consolidate with or merge with or into any Person; or sell, convey, transfer, lease or otherwise dispose of all or substantially all of the Company’s assets (determined on a consolidated basis for the Company and its Restricted Subsidiaries), in one transaction or a series of related transactions, whether effected by the Company and/or one or more of its Restricted Subsidiaries, to any Person, unless:

(i) either (x) the Company is the continuing Person or (y) the resulting, surviving or transferee Person is a Person organized and validly existing under the laws of the United States of America, any state thereof or the District of Columbia and expressly assumes by supplemental indenture (or other joinder agreement, as applicable) all of the obligations of the Company under the Indenture, the Notes, and the Security Documents; provided that if the Company or the resulting, surviving or transferee Person is not a corporation, there shall be a co-obligor on the Notes that is a corporation organized and validly existing under the laws of the United States of America, any state thereof or the District of Columbia;

(ii) immediately after giving effect to the transaction, no Default has occurred and is continuing;

(iii) immediately after giving effect to the transaction on a pro forma basis, the Company or the resulting surviving or transferee Person could Incur at least $1.00 of Indebtedness under the Fixed Charge Coverage Ratio Test; and

(iv) the Company delivers to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that the consolidation, merger or transfer and the supplemental indenture (if any) complies with this Indenture and that the supplemental indenture (if any) is the legal, valid and binding obligation of the Company;

provided, that clauses (ii) and (iii) do not apply (x) to the consolidation, merger, sale, conveyance, transfer or other disposition of the Company with, into or to a Restricted Subsidiary or the consolidation, merger, sale, conveyance, transfer or other disposition of a Restricted Subsidiary with, into or to the Company or (y) if, in the good faith determination of the Board of Directors of the Company, whose determination is evidenced by a Board Resolution, the sole purpose of the transaction is to change the jurisdiction of incorporation of the Company.

(b) Upon the consummation of any transaction effected in accordance with this Section 5.01, if the Company is not the continuing Person, the resulting, surviving or transferee Person will succeed to, and be substituted for, and may exercise every right and power of, the Company under this Indenture, the Notes and the Security Documents with the same effect as if such successor Person had been named as the Company in this Indenture. Upon such substitution, except in the case of a sale, conveyance, transfer or disposition of less than all its assets, the Company will be released from its obligations under this Indenture and the Notes.

(c) No Guarantor may consolidate with or merge with or into any Person; or sell, convey, transfer, lease or dispose of all or substantially all of the Guarantor’s assets, in one transaction or a series of related transactions, to any Person, unless:

(i) the other Person is the Company or any Restricted Subsidiary that is a Guarantor or becomes a Guarantor concurrently with the transaction; or

(ii) (A) either (x) the Guarantor is the continuing Person or (y) the resulting, surviving or transferee Person expressly assumes by supplemental indenture (or other joinder agreement, as applicable) all of the obligations of the Guarantor under its Note Guarantee and the Security Documents, as applicable; and (B) immediately after giving effect to the transaction, no Default has occurred and is continuing; or

(iii) the transaction constitutes a sale or other disposition (including by way of consolidation or merger) of the Guarantor or the sale or disposition of all or substantially all the assets of the Guarantor (in each case other than to the Company or a Restricted Subsidiary) otherwise permitted by the Indenture; and

(iv) in each of (i), (ii) and (iii) above, the Guarantor delivers to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that the consolidation, merger or transfer and the supplemental indenture (if any) comply with the Indenture, and that the supplemental indenture (if any) is the legal, valid and binding obligation of the Guarantor.

SECTION 5.02. Successor Substituted. Upon any consolidation or merger, or any sale, conveyance, transfer, lease or other disposition of all or substantially all of the property and assets of the Company (or Guarantor) in accordance with Section 5.01 hereof, any Surviving Person formed by such consolidation or into which the Company (or Guarantor) is merged or to which such sale, conveyance, transfer, lease or other disposition is made shall succeed to, and be substituted for, and may exercise every right and power of, the Company under this Indenture (or of the Guarantor under the Note Guarantee, as the case may be) with the same effect as if such Surviving Person had been named as the Company (or such Guarantor) herein; provided, however, that the Company shall not be released from its obligation or covenants under this Indenture in the case of a sale, transfer, assignment, conveyance or other disposition (unless such sale, transfer, assignment, conveyance or other disposition is of all the assets of the Company as an or virtually as an entirety) or a lease.

ARTICLE VI

DEFAULTS AND REMEDIES

SECTION 6.01. Events of Default. An “Event of Default” occurs with respect to the Notes if:

(a) the Company defaults in the payment of the principal of any Note when the same becomes due and payable at maturity, upon acceleration or redemption, or otherwise (other than pursuant to an Offer to Purchase);

(b) the Company defaults in the payment of interest on any Note when the same becomes due and payable, and the default continues for a period of 30 days;

(c) the Company fails to make an Offer to Purchase and thereafter accept and pay for Notes tendered when and as required under Section 4.11 or the Company fails to comply with Section 5.01;

(d) the Company defaults in the performance of or breaches any of its other covenants or agreements in the Indenture or under the Notes (other than a default specified in clauses (a), (b) or (c) above) and the default or breach continues for a period of 60 consecutive days after written notice to the Company by the Trustee or to the Company and the Trustee by the Holders of 25% or more in aggregate principal amount of the Notes;

(e) there occurs with respect to any Indebtedness of the Company or any of its Restricted Subsidiaries having an outstanding principal amount of $20.0 million or more in the aggregate for all such Indebtedness of all such Persons (A) an event of default that results in such Indebtedness being due and payable prior to its scheduled maturity or (B) failure to make a principal payment on such Indebtedness when due and such defaulted payment is not made, waived or extended within the applicable grace period;

(f) one or more final judgments or orders for the payment of money are rendered against the Company or any of its Restricted Subsidiaries and are not paid or discharged, and there is a period of 60 consecutive days following entry of the final judgment or order that causes the aggregate amount for all such final judgments or orders outstanding and not paid or discharged against all such Persons to exceed $20.0 million (in excess of amounts which the Company’s insurance carriers have agreed to pay under applicable policies) during which a stay of enforcement, by reason of a pending appeal or otherwise, is not in effect;

(g) a court having jurisdiction in the premises shall enter a decree or order for relief in respect of the Company or any Restricted Subsidiary in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or appointing a receiver, liquidator, assignee, custodian, trustee or sequestrator (or similar official) of the Company or any Restricted Subsidiary or for any substantial part of the property of the Company or any Restricted Subsidiary or ordering the winding up or liquidation of the affairs of the Company or any Restricted Subsidiary, and such decree or order shall remain unstayed and in effect for a period of 60 consecutive days;

(h) the Company or any Restricted Subsidiary shall commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consent to the entry of an order for relief in an involuntary case under any such law, or consent to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee or sequestrator (or similar official) of the Company or any Restricted subsidiary or for any substantial part of the property of the Company or any Significant Restricted Subsidiary, or make any general assignment for the benefit or creditors; or

(i) any Note Guarantee of a Significant Restricted Subsidiary ceases to be in full force and effect, other than in accordance with the terms of the Indenture, or a Guarantor that is a Significant Restricted Subsidiary denies or disaffirms its obligations under its Note Guarantee; or

(j) unless all of the Collateral has been released from the Note Liens in accordance with the provisions of the Security Documents, (x) default by the Company or any Guarantor in the performance of the Security Documents which materially adversely affects the enforceability, validity, perfection or priority of the Note Liens on a material portion of the Collateral, (y) the repudiation or disaffirmation by the Company or any Guarantor of its material obligations under the Security Documents or (z) the determination in a judicial proceeding that the Security Documents are unenforceable or invalid against the Company or any Guarantor party thereto for any reason with respect to a material portion of the Collateral and, in the case of any event described in subclauses (x) through (z), such default, repudiation, disaffirmation or determination is not rescinded, stayed, or waived by the Persons having such authority pursuant to the Security Documents or otherwise cured within 60 days after the Company receives written notice thereof specifying such occurrence from the Trustee or the Holders of at least 25% of the outstanding principal amount (with a copy to the Trustee) and demanding that such default be remedied.

SECTION 6.02. Consequences of an Event of Default. If an Event of Default, other than a default under Section 6.01(g) or 6.01(h), occurs and is continuing hereunder with respect to the Notes, the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes then outstanding, by written notice to the Company (and to the Trustee if the notice is given by the Holders), may declare the principal of and accrued interest on the Notes to be immediately due and payable. Upon a declaration of acceleration, such principal and accrued interest will become immediately due and payable. If a default under Section 6.01(g) or 6.01(h) occurs with respect to the Company, the principal of and accrued interest on the Notes then outstanding will become immediately due and payable without any declaration or other act on the part of the Trustee or any Holder.

In the event of a declaration of acceleration of the Notes because an Event of Default described in Section 6.01(e) has occurred and is continuing, the declaration of acceleration of the notes shall be automatically annulled, without any action by the Trustee or the Holders, if the event of default or payment default triggering such Event of Default pursuant to clause Section 6.01(e) shall be remedied or cured, or rescinded or waived by the holders of the Indebtedness, or the Indebtedness that gave rise to such Event of Default shall have been discharged in full, within 30 days after the declaration of acceleration with respect thereto and if (A) the annulment of the acceleration of the Notes would not conflict with any judgment or decree of a court of competent jurisdiction, (B) all existing Events of Default, except nonpayment of principal, premium or interest on the Notes that became due solely because of the acceleration of the Notes, have been cured or waived, and (C) all amounts owing to the Trustee have been paid.

SECTION 6.03. Other Remedies. If an Event of Default occurs and is continuing, the Trustee may in its discretion proceed to protect and enforce its rights and the rights of the Holders by such appropriate judicial proceedings at law or in equity as the Trustee shall deem most effectual to protect and enforce any such rights, whether for the specific enforcement of any covenant or agreement in this Indenture or in aid of the exercise of any power granted herein, or to enforce any other proper remedy, and may take any necessary action requested of it as Trustee to settle, compromise, adjust or otherwise conclude any proceedings to which it is a party.

All rights of action and claims under this Indenture or the Notes may be prosecuted and enforced by the Trustee without the possession of any of the Notes or the production thereof in any proceeding relating thereto, and any such proceeding instituted by the Trustee may be brought in its own name and as trustee of an express trust, and any recovery of judgment shall, after provision for the payment of the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, be for the ratable benefit of the Holders in respect of which such judgment has been recovered. A delay or omission by the Trustee or any Holder in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. Any reasonable costs, including reasonable attorneys’ fees and expenses, associated with actions taken by the Trustee under this Section 6.03 shall be reimbursed to the Trustee by the Company.

SECTION 6.04. Waiver of Past Defaults. (a) Except as otherwise provided in this Article VI or Section 9.02, the Holders of a majority in principal amount of the outstanding Notes may, by written notice to the Trustee, waive an existing Default and its consequences. Upon such waiver, the Default will cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured, but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon.

(b) The Holders of a majority in principal amount of the outstanding Notes may rescind and annul a declaration of acceleration and its consequences if:

(1) all existing Events of Default, other than the nonpayment of the principal of, premium, if any, and interest on the Notes that have become due solely by the declaration of acceleration, have been cured or waived, and

(2) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction and all amounts due to the Trustee have been paid.

SECTION 6.05. Control by Majority. The Holders of a majority in principal amount of the outstanding Notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee under this Indenture; provided that the Trustee may refuse to follow any direction that conflicts with law or this Indenture, that may involve the Trustee in personal liability, or that the Trustee determines in good faith may be unduly prejudicial to the rights of Holders of Notes not joining in the giving of such direction (it being understood that the Trustee does not have an affirmative duty to ascertain whether or not any such directions are unduly prejudicial to such Holders). The Trustee may take any other action it deems proper that is not inconsistent with any such direction received from Holders of Notes. The Trustee shall not be obligated to take any action at the direction of Holders unless such Holders have offered to the Trustee security or indemnity satisfactory to the Trustee.

SECTION 6.06. Limitation on Suits. A Holder may not institute any proceeding, judicial or otherwise, with respect to this Indenture or the Notes, or for the appointment of a receiver or Trustee, or for any other remedy under this Indenture, the Security Documents or the Notes, unless:

(a) The Holder has previously given to the Trustee written notice of a continuing Event of Default;

(b) Holders of at least 25% in aggregate principal amount of outstanding Notes have made written request to the Trustee to institute proceedings in respect of the Event of Default in its own name as Trustee under this Indenture;

(c) Holders have offered to the Trustee security or indemnity reasonably satisfactory to the Trustee against any costs, liabilities or expenses to be incurred in compliance with such request;

(d) the Trustee for 60 days after its receipt of such notice, request and offer of indemnity has failed to institute any such proceeding; and

(e) during such 60-day period, the Holders of a majority in aggregate principal amount of the outstanding Notes have not given the Trustee a direction that is inconsistent with such written request.

The limitations in the foregoing provisions of this Section 6.06, however, do not apply to a suit instituted by a Holder for the enforcement of the payment of the principal of, premium or interest, if any, on such Note on or after the respective due dates expressed in such Note.

A Holder may not use this Indenture to prejudice the rights of any other Holder or to obtain a preference or priority over another Holder.

SECTION 6.07. Unconditional Right of Holders to Receive Payment. Notwithstanding any other provision of this Indenture, the right of a Holder of a Note to receive payment of principal of or interest on its Note on or after the Stated Maturities thereof, or to bring suit for the enforcement of any such payment on or after such dates, may not be impaired or affected without the consent of that Holder.

SECTION 6.08. Collection Suit by Trustee. The Company covenants that if default is made in the payment of:

(a) any installment of interest on any Note when such interest becomes due and payable and such default continues for a period of 30 days, or

(b) the principal of (or premium, if any, on) any Note at the Stated Maturity thereof,

the Company shall pay to the Trustee for the benefit of the Holders of such Notes, the whole amount then due and payable on such Notes for principal (and premium, if any), and interest, and interest on any overdue principal (and premium, if any) and, to the extent that payment of such interest shall be legally enforceable, upon any overdue installment of interest, at the rate borne by the Notes, and, in addition thereto, such further amount as shall be sufficient to cover the amounts provided for in Section 7.07 and such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel.

(c) If the Company fails to pay such amounts forthwith upon such demand, the Trustee, in its own name as trustee of an express trust, may institute a judicial proceeding for the collection of the sums so due and unpaid, may prosecute such proceeding to judgment or final decree and may enforce the same against the Company or any other obligor upon the Notes and collect the moneys adjudged or decreed to be payable in the manner provided by law out of the property of the Company or any other obligor upon the Notes, wherever situated.

SECTION 6.09. Trustee May File Proofs of Claim. The Trustee may file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.07) and the Holders allowed in any judicial proceedings relative to the Company or any Guarantor, their creditors or their property and, unless prohibited by law or applicable regulations, may, on behalf of the Holders, be a member of a creditors’ or other similar committee, shall be entitled and empowered to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same after deduction of its charges and expenses to the extent that any such charges and expenses are not paid out of the estate in any such proceedings and any custodian, may vote on behalf of the Holders at their direction in any election of a trustee in bankruptcy or other Person performing similar functions, and any Custodian in any such judicial proceeding is hereby authorized by each Holder to make payments to the Trustee and, in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and its counsel, and any other amounts due the Trustee under Section 7.07. To the extent that the payment of any such compensation, expenses, disbursements and advances of the Trustee, and any other amounts due the Trustee under Section 7.07 out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Holders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise.

Nothing herein contained shall be deemed to empower the Trustee to authorize or consent to, or accept or adopt on behalf of any Holder, any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder thereof, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

SECTION 6.10. Application of Money Collected. If the Trustee collects any money or other property (or the same is distributed) pursuant to this Article VI, it shall pay out the money or property in the following order:

FIRST:	to the Trustee and Collateral Agent (including any predecessor Trustee or Collateral Agent (including any amounts received from the Collateral Agent)) for amounts due under Section 7.07;

SECOND:	to Holders for amounts due and unpaid on the Notes for principal of, premium, if any, and interest, if any, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal, premium, if any, and interest and Additional Interest, if any, respectively; and

THIRD:	to the Company, any Guarantor or any other obligors of the Notes, as their interests may appear, or as a court of competent jurisdiction may direct.

The Trustee may fix a Record Date and payment date for any payment to Holders pursuant to this Section 6.10. At least 15 days before such Record Date, the Trustee shall mail to each Holder and the Trustee a notice that states the Record Date, the payment date and amount to be paid.

SECTION 6.11. Undertaking for Costs. A court may in its discretion require, in any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as Trustee, the filing by any party litigant in the suit of an undertaking to pay the costs of such suit, and such court may in its discretion assess reasonable costs, including reasonable attorneys’ fees, against any party litigant in such suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 6.11 does not apply to a suit by the Trustee, a suit by Holders of more than 10% in aggregate principal amount of the outstanding Notes or to any suit by any Holder pursuant to Section 6.07.

SECTION 6.12. Restoration of Rights and Remedies. If the Trustee or any Holder has instituted any proceeding to enforce any right or remedy under this Indenture and such proceeding has been discontinued or abandoned for any reason, or has been determined adversely to the Trustee or to such Holder, then and in every such case, subject to any determination in such proceeding, the Company, any Guarantor, the Trustee and the Holders shall be restored severally and respectively to their former positions hereunder and thereafter all rights and remedies of the Trustee and the Holders shall continue as though no such proceeding had been instituted.

SECTION 6.13. Rights and Remedies Cumulative. Except as otherwise provided with respect to the replacement or payment of mutilated, destroyed, lost or stolen Notes in Section 2.07, no right or remedy herein conferred upon or reserved to the Trustee or to the Holders is intended to be exclusive of any other right or remedy, and every right and remedy shall, to the extent permitted by law, be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy.

SECTION 6.14. Delay or Omission Not Waiver. No delay or omission of the Trustee or of any Holder of any Note to exercise any right or remedy accruing upon any Event of Default shall impair any such right or remedy or constitute a waiver of any such Event of Default or an acquiescence therein. Every right and remedy given by this Article VI or by law to the Trustee or to the Holders may be exercised from time to time, and as often as may be deemed expedient, by the Trustee or by the Holders, as the case may be.

SECTION 6.15. Record Date. The Company may set a Record Date for purposes of determining the identity of Holders entitled to vote or to consent to any action by vote or consent authorized or permitted by Sections 6.04, 6.05 and 13.04. Unless this Indenture provides otherwise, such Record Date shall be the later of 30 days prior to the first solicitation of such consent or the date of the most recent list of Holders furnished to the Trustee pursuant to Section 2.05 prior to such solicitation.

SECTION 6.16. Waiver of Stay or Extension Laws. The Company covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, or plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay or extension law wherever enacted, now or at any time hereafter in force, which may affect the covenants or the performance of this Indenture, and the Company (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law and covenants that it shall not hinder, delay or impede the execution of any power herein granted to the Trustee, but shall suffer and permit the execution of every such power as though no such law had been enacted.

ARTICLE VII

TRUSTEE

SECTION 7.01. Duties of Trustee. (a) If an Event of Default has occurred and is continuing of which a Responsible Officer of the Trustee has actual knowledge, the Trustee shall exercise such of the rights and powers vested in it by this Indenture, and use the same degree of care and skill in their exercise as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs;

(b) except during the continuance of an Event of Default of which a Responsible Officer of the Trustee has actual knowledge: (i) the Trustee undertakes to perform such duties and only such duties as are specifically set forth in this Indenture and no others and no implied covenants or obligations shall be read into this Indenture against the Trustee; and (ii) in the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture. In the case of any such certificates or opinions which by any provisions hereof are specifically required to be furnished to the Trustee, the Trustee shall examine same to determine whether they conform to the requirements of this Indenture (but need not confirm or investigate the accuracy of mathematical calculations or other facts stated therein);

(c) the Trustee shall not be relieved from liability for its own negligent action, its own negligent failure to act or its own willful misconduct, except that:

(i) this paragraph does not limit the effect of paragraph (b) or (e) of this Section 7.01;

(ii) the Trustee shall not be liable for any error of judgment made in good faith by a Responsible Officer unless it is proved that the Trustee was negligent in ascertaining the pertinent facts; and

(iii) the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.05;

(d) the Trustee shall not be liable for interest on any money received by it except as the Trustee may agree in writing with the Company or any Guarantor. The Trustee shall not be required to give any bond or surety of the performance of its powers or duties hereunder or under the Security Documents. Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law;

(e) no provision of this Indenture shall require the Trustee to expend or risk its own funds or otherwise incur financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers, if it shall have reasonable grounds to believe that repayment of such funds or adequate indemnity or security against such risk or liability is not reasonably assured to it;

(f) whether or not therein expressly so provided, every provision of this Indenture relating to the conduct or affecting the liability of or affording protection to the Trustee shall be subject to the provisions of this Section 7.01 and to the provisions of the TIA; and

(g) the Trustee shall not be responsible for the application of any money by any Paying Agent other than the Trustee.

SECTION 7.02. Certain Rights of Trustee. (a) Subject to Section 7.01:

(i) The Trustee may conclusively rely, and shall be fully protected in acting or refraining from acting, upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or document (whether in its original or facsimile form) believed by it to be genuine and to have been signed or presented by the proper person. The Trustee need not investigate any fact or matter stated in the document.

(ii) Before the Trustee acts or refrains from acting, it may require an Officers’ Certificate or an Opinion of Counsel, which shall conform to Section 14.05. The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on such certificate or opinion.

(iii) Any request or direction of the Company mentioned herein shall be sufficiently evidenced by a Company Order and any resolution of the Board of Directors may be sufficiently evidenced by a board resolution.

(iv) The Trustee may act through its attorneys and agents and shall not be responsible for the misconduct or negligence of any attorney or agent appointed with due care by it hereunder.

(v) The Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Indenture at the request or direction of any of the Holders, unless such Holders shall have offered to the Trustee security or indemnity satisfactory to it against the costs, expenses and liabilities that might be incurred by it in compliance with such request or direction.

(vi) The Trustee shall not be liable for any action taken, suffered, or omitted to be taken in good faith and believed by it to be authorized or within the discretion or rights or powers conferred upon it by this Indenture.

(vii) Whenever in the administration of this Indenture the Trustee shall deem it desirable that a matter be proved or established prior to taking, suffering or omitting any action hereunder, the Trustee (unless other evidence be herein specifically prescribed) may, in the absence of bad faith on its part, rely upon an Officers’ Certificate or an Opinion of Counsel or both.

(viii) The Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or document, or inquire as to the performance by the Company of any of its covenants in this Indenture or the Security Documents, but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Trustee shall determine to make such further inquiry or investigation, it shall be entitled to examine the books, records and premises of the Company personally or by agent or attorney at the sole cost of the Company and shall incur no liability or additional liability of any kind by reason of such inquiry or investigation.

(ix) The rights, privileges, protections, immunities and benefits given to the Trustee, including, without limitation, its right to be compensated, reimbursed, and indemnified, are extended to, and shall be enforceable by, the Trustee, each Agent, and the Collateral Agent in each of its capacities hereunder, and under the Security Documents and each agent, custodian and other Person employed to act hereunder.

(x) Each Guarantor shall pay on demand to the Trustee any and all costs, fees and expenses (including without limitation, reasonable legal fees and expenses of counsel) incurred by the Trustee in enforcing any rights under any Note Guarantee.

(xi) The Trustee shall not be deemed to have notice or be charged with knowledge of any Default or Event of Default unless written notice of any event which is in fact such a Default or Event of Default is received by the Trustee from the Company or Holders of not less than 25% in aggregate principal amount of outstanding Notes at the Corporate Trust Office of the Trustee, and such notice references the Notes and this Indenture.

(xii) In the event the Company is required to pay Additional Interest, the Company will provide an Officers’ Certificate to the Trustee of the Company’s obligation to pay Additional Interest no later than 15 days prior to the next Interest Payment Date, which notice shall set forth the amount of the Additional Interest to be paid by the Company. The Trustee shall not at any time be under any duty or responsibility to any Holders to determine whether the Additional Interest is payable and the amount thereof.

(xiii) Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from the Company shall be sufficient if signed by an Officer of the Company.

(xiv) The Trustee may consult with counsel of its selection concerning all matters of trusts hereof and duties hereunder, and may in all cases pay such reasonable compensation to any attorney, agent, receiver or employee retained or employed by it in connection herewith, and the advice of such counsel or any Opinion of Counsel shall be full and complete authorization and protection from liability in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.

(b) The Trustee may request that the Company deliver an Officers’ Certificate setting forth the names of the individuals and/or titles of officers authorized at such time to take specified actions pursuant to this Indenture, which Officers’ Certificate may be signed by any person authorized to sign an Officers’ Certificate, including any person specified as so authorized in any such certificate previously delivered and not superseded.

(c) Anything in this Indenture notwithstanding, in no event shall the Trustee be liable for special, indirect, punitive or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit), even if the Trustee has been advised as to the likelihood of such loss or damage and regardless of the form of action.

(d) The Trustee shall not be responsible or liable for any failure or delay in the performance of its obligations under this Indenture arising out of or caused, directly or indirectly, by circumstances beyond its control, including, without limitation, any provision of any law or regulation or any act of any governmental authority; natural catastrophes or other acts of God; earthquakes; fire; flood; terrorism; wars and other military disturbances; sabotage; epidemics; riots; interruptions; loss or malfunctions of utilities, computer (hardware or software) or communication services; accidents; labor disputes; acts of civil or military authority and governmental action.

(e) The permissive right of the Trustee to take any action under this Indenture or under any other agreement in connection herewith shall not be construed as a duty.

(f) Upon the occurrence and continuance of an Event of Default, before taking any foreclosure action or any action which may subject the Trustee to liability under any environmental law, statute, regulation or similar requirement, the Trustee may require that a satisfactory indemnity bond, indemnity or environmental impairment insurance be furnished for the payment or reimbursement of all expenses to which it may be put and to protect it against all liability resulting from any claims, judgments, damages, losses, penalties, fines, liabilities (including strict liability) and expenses which may result from such foreclosure or other action, and will not be required to foreclose if doing so will subject it to environmental liability or will require the approval of a governmental regulator that cannot be obtained.

SECTION 7.03. Individual Rights of Trustee. The Trustee, any Paying Agent, any Registrar or any other agent of the Company or of the Trustee, in its individual or any other capacity, may become the owner or pledgee of Notes and, subject to TIA Sections 310(b) and 311, may make loans to, accept deposits from, perform services for or otherwise deal with the Company or its Affiliates with the same rights it would have if it were not Trustee, Paying Agent, Registrar or such other agent. However, in the event that the Trustee acquires any conflicting interest within the meaning of Section 310(b)(1) of the TIA, it must eliminate such conflict within 90 days, apply to the SEC for permission to continue as Trustee (if this Indenture has been qualified under the TIA) or resign.

SECTION 7.04. Trustee’s Disclaimer. The recitals contained herein and in the Notes, except for the Trustee’s certificates of authentication, shall be taken as the statements of the Company, and the Trustee assumes no responsibility for their correctness. The Trustee makes no representations as to the validity, sufficiency or adequacy of this Indenture, the Security Documents, or of the Notes or Note Guarantees, and it shall not be responsible for any statement or recital herein or any statement in the Notes or Note Guarantees, or in the offering memorandum relating to the Notes issued on the Issued Date or any other document in connection with the sale of the Notes or Note Guarantees, except that the Trustee represents that it is duly authorized to execute and deliver this Indenture, authenticate the Notes and perform its obligations hereunder. The Trustee shall not be accountable for the use or application by the Company of Notes or the proceeds thereof or for any funds or property disbursed in accordance with the terms of this Indenture or any of the Security Documents. The Trustee shall not be responsible to make any calculation with respect to any matter under this Indenture. It shall not be responsible for the use or application of any money received by any Paying Agent other than the Trustee, and it shall not be responsible for any statement or recital herein or any statement in the Notes or any other document in connection with the issuance or sale of the Notes or pursuant to this Indenture other than its certificate of authentication. The Trustee shall have no duty to monitor or investigate the Company’s compliance with or the breach of, or cause to be performed or observed, any representation, warranty or covenant made in this Indenture or the Security Documents.

SECTION 7.05. Notice of Defaults. If any Default or any Event of Default occurs and is continuing and if such Default or Event of Default is known to a Responsible Officer of the Trustee, the Trustee shall mail to each Holder in the manner and to the extent provided in TIA Section 313(c) notice of the Default or Event of Default within 90 days after it obtains actual knowledge of such Default or Event of Default, unless such Default or Event of Default has been cured or waived and a Responsible Officer of the Trustee has actual knowledge of such cure or waiver; provided, however, that, except in the case of a default in the payment of the principal of, premium, if any, or interest on any Note, the Trustee shall be protected in withholding such notice if and so long as a committee of its Responsible Officers in good faith determines that the withholding of such notice is in the interest of the Holders.

The Trustee shall not be deemed to have knowledge of a Default unless written notice of such Default has been received by a Responsible Officer of the Trustee at the Corporate Trust Office, and such notice references the Notes and this Indenture.

SECTION 7.06. Reports by Trustee to Holders. Within 60 days after December 1 of each year commencing with December 1, 2013, for so long as the Notes remain outstanding, the Trustee shall transmit to the Holders, in the manner and to the extent provided in TIA Section 313(c), a brief report dated as of such date that complies with TIA Section 313(a). The Trustee also shall comply with TIA Section 313(b) and (c).

The Company shall promptly notify the Trustee in writing whenever the Notes become listed on any securities exchange and of any delisting thereof and the Trustee shall comply with TIA Section 313(d) at the Company’s expense.

SECTION 7.07. Compensation and Indemnity. The Company and each Guarantor, jointly and severally, shall pay to the Trustee and Collateral Agent such compensation as shall be agreed in writing for its services hereunder. The Trustee’s and the Collateral Agent’s compensation shall not be limited by any law on compensation of a trustee of an express trust. The Company, failing which each Guarantor, shall reimburse the Trustee and Collateral Agent upon request for all reasonable out-of-pocket expenses incurred or made by it, including costs of collection, in addition to the compensation for its services. Such expenses shall include the reasonable compensation and out-of-pocket expenses of the Trustee’s and Collateral Agent’s agents and counsel.

The Company, and each Guarantor, jointly and severally, shall indemnify the Trustee and Collateral Agent (in any of their respective capacities in connection with any of the transactions contemplated hereby, including, without limitation, under this Indenture and the Security Documents) and its officers, directors, employees and agents for, and hold it and them harmless from and against any and all loss, damage, claim, liability or expense (including attorneys’ fees and expenses) incurred by it or any of them arising out of or in connection with the administration of this Indenture and the Security Documents and the acceptance or performance or exercise of any of its rights, powers or duties hereunder or under the Security Documents (including, without limitation, settlement costs) (including the costs and expenses of enforcing this Indenture including this Section 7.07 and of defending itself against any claim, whether asserted by the Company, the Guarantors, any Holder or any other Person). The Trustee or the Collateral Agent shall notify the Company in writing promptly of any claim for which it may seek indemnity. Failure by the Trustee or Collateral Agent to so notify the Company shall not relieve the Company or the Guarantors of their obligations hereunder. The Company shall defend the claim and the Trustee and the Collateral Agent shall cooperate in such defense. The Trustee and the Collateral Agent may have separate counsel of its selection and the Company shall pay the fees and expenses of such counsel. The Company need not pay for any settlement made without its consent, which consent may not be unreasonably withheld. The Company shall not reimburse any expense or indemnify against any loss, liability or expense incurred by the Trustee and the Collateral Agent through the Trustee’s or the Collateral Agent’s own willful misconduct or negligence.

To secure the Company’s and each of the Guarantor’s payment obligations in this Section 7.07, the Trustee and the Collateral Agent shall have a Lien prior to the Notes on all money or property held or collected by the Trustee, hereunder, in its capacity as Trustee, except money or property held in trust to pay principal of, premium, if any, and interest on particular Notes.

In addition to, but without prejudice to its other rights under this Indenture, when the Trustee or Collateral Agent incurs expenses after the occurrence of a Default specified in Section 6.01(a)(g) or (h) with respect to the Company or any Restricted Subsidiary, the expenses (including the charges and expenses of its agents and counsel) are intended to constitute expenses of administration under Bankruptcy Law.

The Company’s and each of the Guarantor’s obligations under this Section 7.07, including the Lien and claim of the Trustee and the Collateral Agent, and any claim arising hereunder shall survive the resignation or removal of any Trustee or Collateral Agent, the satisfaction and discharge of the Company’s or Guarantor’s obligations pursuant to Article VIII and any rejection or termination under any Bankruptcy Law, and the termination of this Indenture for any reason, and shall apply with equal force and effect to the Trustee and the Collateral Agent in each of their respective capacities hereunder and each agent, custodian and other Person employed to act hereunder.

“Trustee” or “Collateral Agent” for purposes of this Section 7.07 shall include any predecessor Trustee or Collateral Agent; provided, however, that the negligence or willful misconduct of any Trustee hereunder shall not affect the rights of any other Trustee or Collateral Agent hereunder.

SECTION 7.08. Replacement of Trustee. A resignation or removal of the Trustee and appointment of a successor Trustee shall become effective only upon the successor Trustee’s acceptance of appointment as provided in this Section 7.08.

The Trustee may resign and be discharged from the trust hereby created, at any time by so notifying the Company. The Holders of a majority in outstanding principal amount of the outstanding Notes may remove the Trustee by so notifying the Trustee and the Company in writing. The Company shall remove the Trustee if:

(a) the Trustee fails to comply with Section 7.10;

(b) the Trustee is adjudged bankrupt or insolvent;

(c) a receiver or other public officer takes charge of the Trustee or its property; or

(d) the Trustee otherwise becomes incapable of acting.

If the Trustee resigns or is removed, or if a vacancy exists in the office of Trustee for any reason, the Company shall promptly appoint a successor Trustee. Within one year after the successor Trustee takes office, the Holders of a majority in principal amount of the outstanding Notes may appoint a successor Trustee to replace the successor Trustee appointed by the Company. If the successor Trustee does not deliver its written acceptance required by the next succeeding paragraph of this Section 7.08 within 30 days after the retiring Trustee resigns or is removed, the retiring Trustee, the Company or the Holders of a majority in principal amount of the outstanding Notes may, at the expense of the Company, petition any court of competent jurisdiction for the appointment of a successor Trustee.

A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Company. Thereupon the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee under this Indenture. The successor Trustee shall mail a notice of its succession to Holders. The retiring Trustee shall promptly transfer all property held by it as Trustee to the successor Trustee.

If a successor Trustee does not take office within 60 days after the retiring Trustee resigns or is removed, the retiring Trustee, the Company or the Holders of at least 25% in outstanding principal amount of the Notes may, at the Company’s expense, petition any court of competent jurisdiction for the appointment of a successor Trustee.

If the Trustee fails to comply with Section 7.10, any Holder may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

The retiring Trustee shall promptly transfer all property held by it as Trustee to the successor Trustee, provided that all sums owing to the retiring Trustee hereunder have been paid and subject to the lien provided for in Section 7.07. Notwithstanding the replacement of the Trustee pursuant to this Section 7.08, the Company’s and the Guarantors’ obligations under Section 7.07 shall continue for the benefit of the retiring Trustee.

SECTION 7.09. Successor Trustee by Merger. Any corporation into which the Trustee may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Trustee shall be a party, or any corporation succeeding to all or substantially all of the corporate trust business of the Trustee shall be the successor of the Trustee hereunder, provided such corporation shall be otherwise qualified and eligible under this Article VII, without the execution or filing of any paper or any further act on the part of any of the parties hereto. In case any Notes shall have been authenticated, but not delivered, by the Trustee then in office, any successor by merger, conversion or consolidation to such authenticating Trustee may adopt such authentication and deliver the Notes so authenticated with the same effect as if such successor Trustee had itself authenticated such Notes. In case at that time any of the Notes shall not have been authenticated, any successor Trustee may authenticate such Notes either in the name of any predecessor hereunder or in the name of the successor Trustee. In all such cases such certificates shall have the full force and effect which this Indenture provides for the certificate of authentication of the Trustee shall have; provided, however, that the right to adopt the certificate of authentication of any predecessor Trustee or to authenticate Notes in the name of any predecessor Trustee shall apply only to its successor or successors by merger, conversion or consolidation.

SECTION 7.10. Eligibility: Disqualification. The Trustee shall at all times satisfy the requirements of TIA Section 310(a)(1) and (5). The Trustee (together with its corporate parent) shall have a combined capital and surplus of at least $50,000,000 as set forth in its most recent published annual report of condition. No obligor upon the Notes or Person directly controlling, controlled by, or under common control with such obligor shall serve as trustee upon the Notes. The Trustee shall comply with TIA Section 310(b); provided, however, that there shall be excluded from the operation of TIA Section 310(b)(1) any indenture or indentures under which other securities or certificates of interest or participation in other notes of the Company are outstanding if the requirements for such exclusion set forth in TIA Section 310(b)(1) are met.

For purposes of Section 310(b)(1) of the TIA and to the extent permitted thereby, the Trustee, in its capacity as trustee in respect of the securities of any series, shall not be deemed to have a conflict of interest arising from its capacity as trustee in respect of the securities of any other series.

Nothing herein shall prevent the Trustee from filing with the SEC the application referred to in the second to last paragraph of Section 310(b) of the TIA.

If the Trustee has or shall acquire a conflicting interest within the meaning of the TIA, the Trustee shall either eliminate such interest, apply to the SEC for permission to continue as Trustee (if this Indenture has been qualified under the TIA) or resign, to the extent and in the manner provided by, and subject to the provisions of, the TIA and this Indenture.

SECTION 7.11. Preferential Collection of Claims Against the Company. The Trustee shall comply with TIA Section 311(a), excluding any creditor relationship listed in TIA Section 311(b). A Trustee who has resigned or been removed shall be subject to TIA Section 311(a) to the extent indicated therein.

SECTION 7.12. Appointment of Co-Trustee. (a) It is the purpose of this Indenture that there shall be no violation of any law of any jurisdiction denying or restricting the right of banking corporations or associations to transact business as trustee in such jurisdiction. It is recognized that in case of litigation under this Indenture, and in particular in case of the enforcement thereof on default, or in the case the Trustee deems that by reason of any present or future law of any jurisdiction it may not exercise any of the powers, rights or remedies herein granted to the Trustee or hold title to the properties, in trust, as herein granted or take any action which may be desirable or necessary in connection therewith, it may be necessary that the Trustee appoint an individual or institution as a separate or co-trustee. The following provisions of this Section 7.12 are adopted to these ends.

(b) In the event that the Trustee appoints an additional individual or institution as a separate or co-trustee, each and every remedy, power, right, claim, demand, cause of action, immunity, estate, title, interest and Lien expressed or intended by this Indenture to be exercised by or vested in or conveyed to the Trustee with respect thereto shall be exercisable by and vest in such separate or co-trustee but only to the extent necessary to enable such separate or co-trustee to exercise such powers, rights and remedies, and only to the extent that the Trustee by the laws of any jurisdiction is incapable of exercising such powers, rights and remedies, and every covenant and obligation necessary to the exercise thereof by such separate or co-trustee shall run to and be enforceable by either of them.

(c) Should any instrument in writing from the Company be required by the separate or co-trustee so appointed by the Trustee for more fully and certainly vesting in and confirming to him or it such properties, rights, powers, trusts, duties and obligations, any and all such instruments in writing shall, on request, be executed, acknowledged and delivered by the Company; provided, however, that if an Event of Default shall have occurred and be continuing, if the Company does not execute any such instrument within 15 days after request therefor, the Trustees shall be empowered as an attorney-in-fact for the Company to execute any such instrument in the Company’s name and stead. In case any separate or co-trustee or a successor to either shall die, become incapable of acting, resign or be removed, all the estates, properties, rights, powers, trusts, duties and obligations of such separate or co-trustee, so far as permitted by law, shall vest in and be exercised by the Trustee until the appointment of a new trustee or successor to such separate or co-trustee.

(d) Each separate trustee and co-trustee shall, to the extent permitted by law, be appointed and act subject to the following provisions and conditions:

(i) all rights and powers, conferred or imposed upon the Trustee shall be conferred or imposed upon and may be exercised or performed by such separate trustee or co-trustee; and

(ii) no trustee hereunder shall be personally liable by reason of any act or omission of any other trustee hereunder.

(e) Any notice, request or other writing given to the Trustee shall be deemed to have been given to each of the then separate trustees and co-trustees, as effectively as if given to each of them. Every instrument appointing any separate trustee or co-trustee shall refer to this Indenture and the conditions of this Article VII.

(f) Any separate trustee or co-trustee may at any time appoint the Trustee as its agent or attorney-in-fact with full power and authority, to the extent not prohibited by law, to do any lawful act under or in respect of this Indenture on its behalf and in its name. If any separate trustee or co-trustee shall die, become incapable of acting, resign or be removed, all of its estates, properties, rights, remedies and trusts shall vest in and be exercised by the Trustee, to the extent permitted by law, without the appointment of a new or successor trustee.

ARTICLE VIII

DEFEASANCE AND DISCHARGE

SECTION 8.01. The Company’s Option to Effect Defeasance or Covenant Defeasance. The Company may, at its option by a resolution of the Board of Directors, at any time, with respect to the Notes, elect to have either Section 8.02 or 8.03 be applied to outstanding Notes upon compliance with the conditions set forth below in this Article VIII.

SECTION 8.02. Defeasance and Discharge. Upon the Company’s exercise under Section 8.01 of the option applicable to this Section 8.02, the Company shall be deemed to have been discharged from its obligations with respect to the Notes on the date the conditions set forth in Section 8.04 are satisfied (hereinafter, “legal defeasance”). For this purpose, such legal defeasance means that the Company shall be deemed to have paid and discharged the entire indebtedness represented by the Notes and to have satisfied all its other obligations under the Notes and this Indenture (and the Trustee, at the expense of the Company, shall execute proper instruments acknowledging the same), except for the following which shall survive until otherwise terminated or discharged hereunder: (a) the rights of Holders of Notes to receive, solely from the trust fund described in Section 8.08 and as more fully set forth in such Section, payments in respect of the principal of (and premium, if any, on) and interest on such Notes when such payments are due, (b) the provisions set forth in Section 8.06 below and (c) the rights, powers, trusts, duties and immunities of the Trustee hereunder. Subject to compliance with this Article Eight, the Company may exercise its option under this Section 8.02 notwithstanding the prior exercise of its option under Section 8.03 below with respect to the Notes. If the Company exercises its legal defeasance option, payment of the Notes may not be accelerated because of an Event of Default

SECTION 8.03. Covenant Defeasance. Upon the Company’s exercise under Section 8.01 of the option applicable to this Section 8.03, the Company shall be released from its obligations under any covenant contained in Sections 4.04 through 4.14, 4.16 (other than the covenants to comply with TIA Section 314(a) to the extent that such obligations thereunder cannot be terminated), 5.01(a)(iii) and (iv) and 6.01(iii)(iv), (v), (vi) and (ix) with respect to the Notes on and after the date the conditions set forth below are satisfied (hereinafter, “covenant defeasance”). For this purpose, such covenant defeasance means that the Company may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply shall not constitute a Default or an Event of Default, but except as specified above, the remainder of this Indenture and such Notes shall be unaffected thereby.

SECTION 8.04. Conditions to Defeasance. The legal defeasance option or the covenant defeasance option may be exercised only if:

(a) the Company irrevocably deposits in trust with the Trustee money or U.S. Government Obligations for the payment of principal of, premium, if any, and interest on the Notes to maturity or redemption, as the case may be;

(b) the Company delivers to the Trustee a certificate from a nationally recognized firm of independent certified public accountants expressing their opinion that the payments of principal, premium, if any, and interest when due and without reinvestment on the deposited U.S. Government Obligations plus any deposited money without investment will provide cash at such times and in such amounts as will be sufficient to pay principal, premium, if any, and interest when due on all the Notes to be defeased to maturity or redemption, as the case may be;

(c) 123 days pass after the deposit is made, and during the 123-day period, no Default described in Section 6.01(g) and (h) occurs with respect to the Company or any other Person making such deposit which is continuing at the end of the period;

(d) no Default or Event of Default has occurred and is continuing on the date of such deposit and after giving effect thereto;

(e) such deposit does not constitute a default under any other agreement or instrument binding on the Company or any of its Restricted Subsidiaries;

(f) the Company delivers to the Trustee an Opinion of Counsel to the effect that the trust resulting from the deposit does not constitute, or is qualified as, a regulated investment company under the Investment Company Act of 1940;

(g) in the case of the legal defeasance option, the Company delivers to the Trustee an Opinion of Counsel reasonably satisfactory to the Trustee stating that:

(i) the Company has received from the Internal Revenue Service a ruling, or

(ii) since the date of this Indenture there has been a change in the applicable Federal income tax law, to the effect that, and based thereon such Opinion of Counsel shall confirm that, the Holders of the Notes will not recognize income, gain or loss for Federal income tax purposes as a result of such defeasance and will be subject to Federal income tax on the same amounts, in the same manner and at the same time as would have been the case if such defeasance has not occurred;

(h) in the case of the covenant defeasance option, the Company delivers to the Trustee an Opinion of Counsel reasonably satisfactory to the Trustee to the effect that the Holders of the Notes will not recognize income, gain or loss for Federal income tax purposes as a result of such covenant defeasance and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred; and

(i) the Company delivers to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent to the defeasance and discharge of the Notes have been complied with as required by this Article Eight.

SECTION 8.05. Satisfaction and Discharge of Indenture. The Indenture will be discharged and will cease to be of further effect as to all Notes issued thereunder, when

(i) either:

(A) all Notes that have been authenticated (except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust and thereafter repaid to the Company) have been delivered to the Trustee for cancellation; or

(B) all Notes that have not been delivered to the Trustee for cancellation are to be called for redemption within one year and an irrevocable notice of redemption with respect thereto has been deposited with the Trustee or will become due and payable within one year and the Company or a Guarantor has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, U.S. Government Obligations, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee, without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the Notes not delivered to the Trustee for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption;

(ii) no Default or Event of Default will have occurred and be continuing on the date of such deposit or will occur as a result of such deposit and such deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which the Company or any Guarantor is a party or by which the Company or any Guarantor is bound;

(iii) the Company or any Guarantor has paid or caused to be paid all sums payable by it under the Indenture; and

(iv) the Company has delivered irrevocable instructions to the Trustee under the Indenture to apply the deposited money toward the payment of the Notes at maturity or the Redemption Date, as the case may be.

In addition, the Company must deliver an Officers’ Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

SECTION 8.06. Survival of Certain Obligations. Notwithstanding Sections 8.01 and 8.05, any obligations of the Company and the Guarantors in Sections 2.02 through 2.14, 6.07, 7.07, 7.08, and 8.07 through 8.09 shall survive until the Notes have been paid in full. Thereafter, any obligations of the Company and the Guarantors in Sections 7.07, 8.07 and 8.08 shall survive such satisfaction and discharge. Nothing contained in this Article VIII shall abrogate any of the obligations or duties of the Trustee under this Indenture.

SECTION 8.07. Acknowledgment of Discharge by Trustee. Subject to Section 8.11, after (a) the conditions of Section 8.01, 8.04 or 8.05 have been satisfied, (b) the Company has paid or caused to be paid all other sums payable hereunder by the Company, and (c) the Company has delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent referred to in clause (a) above relating to the satisfaction and discharge of this Indenture have been complied with, the Trustee upon written request shall acknowledge in writing the discharge of all of the Company’s obligations under this Indenture except for those surviving obligations specified in this Article VIII.

SECTION 8.08. Application of Trust Money. Subject to Section 8.09, the Trustee shall hold in trust cash in U.S. Dollars or U.S. Government Obligations deposited with it pursuant to this Article VIII. It shall apply the deposited cash or U.S. Dollars or U.S. Government Obligations through the Paying Agent and in accordance with this Indenture to the payment of principal, premium, and interest, if any, on the Notes, but such money need not be segregated from other funds except to the extent required by law.

SECTION 8.09. Repayment to the Company. Subject to Sections 7.07, and 8.01 through 8.06, the Trustee and the Paying Agent shall promptly pay to the Company upon request set forth in an Officers’ Certificate any excess money held by them at any time and thereupon shall be relieved from all liability with respect to such money. Subject to compliance with applicable abandoned property law, the Trustee and the Paying Agent shall pay to the Company upon request any money held by them for the payment of principal, premium, and interest, if any, that remains unclaimed for three years; provided that the Trustee or Paying Agent, before being required to make any payment, may, at the expense of the Company, (a) cause to be published through the newswire service of Bloomberg or, if Bloomberg does not then operate, any similar agency or (b) mail to each Holder entitled to such money at such Holder’s address (as set forth in the Security Register) notice that such money remains unclaimed and that after a date specified therein (which shall be at least 30 days from the date of such publication or mailing) any unclaimed balance of such money then remaining will be repaid to the Company. After payment to the Company, Holders entitled to such money must look to the Company for payment as general creditors unless an applicable law designates another Person, and all liability of the Trustee and such Paying Agent with respect to such money shall cease.

SECTION 8.10. Indemnity for Government Securities. The Company shall pay and shall, failing which, each Guarantor shall, indemnify the Trustee against any tax, fee or other charge imposed on or assessed against deposited U.S. Government Obligations or the principal, premium and interest, if any, received on such U.S. Government Obligations.

SECTION 8.11. Reinstatement. If the Trustee or Paying Agent is unable to apply cash in U.S. Dollars or U.S. Government Obligations in accordance with this Article VIII by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Company’s and the Guarantors’ obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to this Article VIII until such time as the Trustee or any such Paying Agent is permitted to apply all such U.S. Government Obligations in accordance with this Article VIII; provided, however, that, if the Company has made any payment of principal of, premium and interest, if any, on any Notes because of the reinstatement of its obligations, the Company shall be subrogated to the rights of the Holders of such Notes to receive such payment in U.S. Dollars or U.S. Government Obligations held by the Trustee or Paying Agent.

ARTICLE IX

AMENDMENTS AND WAIVERS

SECTION 9.01. Without Consent of Holders. The Company, the Guarantors and the Trustee may amend or supplement the Indenture, the Security Documents or the Notes without notice to or the consent of any noteholder:

(a) to cure any ambiguity, defect, omission or inconsistency in the Indenture, the Security Documents or the Notes or Note Guarantees;

(b) to provide for the assumption of the Company’s or a Guarantor’s obligations to Holders of the Notes and Note Guarantees in the case of a merger or consolidation or sale of all or substantially all of the Company’s or such Guarantor’s assets, as applicable;

(c) to comply with any requirements of the SEC in connection with the qualification of the Indenture under the TIA;

(d) to evidence and provide for the acceptance of an appointment by a successor Trustee;

(e) to provide for uncertificated Notes in addition to or in place of certificated Notes, provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated Notes are described in Section 163(f)(2)(B) of the Code;

(f) to provide for or confirm the issuance of Additional Notes in accordance with the terms of this Indenture;

(g) to make any other change that does not materially and adversely affect the legal rights of any Holder;

(h) to conform the text of the Indenture, the Note Guarantees, the Notes or the Security Documents to any provision of “Description of Notes” in the offering memorandum for the Notes issued on the Issue Date to the extent that such provision was intended to be a verbatim recitation of a provision of this Indenture, the Note Guarantees, the Notes or the Security Documents; provided that such supplemental indenture shall be based upon an Officers’ Certificate delivered to the Trustee stating that such provision was intended to be a verbatim recitation of a provision of this Indenture;

(i) to allow any Guarantor to execute a supplemental indenture and/or a Note Guarantee with respect to the Notes and to release any Guarantor from its Note Guarantee in accordance with the terms of this Indenture, provided that such supplemental indenture shall be signed only by the Guarantor providing its Note Guarantee, the Company, and the Trustee;

(j) to make, complete or confirm any grant of Collateral permitted or required by this Indenture or any of the Security Documents or any release of Collateral that becomes effective as set forth in this Indenture or any of the Security Documents, as applicable;

(k) if necessary, in connection with any addition or release of Collateral permitted under the terms of the Indenture or the Security Documents;

(l) to evidence or provide for the acceptance of appointment under this Indenture of a successor trustee or the Collateral Agent;

(m) to comply with the rules of any applicable securities depositary; or

(n) to provide for the succession of any parties to the Security Documents (and other supplements or amendments that are administrative or ministerial in nature) in connection with an amendment, renewal, extension, substitution, refinancing, restructuring, replacement, supplement or other modification from time to time of the Credit Agreement or any other agreement that is not prohibited by this Indenture.

Upon the written request of the Company accompanied by a board resolution of the Board of Directors authorizing the execution of any such supplemental indenture, and upon receipt by the Trustee of the Documents described in Section 9.08 hereof, the Trustee shall join with the Company in the execution of such supplemental indenture unless such supplemental indenture affects the Trustee’s own rights, duties or immunities under this Indenture, in which case the Trustee may, but shall not be obligated to, enter into such supplemental indenture.

SECTION 9.02. With Consent of Holders.

(a) Except as otherwise provided in Section 6.02 or paragraph (b) below, the Company, the Guarantors and the Trustee may amend the Indenture, the Security Documents and the Notes with the written consent of the Holders of not less than a majority in aggregate principal amount of the outstanding Notes and the Holders of a majority in aggregate principal amount of the outstanding Notes may waive future compliance by the Company with any provision of the Indenture or the Notes.

(b) Notwithstanding the provisions of paragraph (a), without the consent of each Holder affected, an amendment or waiver may not:

(i) reduce the principal amount of or change the Stated Maturity of any installment of principal of any Note,

(ii) reduce the rate of or change the Stated Maturity of any interest payment on any Note,

(iii) reduce the amount payable upon the redemption of any Note or change the time of any mandatory redemption or, in respect of an optional redemption, the times at which any Note may be redeemed or, once notice of redemption has been given, the time at which it must thereupon be redeemed,

(iv) after the time an Offer to Purchase is required to have been made, reduce the purchase amount or purchase price, or extend the latest expiration date or purchase date thereunder,

(v) make any Note payable in money other than that stated in the Note,

(vi) impair the right of any Holder of Notes to receive any principal payment or interest payment on such Holder’s Notes or Note Guarantee, on or after the Stated Maturity thereof, or to institute suit for the enforcement of any such payment,

(vii) make any change in the percentage of the principal amount of the Notes whose Holders must consent to an amendment, supplement or waiver,

(viii) modify or change any provision of the Indenture affecting the ranking of the Notes or any Note Guarantee in a manner materially adverse to the Holders of the Notes, or

(ix) release any Guarantor that is a Restricted Subsidiary from any of its Obligations under its Note Guarantee or the Indenture other than in accordance with the provisions of the Indenture, or amend or modify any provision relating to such release.

In addition, any amendment to, or waiver of, the provisions of this Indenture or any Security Document that has the effect of releasing all or substantially all of the Collateral from the Liens securing the Notes or subordinating Liens securing the Notes (except as permitted by the terms of this Indenture or the Security Documents) will require the consent of Holders of at least 66 2/3% in aggregate principal amount of the Notes then outstanding.

It is not necessary for Holders to approve the particular form of any proposed amendment, supplement or waiver, but it is sufficient if their consent approves the substance of the proposed amendment, supplement or waiver. After an amendment becomes effective, the Company shall mail to each registered Holder of the Notes at such Holder’s address appearing in the Security Register a notice briefly describing such amendment, supplement or waiver. However, the failure to give such notice to all Holders of the Notes, or any defect therein, will not impair or affect the validity of the amendment thereof.

Upon the written request of the Company accompanied by a board resolution of the Board of Directors authorizing the execution of any such supplemental indenture, and upon the receipt by the Trustee of evidence reasonably satisfactory to the Trustee of the consent to the Holders as aforesaid and upon receipt by the Trustee of the Documents described in Section 9.08 hereof, the Trustee shall join with the Company in the execution of such supplemental indenture unless such supplemental indenture affects the Trustee’s own rights, duties oar immunities under this Indenture, in which case the Trustee may, but shall not be obligated to, enter into such supplemental indenture.

SECTION 9.03. Compliance with Trust Indenture Act. Every amendment, modification or supplement to this Indenture or the Notes shall be set forth in a supplemental indenture that complies with the TIA as then in effect.

SECTION 9.04. Effect of Supplemental Indentures. Upon the execution of any supplemental indenture under this Article IX, this Indenture shall be modified in accordance therewith, and such supplemental indenture shall form a part of this Indenture for all purposes; and every Holder theretofore or thereafter authenticated and delivered hereunder shall be bound thereby.

SECTION 9.05. Notation on or Exchange of Notes. If an amendment, modification or supplement changes the terms of a Note, the Company or Trustee may require the Holder to deliver it to the Trustee. The Trustee may place an appropriate notation on the Note provided by the Company and on any Note subsequently authenticated regarding the changed terms and return it to the Holder. Alternatively, if the Company so determines, the Company shall issue in exchange for the Note and the Trustee shall authenticate a new Note that reflects the changed terms. Failure to make the appropriate notation or to issue a new Note shall not affect the validity of such amendment, modification or supplement.

SECTION 9.06. Payment for Consent. None of the Company nor any of its Subsidiaries or Affiliates may, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any Holder for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of this Indenture or the Notes unless such consideration is offered to be paid or agreed to be paid to all Holders of the Notes that consent, waive or agree to amend such term or provision within the time period set forth in the solicitation documents relating to the consent, waiver or amendment. Notwithstanding the foregoing, in any offer or payment of consideration for, or as an inducement to, any consent, waiver or amendment of any of the terms or provisions of this Indenture or the Notes in connection with an exchange offer, the Company and any of its Subsidiaries and Affiliates may exclude (i) Holders or beneficial owners of the Notes that are not Institutional Accredited Investors and (ii) Holders or beneficial owners of the Notes in any jurisdiction where the inclusion of such Holders or beneficial owners would require the Company or any of its Subsidiaries or Affiliates to comply with the registration requirements or other similar requirements under any securities laws of such jurisdiction, or the solicitation of such consent, waiver or amendment from, or the granting of such consent or waiver, or the approval of such amendment by, Holders or beneficial owners in such jurisdiction would be unlawful, in each case as determined by the Company in its sole discretion.

SECTION 9.07. Notice of Amendment or Waiver. Promptly after the execution by the Company and the Trustee of any supplemental indenture or waiver pursuant to the provisions of Section 9.02, the Company shall give notice thereof to the Holders of each outstanding Note affected, in the manner provided for in Section 12.02(b), setting forth in general terms the substance of such supplemental indenture or waiver.

SECTION 9.08. Trustee to Sign Supplemental Indentures. In executing any supplemental indenture, the Trustee shall be entitled to receive security or indemnity reasonably satisfactory to it and to receive and shall be fully protected in relying upon, in addition to the documents required by Section 12.04, an Officers’ Certificate and an Opinion of Counsel stating that such supplemental indenture is authorized or permitted by this Indenture and that all conditions precedent to the execution, delivery and performance of such supplemental indenture have been satisfied and that it will be the legal, valid and binding obligation of the Company and the Guarantors in accordance with its terms.

The Trustee shall sign all supplemental indentures that comply with the requirements of this Indenture, except that the Trustee may, but need not, sign any supplemental indenture that adversely affects its rights. If it does affect the rights, duties, liabilities or immunities of the Trustee, the Trustee may, but need not, sign such amendment, supplement or waiver.

ARTICLE X

INTERCREDITOR AGREEMENT

SECTION 10.01. Intercreditor Agreement.

Each Holder, by accepting a Note, has authorized the Trustee and the Collateral Agent to enter into the Intercreditor Agreement on behalf of the Holders and agreed that the Holders shall comply with the provisions of the Intercreditor Agreement applicable to them in their capacities as such to the same extent as if the Holders were parties thereto.

Additionally, provided that no Event of Default has occurred and is continuing, the Trustee shall, upon written request of the Company, together with an Officers’ Certificate and an Opinion of Counsel, enter into and direct the Collateral Agent to enter into amendments to the Intercreditor Agreement or an additional intercreditor agreement with the agent for the holders of any ABL Obligations on terms and conditions that, in the good faith determination of the Company, are not less favorable, taken as a whole, to the Holders of Notes than the terms of the Intercreditor Agreement and thereafter such amended or new intercreditor agreement shall be deemed to be the Intercreditor Agreement for all purposes of this Indenture.

ARTICLE XI

COLLATERAL

SECTION 11.01. Security Documents.

The Indenture Obligations are secured as provided in the Security Documents and will be secured by Security Documents hereafter. The Company shall, and shall cause each Guarantor to, and each Guarantor shall, make all filings (including filings of continuation statements and amendments to UCC financing statements that may be necessary to continue the effectiveness of such UCC financing statements) necessary to maintain or establish (at the sole cost and expense of the Company and the Guarantors) the security interest created by the Security Documents in the Collateral as a perfected security interest to the extent perfection is required by the Security Documents, subject only to Permitted Liens.

SECTION 11.02. Collateral Agent.

(a) The Collateral Agent shall have all the rights and protections provided in the Security Documents and, additionally, shall have all the rights and protections provided to the “Trustee” under Article VII.

(b) Subject to Section 7.01, none of the Collateral Agent, Trustee, Paying Agent, Registrar or Transfer Agent nor any of their respective officers, directors, employees, attorneys or agents will be responsible or liable for the existence, genuineness, value or protection of any Collateral, for the legality, enforceability, effectiveness or sufficiency of the Security Documents, for the creation, perfection, priority, sufficiency or protection of any Note Liens, or any defect or deficiency as to any such matters.

(c) Except as required or permitted by the Security Documents, the Holders, by accepting a Note, acknowledge that the Collateral Agent will not be obligated:

(i) to act upon directions purported to be delivered to it by any Person, except in accordance with the Security Documents;

(ii) to foreclose upon or otherwise enforce any Note Lien; or

(iii) to take any other action whatsoever with regard to any or all of the Note Liens, Security Documents or Collateral.

SECTION 11.03. Authorization of Actions to Be Taken.

(a) Each Holder of Notes, by its acceptance thereof, consents and agrees to the terms of each Security Document, as originally in effect and as amended, supplemented or replaced from time to time in accordance with its terms or the terms of this Indenture, authorizes and directs the Trustee and the Collateral Agent to enter into the Security Documents to which it is a party, authorizes and empowers the Collateral Agent to execute and deliver the Intercreditor Agreement and authorizes and empowers the Collateral Agent to bind the Holders of Notes as set forth in the Security Documents to which the Collateral Agent is a party and the Intercreditor Agreement and to perform its obligations and exercise its rights and powers thereunder.

(b) The Trustee is authorized and empowered to receive for the benefit of the Holders of Notes any funds collected or distributed to the Collateral Agent under the Security Documents to which the Trustee is a party and, subject to the terms of the Security Documents, to make further distributions of such funds to the Holders of Notes according to the provisions of this Indenture.

(c) Subject to the provisions of Section 7.01, Section 7.02, and the Security Documents, the Trustee may, in its sole discretion and without the consent of the Holders, direct, on behalf of the Holders, the Collateral Agent to take all actions it deems necessary or appropriate in order to:

(i) foreclose upon or otherwise enforce any or all of the Note Liens;

(ii) enforce any of the terms of the Security Documents to which the Collateral Agent is a party; or

(iii) collect and receive payment of any and all Obligations.

Subject to the Intercreditor Agreement and at the Company’s sole cost and expense, the Trustee is hereby authorized and empowered by each Holder of Notes (by its acceptance thereof) to institute and maintain, or direct the Collateral Agent to institute and maintain, such suits and proceedings as it may deem reasonably expedient to protect or enforce the Note Liens or the Security Documents to which the Collateral Agent or Trustee is a party or to prevent any impairment of Collateral by any acts that may be unlawful or in violation of the Security Documents or this Indenture, and such suits and proceedings as the Trustee may deem reasonably expedient, at the Company’s sole cost and expense, to preserve or protect its interests and the interests of the Holders of Notes in the Collateral, including power to institute and maintain suits or proceedings to restrain the enforcement of or compliance with any legislative or other governmental enactment, rule or order that may be unconstitutional or otherwise invalid if the enforcement of, or compliance with, such enactment, rule or order would impair the Note Liens or be prejudicial to the interests of the Holders or the Trustee.

SECTION 11.04. Release of Collateral.

(a) Collateral may be released from the Lien and security interest created by the Security Documents at any time or from time to time in accordance with the provisions of the Security Documents and the Intercreditor Agreement. In addition, the Company and the Guarantors will be entitled to the release of assets included in the Collateral from the Liens securing the Notes, and the Trustee shall (or, if the Trustee is not then the Collateral Agent, shall direct the Collateral Agent to) release the same from such Liens at the Company’s sole cost and expense, under any one or more of the following circumstances without the need for any further action by any Person:

(1) in whole or in part, as applicable, as to all or any portion of property subject to such Note Liens which has been taken by eminent domain, condemnation or other similar circumstances;

(2) in whole upon (a) satisfaction and discharge of this Indenture or (b) a legal defeasance or covenant defeasance, each of which in accordance with Article VIII;

(3) in part, as to any property that (a) is sold, transferred or otherwise disposed of by the Company or any Guarantor (other than to the Company or another Guarantor) in a transaction not prohibited by this Indenture at the time of such sale, transfer or disposition, or (b) is owned or at any time acquired by a Guarantor that has been released from its Guarantee pursuant to Section 12.03, concurrently with the release of such Guarantee;

(4) as to property that constitutes all or substantially all of the Collateral securing the Notes, with the consent of Holders of at least 66 2/3% in aggregate principal amount of the Notes then outstanding;

(5) as to property that constitutes less than all or substantially all of the Collateral securing the Notes, with the consent of the Holders of at least a majority in aggregate principal amount of the Notes then outstanding; or

(6) in part, in accordance with the applicable provisions of the Security Documents and the Intercreditor Agreement.

(b) upon the request of the Company pursuant to an Officers’ Certificate and an Opinion of Counsel certifying that all conditions precedent hereunder have been met and stating whether or not such release is in connection with a sale or disposition of assets and (at the sole cost and expense of the Company), the Collateral Agent will release Collateral that is sold, conveyed or disposed of in compliance with the provisions of this Indenture.

(c) notwithstanding anything to the contrary contained herein, at any time the Trustee or Collateral Agent is requested to acknowledge or execute a release of Collateral, the Trustee and/or the Collateral Agent shall be entitled to receive an Officers’ Certificate and an Opinion of Counsel that all conditions precedent in the Note Documents to such release have been complied with. The Trustee may, to the extent permitted by Sections 7.01 and 7.02 hereof, accept as conclusive evidence of compliance with the foregoing provisions the appropriate statements contained in such documents. Upon receipt of such documents the Collateral Agent shall execute, deliver or acknowledge any instruments of termination, satisfaction or release reasonably requested of it to evidence the release of any Collateral permitted to be released pursuant to this Indenture or the Security Documents.

(d) the Company shall comply with Section 314(d) of the TIA to the extent applicable.

SECTION 11.05. Filing, Recording and Opinions.

The Company will furnish to the Collateral Agent and the Trustee an Opinion of Counsel complying with Section 314(b)(1) of the TIA at or promptly following the Issue Date.

The Company will furnish to the Collateral Agent and the Trustee on or within one month of December 15 in each year beginning with December 15, 2013, an Opinion of Counsel either:

(a) (1) (A) stating that, in the opinion of such counsel, action has been taken with respect to the recording, registering, filing, re-recording, re-registering and re-filing of all supplemental indentures, mortgages, financing statements, mortgage reinscriptions, continuation statements or other instruments of further assurance as is necessary to maintain the Lien of the Security Documents and reciting with respect to the security interests in the Collateral the details of such action or referring to prior Opinions of Counsel in which such details are given, and (B) stating that, in the opinion of such counsel, based on relevant laws as in effect on the date of such Opinion of Counsel, all mortgages, mortgage reinscriptions, financing statements and continuation statements have been filed that are necessary as of such date and during the succeeding 12 months to fully preserve and protect, to the extent such protection and preservation are possible by filing, the rights of the Holders and the Collateral Agent and the Trustee hereunder and under the Security Documents with respect to the security interests in the Collateral; or

(b) stating that, in the opinion of such counsel, no such action is necessary to maintain such Lien and assignment. Any release of Collateral permitted by Section 11.04 will be deemed not to impair the Liens under this Indenture and the Security Documents in contravention thereof and any person that is required to deliver any certificate or opinion pursuant to Section 314(d) of the Trust Indenture Act shall be entitled to rely upon the foregoing as a basis for delivery of such certificate or opinion. The Trustee shall, to the extent permitted by Sections 7.01 and 7.02, accept as conclusive evidence of compliance with the foregoing provisions the appropriate statements contained in such certificate or opinion.

SECTION 11.06. Powers Exercisable by Receiver or Trustee. In case the Collateral shall be in the possession of a receiver or trustee, lawfully appointed, the powers conferred in this Article XI upon the Company or a Guarantor with respect to the release, sale or other disposition of such property may be exercised by such receiver or trustee, and an instrument signed by such receiver or trustee shall be deemed the equivalent of any similar instrument of the Company or a Guarantor or of any officer or officers thereof required by the provisions of this Article XI, and if the Trustee or the Collateral Agent shall be in the possession of the Collateral under any provision of this Indenture, then such powers may be exercised by the Trustee or the Collateral Agent, as the case may be.

SECTION 11.07. Voting.

In connection with any matter under the Security Agreement requiring a vote of Holders of Secured Obligations (as defined in the Security Agreement), the Holders of such Secured Obligations shall be treated as a single class and the Holders shall cast their votes in accordance with this Indenture. The amount of the Notes to be voted by the Holders will equal the aggregate outstanding principal amount of the Notes. Following and in accordance with the outcome of the applicable vote under this Indenture, the Trustee shall vote the total amount of the Notes as a block in respect of any vote under the Security Agreement.

SECTION 11.08. Authorization of Receipt of Funds by the Trustee Under the Security Documents.

The Trustee is authorized to receive any funds for the benefit of Holders distributed under the Security Documents, and to make further distributions of such funds to the Holders of Notes according to the provisions of this Indenture.

SECTION 11.09. Termination of Security Interest.

Upon Discharge of Indenture Obligations the Trustee will, at the request of the Company, deliver a certificate to the Collateral Agent stating that such Indenture Obligations have been paid in full, and instruct the Collateral Agent to release the Liens pursuant to this Indenture and the Security Documents.

SECTION 11.10. Trustee’s Duties with Respect to Collateral

(a) Beyond the exercise of reasonable care in the custody thereof, neither the Trustee nor the Collateral Agent shall have any duty as to any Collateral in its possession or control or in the possession or control of any agent or bailee or any income thereon or as to preservation of rights against prior parties or any other rights pertaining thereto. Neither the Trustee nor the Collateral Agent shall be responsible for filing any financing or continuation statements or recording any documents or instruments in any public office at any time or times or otherwise perfecting or maintaining the perfection of any security interest in the Collateral. The Trustee and/or the Collateral Agent shall be deemed to have exercised reasonable care in the custody of the Collateral in its possession if the Collateral is accorded treatment substantially equal to that which it accords its own property and shall not be liable or responsible for any loss or diminution in the value of any of the Collateral, by reason of the act or omission of any carrier, forwarding agency or other agent or bailee selected by the Trustee or the Collateral Agent in good faith.

(b) Neither the Trustee nor the Collateral Agent shall be responsible for the existence, genuineness or value of any of the Collateral or for the validity, perfection, priority or enforceability of the Liens in any of the Collateral, whether impaired by operation of law or by reason of any action or omission to act on its part hereunder, except to the extent such action or omission constitutes negligence or willful misconduct on the part of the Trustee or the Collateral Agent, for the validity or sufficiency of the Collateral or any agreement or assignment contained therein, for the validity of the title of the Company to the Collateral, for insuring the Collateral or for the payment of taxes, charges, assessments or Liens upon the Collateral or otherwise as to the maintenance of the Collateral. Neither the Trustee nor the Collateral Agent shall have any duty to ascertain or inquire as to the performance or observance of any of the terms of this Indenture or the Security Documents by the Company or the Guarantors.

ARTICLE XII

GUARANTEES

SECTION 12.01. Note Guarantees. (a) Each Guarantor hereby fully and unconditionally guarantees, on a secured, senior, joint and several basis with each other Note Guarantor, to each Holder and to the Trustee and its successors and assigns on behalf of each Holder, the full payment of principal of, premium, if any, interest (including Additional Interest), if any, and all other monetary obligations of the Company under this Indenture and the Notes (including obligations to the Trustee) with respect to each Note authenticated and delivered by the Trustee or its agent pursuant to and in accordance with this Indenture, in accordance with the terms of this Indenture (all the foregoing being hereinafter collectively called the “Obligations”). Each Guarantor further agrees that the Obligations may be extended or renewed, in whole or in part, without notice or further assent from such Guarantor and that such Guarantor will remain bound under this Article XII notwithstanding any extension or renewal of any Obligation. All payments under such Note Guarantee will be made in U.S. Dollars.

(b) Each Guarantor hereby agrees that its obligations hereunder shall be as if they were the principal debtor and not merely surety, unaffected by, and irrespective of, any validity, irregularity or unenforceability of any Note or this Indenture, any failure to enforce the provisions of any Note or this Indenture, any waiver, modification or indulgence granted to the Company with respect thereto by the Holders or the Trustee, or any other circumstance which may otherwise constitute a legal or equitable discharge of a surety or guarantor (except payment in full); provided, however, that, notwithstanding the foregoing, no such waiver, modification, indulgence or circumstance shall without the written consent of the Guarantor increase the principal amount of a Note or the interest rate thereon or change the currency of payment with respect to any Note, or alter the Stated Maturity thereof. Each Guarantor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of merger or bankruptcy of the Company, any right to require that the Trustee pursue or exhaust its legal or equitable remedies against the Company prior to exercising its rights under the Note Guarantee (including, for the avoidance of doubt, any right which the Guarantor may have to require the seizure and sale of the assets of the Company to satisfy the outstanding principal of, interest on or any other amount payable under each Note prior to recourse against the Guarantor or its assets), protest or notice with respect to any Note or the Indebtedness evidenced thereby and all demands whatsoever, and covenants that the Note Guarantee will not be discharged with respect to any Note except by payment in full of the principal thereof and interest thereon or as otherwise provided in this Indenture. If at any time any payment of principal of, premium, if any, and interest, if any, on such Note is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy or reorganization of the Company, the Guarantor’s obligations hereunder with respect to such payment shall be reinstated as of the date of such rescission, restoration or returns as though such payment had become due but had not been made at such times. Each Guarantor agrees that its Note Guarantee is a guarantee of payment and not a guarantee of collection.

(c) The Guarantors also agree to pay any and all costs and expenses (including reasonable attorneys’ fees and expenses) incurred by the Trustee or any Holder in enforcing any rights under this Section 12.01.

SECTION 12.02. Subrogation. (a) The Guarantors shall be subrogated to all rights of the Holders against the Company in respect of any amounts paid to such Holders by the Guarantors pursuant to the provisions of their Note Guarantees.

(b) The Guarantors agree that they shall not be entitled to any right of subrogation in relation to the Holders in respect of any Obligations guaranteed hereby until payment in full of all Obligations. The Guarantors further agree that, as between themselves, on the one hand, and the Holders and the Trustee, on the other hand, (x) the maturity of the Obligations guaranteed hereby may be accelerated as provided in Section 6.02 for the purposes of their Note Guarantees herein, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the Obligations guaranteed hereby, and (y) in the event of any declaration of acceleration of such obligations as provided in Section 6.02, such Obligations (whether or not due and payable) shall forthwith become due and payable by the Guarantors for the purposes of this Section 12.02, subject to Section 12.01(b) above.

SECTION 12.03. Release of Guarantors. The Note Guarantee of any Guarantor will be automatically and unconditionally released and discharged upon any of the following:

(a) a sale or other disposition of Capital Stock (including by way of consolidation or merger) of such Guarantor following which it is no longer a direct or indirect Subsidiary of the Company or the sale or disposition of all or substantially all the assets of the Guarantor (other than to the Company or a Restricted Subsidiary);

(b) the designation by the Company of such Guarantor as an Unrestricted Subsidiary;

(c) defeasance or discharge of the notes, as provided in Article VIII hereof.

If the Note Guarantee of any Guarantor is deemed to be released or is automatically released, the Company shall deliver to the Trustee an Officers’ Certificate stating the identity of the released Guarantor, the basis for release in reasonable detail, and that such release complies with this Indenture. At the request of the Company, and upon delivery to the Trustee of an Officers’ Certificate and an Opinion of Counsel stating that such release complies with this Indenture, the Trustee shall execute any documents reasonably requested by either the Company or a Guarantor in order to evidence the release, discharge and termination of such Guarantor from its obligations under its Note Guarantee endorsed on the Notes and under this Article XII (it being understood that the failure to obtain any such instrument shall not impair any automatic release pursuant to this Section 12.03).

SECTION 12.04. Additional Guarantors. The Company covenants and agrees that it shall cause any Person which becomes obligated to Guarantee the Notes pursuant to the terms of Section 4.12, to execute a supplemental indenture, and any other documentation requested by the Trustee satisfactory in form and substance to the Trustee in accordance with Section 4.12 pursuant to which such Restricted Subsidiary shall Guarantee the obligations of the Company under the Notes and this Indenture in accordance with this Article XII, with the same effect and to the same extent as if such Person had been named herein as a Guarantor.

SECTION 12.05. Limitation of Note Guarantees. The Note Guarantees are limited to amounts not to exceed the maximum amount that can be guaranteed by the Guarantor without rendering such Note Guarantee, as it relates to the Guarantor, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer of similar laws affecting the rights of the creditors generally.

SECTION 12.06. Notation Not Required. Neither the Company nor any Guarantor will be required to make a notation on the Notes to reflect any Note Guarantee or any release, termination or discharge thereof.

SECTION 12.07. Successors and Assigns. This Article XII shall be binding upon the Guarantor and each of their successors and assigns and shall inure to the benefit of the successors and assigns of the Trustee and the Holders and, in the event of any transfer or assignment of rights by any Holder or the Trustee, the rights and privileges conferred upon that party in this Indenture and in the Notes shall automatically extend to and be vested in such transferee or assigns, all subject to the terms and conditions of this Indenture.

SECTION 12.08. No Waiver. Neither a failure nor a delay on the part of either the Trustee or the Holders in exercising any right, power or privilege under this Article XII shall operate as a waiver thereof, nor shall a single or partial exercise thereof preclude any other or further exercise of any right, power or privilege. The rights, remedies and benefits of the Trustee and the Holders herein expressly specified are cumulative and are not exclusive of any other rights, remedies or benefits which either may have under this Article XII at law, in equity, by statute or otherwise.

SECTION 12.09. Modification. No modification, amendment or waiver of any provision of this Article XII, nor the consent to any departure by the Guarantor therefrom, shall in any event be effective unless the same shall be in writing and signed by the Trustee, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice to or demand on the Guarantor in any case shall entitle the Guarantor to any other or further notice or demand in the same, similar or other circumstance.

ARTICLE XIII

HOLDERS’ MEETINGS

SECTION 13.01. Purposes of Meetings. A meeting of the Holders may be called at any time pursuant to this Article XIII for any of the following purposes:

(a) to give any notice to the Company or any Guarantor or to the Trustee, or to give any directions to the Trustee, or to consent to the waiving of any Default hereunder and its consequences, or to take any other action authorized to be taken by Holders pursuant to Article IX;

(b) to remove the Trustee and appoint a successor trustee pursuant to Article VII; or

(c) to consent to the execution of an indenture supplement pursuant to Section 9.02.

SECTION 13.02. Place of Meetings. Meetings of Holders may be held at such place or places as the Trustee or, in case of its failure to act, the Company, any Guarantor or the Holders calling the meeting, shall from time to time determine.

SECTION 13.03. Call and Notice of Meetings. (a) The Trustee may at any time (upon not less than 21 days’ notice) call a meeting of Holders to be held at such time and at such place in New York, New York or in such other city as determined by the Trustee pursuant to Section 13.02. Notice of every meeting of Holders, setting forth the time and the place of such meeting and in general terms the action proposed to be taken at such meeting, shall be mailed to each Holder and published in the manner contemplated by Section 14.02(b).

(b) In case at any time the Company, pursuant to a resolution of the Board of Directors, or the Holders of at least 10% in aggregate principal amount at maturity of the Notes then outstanding, shall have requested the Trustee to call a meeting of the Holders, by written request setting forth in reasonable detail the action proposed to be taken at the meeting, and the Trustee shall not have made the first giving of the notice of such meeting within 20 days after receipt of such request, then the Company or the Holders of Notes in the amount above specified may determine the time (not less than 21 days after notice is given) and the place in New York, New York or in the other city as determined by the Company or the Holders pursuant to Section 13.02 for such meeting and may call such meeting to take any action authorized in Section 13.01 by giving notice thereof as provided in Section 14.02(a).

SECTION 13.04. Voting at Meetings. To be entitled to vote at any meeting of Holders, a Person shall be (i) a Holder at the relevant Record Date set in accordance with Section 6.15 or (ii) a Person appointed by an instrument in writing as proxy for a Holder or Holders by such Holder or Holders. The only Persons who shall be entitled to be present or to speak at any meeting of Holders shall be the Person so entitled to vote at such meeting and its counsel and any representatives of the Trustee and its counsel and any representatives of the Company and any Guarantor and their counsel.

SECTION 13.05. Voting Rights, Conduct and Adjournment. (a) Notwithstanding any other provisions of this Indenture, the Trustee may make such reasonable regulations as it may deem advisable for any meeting of Holders in regard to proof of the holding of Notes and of the appointment of proxies and in regard to the appointment and duties of inspectors of votes, the submission and examination of proxies, certificates and other evidence of the right to vote, and such other matters concerning the conduct of the meeting as it shall deem appropriate. Except as otherwise permitted or required by any such regulations, the holding of Notes shall be proved in the manner specified in Section 2.03 and the appointment of any proxy shall be proved in such manner as is deemed appropriate by the Trustee or by having the signature of the Person executing the proxy witnessed or guaranteed by any bank, banker, brokerage firm or trust company customarily authorized to certify to the holding of a Note such as a Global Note.

(b) At any meeting of Holders, the presence of Persons holding or representing Notes in an aggregate principal amount at Stated Maturity sufficient under the appropriate provision of this Indenture to take action upon the business for the transaction of which such meeting was called shall constitute a quorum. Subject to any required aggregate principal amount at Stated Maturity of Notes required for the taking of any action pursuant to Article IX, in no event shall less than a majority of the votes given by Persons holding or representing Notes at any meeting of Holders be sufficient to approve an action. Any meeting of Holders duly called pursuant to Section 13.03 may be adjourned from time to time by vote of the Holders (or proxies for the Holders) of a majority of the Notes represented at the meeting and entitled to vote, whether or not a quorum shall be present, and the meeting may be held as so adjourned without further notice. No action at a meeting of Holders shall be effective unless approved by Persons holding or representing Notes in the aggregate principal amount at Stated Maturity required by the provision of this Indenture pursuant to which such action is being taken.

(c) At any meeting of Holders, each Holder or proxy shall be entitled to one vote for each $1,000 aggregate principal amount at Stated Maturity of outstanding Notes held or represented.

SECTION 13.06. Revocation of Consent by Holders at Meetings. At any time prior to (but not after) the evidencing to the Trustee of the taking of any action at a meeting of Holders by the Holders of the percentage in aggregate principal amount at maturity of the Notes specified in this Indenture in connection with such action, any Holder of a Note the serial number of which is included in the Notes the Holders of which have consented to such action may, by filing written notice with the Trustee at its Corporate Trust Office and upon proof of holding as provided herein, revoke such consent so far as concerns such Note. Except as aforesaid, any such consent given by the Holder of any Note shall be conclusive and binding upon such Holder and upon all future Holders and owners of such Note and of any Note issued in exchange therefor, in lieu thereof or upon transfer thereof, irrespective of whether or not any notation in regard thereto is made upon such Note. Any action taken by the Holders of the percentage in aggregate principal amount at maturity of the Notes specified in this Indenture in connection with such action shall be conclusively binding upon the Company, the Guarantors, the Trustee and the Holders. This Section 13.06 shall not apply to revocations of consents to amendments, supplements or waivers, which shall be governed by the provisions of Article IX.

ARTICLE XIV

MISCELLANEOUS

SECTION 14.01. Trust Indenture Act Controls. If and to the extent that any provision of this Indenture limits, qualifies or conflicts with the duties imposed by, or with another provision (an “incorporated provision”) included in this Indenture by operation of, Sections 310 to 318, inclusive, of the TIA incorporated hereto in accordance with Section 1.03 hereto, such imposed duties or incorporated provision shall control.

SECTION 14.02. Notices . (a) Any notice or communication shall be in writing and delivered in person or mailed by first class mail, nationally recognized overnight delivery service guaranteeing next day delivery, or sent by facsimile transmission addressed as follows:

if to the Company or any Guarantor:

Armstrong Energy, Inc.

7733 Forsyth Boulevard

Suite 1625

Saint Louis, MO 63105

Facsimile: +1 (314) 721-8211

Attention: Martin D. Wilson, President

With copies to:

Armstrong Teasdale LLP

7700 Forsyth Boulevard

Suite 1800

Saint Louis, MO 63105 Facsimile: (314) 621-5065

Attention: David W. Braswell

and

Miller Wells, PLLC

300 East Main St.

Suite 360

Lexington, KY 40507

Facsimile: (859) 957-1889

Attention: Mason L. Miller

if to the Trustee or the Collateral Agent:

Wells Fargo Bank, National Association

230 West Monroe Street, Suite 2900

Chicago, Illinois 60606

Fax: 312-726-2158

Attention: Corporate Trust Services

The Company, the Guarantors or the Trustee by notice to the other may designate additional or different addresses for subsequent notices or communications. All communications delivered to the Trustee shall be deemed effective when received.

(b) Notices to the Holders regarding the Notes shall be mailed to each Holder by first-class mail at such Holder’s respective address as it appears on the registration books of the Registrar.

Notices given by first-class mail shall be deemed given five calendar days after mailing. Failure to mail a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders. If a notice or communication is mailed in the manner provided above, it is duly given, whether or not the addressee receives it. Notwithstanding any other provision of this Indenture or any Note, where this Indenture or any Note provides for notice of any event (including any notice of redemption or repurchase) to a Holder of a Global Note (whether by mail or otherwise), such notice shall be sufficiently given if given to DTC (or its designee) pursuant to the standing instructions from DTC or its designee, including by electronic mail in accordance with DTC operational arrangements or other Applicable Procedures.

(c) Where this Indenture provides for notice in any manner, such notice may be waived in writing by the Person entitled to receive such notice, either before or after the event, and such waiver shall be the equivalent of such notice. Waivers of notice by Holders shall be filed with the Trustee, but such filing shall not be a condition precedent to the validity of any action taken in reliance upon such waiver.

(d) The Trustee agrees to accept and act upon notice, instructions or directions pursuant to this Indenture sent by unsecured facsimile or electronic transmission;

provided, however, that (1) the party providing such written notice, instructions or directions, subsequent to such transmission of written instructions, shall provide the originally executed instructions or directions to the Trustee in a timely manner, and (2) such originally executed notice, instructions or directions shall be signed by an authorized representative of the party providing such notice, instructions or directions. The Trustee shall not be liable for any losses, costs or expenses arising directly or indirectly from the Trustee’s reasonable reliance upon and compliance with such notice, instructions or directions notwithstanding such notice, instructions or directions conflict or are inconsistent with a subsequent notice, instructions or directions.

SECTION 14.03. Communication by Holders with Other Holders. Holders may communicate pursuant to TIA Section 312(b) with other Holders with respect to their rights under this Indenture or the Notes. The Company, any Guarantor, the Trustee, the Registrar and anyone else shall have the protection of TIA Section 312(c).

SECTION 14.04. Certificate and Opinion as to Conditions Precedent. Upon any request or application by the Company or any Guarantor to the Trustee to take or refrain from taking any action under this Indenture (except in connection with the original issuance of the Notes on the date hereof), the Company or Guarantor, as the case may be, shall furnish upon request to the Trustee:

(a) an Officers’ Certificate in form reasonably satisfactory to the Trustee stating that, in the opinion of the signer, all conditions precedent, if any, provided for in this Indenture relating to the proposed action have been complied with; and

(b) an Opinion of Counsel in form reasonably satisfactory to the Trustee stating that, in the opinion of such counsel, all such conditions precedent have been complied with.

SECTION 14.05. Statements Required in Certificate or Opinion. Every certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture shall include:

(a) a statement that each individual signing such certificate or opinion has read such covenant or condition and the definitions herein relating thereto;

(b) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(c) a statement that, in the opinion of each such individual, he has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not such covenant or condition has been complied with; and

(d) a statement as to whether, in the opinion of each such individual, such condition or covenant has been complied with.

SECTION 14.06. Rules by Trustee, Paying Agent and Registrar. The Trustee may make reasonable rules for action by or at a meeting of Holders. The Registrar and the Paying Agent may make reasonable rules for their functions.

SECTION 14.07. Legal Holidays. If an Interest Payment Date or other payment date is not a Business Day, payment shall be made on the next succeeding day that is a Business Day with the same force and effect, and no interest shall accrue for the intervening period. If a Record Date is not a Business Day, the Record Date shall not be affected.

SECTION 14.08. Governing Law. THIS INDENTURE AND THE NOTES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, OR IN CONNECTION WITH, THIS INDENTURE.

SECTION 14.09. No Recourse Against Others. No director, officer, employee, incorporator, member or stockholder of the Company or any Guarantor, as such, will have any liability for any obligations of the Company or such Guarantor under the Notes, any Note Guarantee or this Indenture or for any claim based on, in respect of, or by reason of, such obligations. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

SECTION 14.10. Successors. All agreements of each of the Company and any Guarantor in this Indenture and the Notes shall bind their respective successors. All agreements of the Trustee in this Indenture shall bind its successors.

SECTION 14.11. Counterparts. This Indenture may be signed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same Indenture. The exchange of copies of this Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Indenture as to the parties hereto and may be used in lieu of the original Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

SECTION 14.12. Table of Contents, Cross-Reference Sheet and Headings. The table of contents, cross-reference sheet and headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not intended to be considered a part hereof and shall not modify or restrict any of the terms or provisions hereof.

SECTION 14.13. Severability. In case any provision in this Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

SECTION 14.14. USA Patriot Act. The Company and the Guarantors acknowledge that in accordance with Section 326 of the U.S.A. PATRIOT Act, the Trustee, like all financial institutions and in order to help fight the funding of terrorism and money laundering, is required to obtain, verify, and record information that identifies each person or legal entity that establishes a relationship or opens an account with the Trustee. The parties to this Indenture agree that they will provide the Trustee with such information as it may request in order for the Trustee to satisfy the requirements of the U.S.A. PATRIOT Act.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties have caused this Indenture to be duly executed as of the date first written above.

Armstrong Energy, Inc.
as the Company

By:	/s/ Martin D. Wilson
Name: Martin D. Wilson
Title: President

Armstrong Air, LLC
as a Guarantor

By:	/s/ Martin D. Wilson
Name: Martin D. Wilson
Title: Manager

Armstrong Coal Company, Inc.
as a Guarantor

By:	/s/ Martin D. Wilson
Name: Martin D. Wilson
Title: President

Armstrong Energy Holdings, Inc.
as a Guarantor

By:	/s/ Martin D. Wilson
Name: Martin D. Wilson
Title: President

Western Diamond LLC
as a Guarantor

By:	/s/ Martin D. Wilson
Name: Martin D. Wilson
Title: Manager

Signature Page to Indenture

Western Land Company, LLC
as a Guarantor

By:	/s/ Martin D. Wilson
Name: Martin D. Wilson
Title: Manager

Wells Fargo Bank, National Association
as the Trustee

By:	/s/ Gregory S. Clarke
Name: Gregory S. Clarke
Title: Vice President

Wells Fargo Bank, National Association
as the Collateral Agent

By:	/s/ Gregory S. Clarke
Name: Gregory S. Clarke
Title: Vice President

Signature Page to Indenture

EXHIBIT A

[FORM OF FACE OF NOTE]

UNLESS THIS GLOBAL NOTE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY GLOBAL NOTE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NOMINEE AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL IN AS MUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE INDENTURE REFERRED TO ON THE REVERSE HEREOF.

THIS GLOBAL NOTE AND ANY RELATED DOCUMENTATION MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME TO MODIFY THE RESTRICTIONS ON AND PROCEDURES FOR OR RESALES AND OTHER TRANSFERS OF THIS GLOBAL NOTE TO REFLECT ANY CHANGE IN APPLICABLE LAW OR REGULATION (OR THE INTERPRETATION THEREOF) OR IN PRACTICES RELATING TO THE RESALE OR TRANSFER OF RESTRICTED SECURITIES GENERALLY. THE HOLDER OF THIS GLOBAL NOTE SHALL BE DEEMED, BY THE ACCEPTANCE HEREOF, TO HAVE AGREED TO ANY SUCH AMENDMENT OR SUPPLEMENT.

[[The following legend, the “Private Placement Legend”] THE SECURITY (OR ITS PREDECESSOR) EVIDENCED HEREBY WAS ORIGINALLY ISSUED IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER SECTION 5 OF THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND THE SECURITY EVIDENCED HEREBY MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN APPLICABLE EXEMPTION THEREFROM. EACH PURCHASER OF THE SECURITY EVIDENCED HEREBY IS HEREBY NOTIFIED THAT THE SELLER MAY BE RELYING ON THE EXEMPTION FROM THE PROVISIONS OF SECTION 5 OF THE SECURITIES ACT PROVIDED BY RULE 144A THEREUNDER. THE HOLDER OF THE SECURITY EVIDENCED HEREBY AGREES FOR THE BENEFIT OF THE COMPANY THAT (A) SUCH SECURITY MAY BE RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY (i) (a) TO A PERSON WHO IS A QUALIFIED INSTITUTIONAL BUYER (AS

DEFINED IN RULE 144A UNDER THE SECURITIES ACT) IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A, (b) IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144 UNDER THE SECURITIES ACT, (c) OUTSIDE THE UNITED STATES TO A NON-U.S. PERSON IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 904 UNDER THE SECURITIES ACT, (d) TO AN INSTITUTIONAL “ACCREDITED INVESTOR” (AS DEFINED IN RULE 501(a)(1), (2), (3) OR (7) OF THE SECURITIES ACT (AN “INSTITUTIONAL ACCREDITED INVESTOR”)) THAT, PRIOR TO SUCH TRANSFER, FURNISHES THE TRUSTEE A SIGNED LETTER CONTAINING CERTAIN REPRESENTATIONS AND AGREEMENTS (THE FORM OF WHICH CAN BE OBTAINED FROM THE TRUSTEE) AND, IF SUCH TRANSFER IS IN RESPECT OF AN AGGREGATE PRINCIPAL AMOUNT OF NOTES LESS THAN $100,000, AN OPINION OF COUNSEL ACCEPTABLE TO THE COMPANY THAT SUCH TRANSFER IS IN COMPLIANCE WITH THE SECURITIES ACT, OR (e) IN ACCORDANCE WITH ANOTHER EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT (AND BASED UPON AN OPINION OF COUNSEL IF THE COMPANY SO REQUESTS), (ii) TO THE COMPANY, OR (iii) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT AND, IN EACH CASE IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER APPLICABLE JURISDICTION AND (B) THE HOLDER WILL, AND EACH SUBSEQUENT HOLDER IS REQUIRED TO, NOTIFY ANY PURCHASER FROM IT OF THE SECURITY EVIDENCED HEREBY OF THE RESALE RESTRICTIONS SET FORTH IN CLAUSE (A) ABOVE. NO REPRESENTATION CAN BE MADE AS TO THE AVAILABILITY OF THE EXEMPTION PROVIDED BY RULE 144 FOR RESALE OF THE SECURITY EVIDENCED HEREBY.

THE HOLDER OF THIS GLOBAL NOTE IS SUBJECT TO, AND ENTITLED TO THE BENEFITS OF, THE REGISTRATION RIGHTS AGREEMENT, DATED AS OF DECEMBER 21, 2012, AMONG THE COMPANY, THE GUARANTORS AND THE OTHER PARTIES REFERRED TO THEREIN.

[[The following legend, the “IAI Legend”] IN CONNECTION WITH ANY TRANSFER, THE HOLDER WILL DELIVER TO THE REGISTRAR AND TRANSFER AGENT SUCH CERTIFICATES AND OTHER INFORMATION AS SUCH TRANSFER AGENT MAY REASONABLY REQUIRE TO CONFIRM THAT THE TRANSFER COMPLIES WITH THE FOREGOING RESTRICTIONS.]

[INCLUDE ONLY IF TEMPORARY REGULATION S GLOBAL NOTE] THIS NOTE IS A TEMPORARY GLOBAL NOTE. PRIOR TO THE EXPIRATION OF THE RESTRICTED PERIOD APPLICABLE HERETO, BENEFICIAL INTERESTS HEREIN MAY NOT BE HELD BY ANY PERSON OTHER THAN (1) A NON-U.S. PERSON OR (2) A U.S. PERSON THAT PURCHASED SUCH INTEREST IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”). BENEFICIAL INTERESTS HEREIN ARE NOT EXCHANGEABLE FOR PHYSICAL NOTES OTHER THAN A PERMANENT GLOBAL NOTE IN ACCORDANCE WITH THE TERMS OF THE INDENTURE. TERMS IN THIS LEGEND ARE USED AS USED IN REGULATION S UNDER THE SECURITIES ACT.

UNTIL 40 DAYS AFTER THE COMMENCEMENT OF THE OFFERING, AN OFFER OR SALE OF SECURITIES WITHIN THE UNITED STATES BY A DEALER (AS DEFINED IN THE U.S. SECURITIES ACT) MAY VIOLATE THE REGISTRATION REQUIREMENTS OF THE U.S. SECURITIES ACT IF SUCH OFFER OR SALE IS MADE OTHERWISE THAN IN ACCORDANCE WITH RULE 144A UNDER THE U.S. SECURITIES ACT.]

[[INCLUDE ONLY IF PERMANENT REGULATION S GLOBAL NOTE] THIS NOTE (OR ITS PREDECESSOR) WAS ORIGINALLY ISSUED IN A TRANSACTION ORIGINALLY EXEMPT FROM REGISTRATION UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND MAY NOT BE TRANSFERRED IN THE UNITED STATES EXCEPT PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND ALL APPLICABLE STATE SECURITIES LAWS. TERMS USED ABOVE HAVE THE MEANINGS GIVEN TO THEM IN REGULATION S UNDER THE SECURITIES ACT.]

[[INCLUDE ONLY IF REGULATION S GLOBAL NOTE] BY ITS ACQUISITION HEREOF, THE HOLDER HEREOF REPRESENTS THAT IT IS NOT A U.S. PERSON, NOR IS IT PURCHASING FOR THE ACCOUNT OF A U.S. PERSON, AND IS ACQUIRING THIS NOTE IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH REGULATION S UNDER THE SECURITIES ACT.]

[[INCLUDE ONLY IF THE NOTE IS ISSUED WITH OID] THIS NOTE IS ISSUED WITH ORIGINAL ISSUE DISCOUNT FOR PURPOSES OF SECTION 1271 ET SEQ. OF THE INTERNAL REVENUE CODE. A HOLDER MAY OBTAIN THE ISSUE PRICE, AMOUNT OF ORIGINAL ISSUE DISCOUNT, ISSUE DATE AND YIELD TO MATURITY FOR SUCH NOTES BY SUBMITTING A WRITTEN REQUEST FOR SUCH INFORMATION TO THE COMPANY AT THE FOLLOWING ADDRESS: ARMSTRONG ENERGY, INC., 7733 FORSYTHE BOULEVARD, SUITE 1625, ST. LOUIS, MISSOURI 63105 ATTN: CHIEF FINANCIAL OFFICER.]

[If Restricted Global Note – CUSIP Number [•]/ISIN Number [•]]

[If Temporary Regulation S Global Note – CUSIP Number [•]/ISIN Number [•]]

[If Regulation S Global Note – CUSIP Number [•]/ISIN Number [•]]

No.

11.75% SENIOR SECURED NOTE DUE 2019

Armstrong Energy, Inc., a Delaware corporation, for value received promises to pay to Cede & Co. or registered assigns the principal sum of $                             (                ), or such other amount as shall be shown on the Schedule of Principal Amount hereto, on December 15, 2019.

From December 21, 2012, or from the most recent interest payment date to which interest has been paid or provided for, cash interest on this Note will accrue at 11.75%, payable semiannually on June 15 and December 15 of each year, beginning on June 15, 2013, to the Person in whose name this Note (or any predecessor Note) is registered at the close of business on the preceding June 1 or December 1, as the case may be.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature of an authorized signatory, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

Reference is hereby made to the further provisions of this Note set forth on the reverse hereof and to the provisions of the Indenture, which provisions shall for all purposes have the same effect as if set forth at this place.

IN WITNESS WHEREOF, Armstrong Energy, Inc. has caused this Note to be signed manually or by facsimile by its duly authorized signatory.

Dated: December 21, 2012

Armstrong Energy, Inc.

By:
Name:
Title:

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Trustee, certifies that this is one of the Notes referred to in the Indenture.

By:
Authorized Signatory

[FORM OF REVERSE SIDE OF NOTE]

11.75% Senior Secured Note Due 2019

1. Interest

Armstrong Energy, Inc., a Delaware corporation (the “Company”), and its successors and assigns under the Indenture hereinafter referred to, for value received promise to pay interest on the principal amount of this Note from December 21, 2012 until maturity and shall pay the Additional Interest, if any, payable pursuant to the Registration Rights Agreement referred to below. Interest will be computed on the basis of a 360-day year of twelve 30-day months. The Company will pay interest on overdue principal at the interest rate borne by the Notes compounded semiannually, and it shall pay interest on overdue installments of interest at the same rate compounded semiannually to the extent lawful.

2. Method of Payment

The Company shall pay interest (and Additional Interest, if any) on this Note (except defaulted interest) to the persons who are registered Holders of this Note at the close of business on the Record Date for the next Interest Payment Date even if this Note is cancelled after the Record Date and on or before the Interest Payment Date. The Company shall pay principal and interest (and Additional Interest, if any) in U.S. Dollars in immediately available funds that at the time of payment is legal tender for payment of public and private debts; provided, however, that payment of interest may be made at the option of the Company by check mailed to the Holder.

The amount of payments in respect of interest (and Additional Interest, if any) on each Interest Payment Date shall correspond to the aggregate principal amount of Notes, as established by the Registrar at the close of business on the relevant Record Date. Payments of principal shall be made upon surrender of the Notes to the Paying Agent.

3. Paying Agent and Registrar

Initially, Wells Fargo Bank, National Association, or one of its affiliates, will act as Paying Agent and Registrar. The Company or any of its Affiliates incorporated in the United States may act as Paying Agent, Registrar or co-Registrar, subject to the provisions of the Indenture.

4. Indenture

The Company issued the Notes under an indenture dated as of December 21, 2012 (the “Indenture”), among the Company, the Guarantors and Wells Fargo Bank, National Association, as trustee (the “Trustee”). The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939 as in effect on the date of the Indenture and, to the extent required by any amendment after such date, as so amended (the “Trust Indenture Act”). Terms defined in the Indenture and not defined herein have the meanings ascribed thereto in the Indenture. The Notes are subject to all such terms, and Holders are referred to the Indenture and the Trust Indenture Act for a statement of those terms.

The Notes are senior secured guaranteed obligations of the Company and are issued in an initial aggregate principal amount of $200,000,000. The Indenture imposes certain limitations on the Company and the Guarantors, including, without limitation, limitations on the incurrence of indebtedness and issuance of stock, the payment of dividends and other payment restrictions affecting the Company and its subsidiaries, the sale of assets, transactions with and among affiliates of the Company and the Restricted Subsidiaries, change of control and Liens.

5. Optional Redemption

At any time and from time to time prior to December 15, 2016, the Company may redeem the Notes, in whole or in part, by paying a Redemption Price equal to 100% of the principal amount of the Notes to be redeemed plus the Applicable Premium as of, and accrued and unpaid interest, if any, to, the applicable Redemption Date (subject to the right of Holders of record on the relevant Record Date to receive interest due on the relevant interest payment date).

At any time and from time to time on or after December 15, 2016, the Company may redeem the Notes, in whole or in part and from time to time, at a Redemption Price equal to the percentage of principal amount set forth below plus accrued and unpaid interest to the Redemption Date (subject to the right of Holders of record on the relevant Record Date to receive interest due on the relevant interest payment date):

12-Month Period Commencing December 15 in Year	Percentage
2016	105.875%
2017	102.938%
2018 and thereafter	100.000%

At any time and from time to time prior to December 15, 2015, the Company may redeem the Notes with the net cash proceeds received by the Company from one or more Equity Offerings at a Redemption Price equal to 111.75% of the principal amount plus accrued and unpaid interest to the Redemption Date (subject to the right of Holders of record on the relevant Record Date to receive interest due on the relevant interest payment date), in an aggregate principal amount for all such redemptions not to exceed 35% of the original aggregate principal amount of the Notes, including Additional Notes, provided that:

(1) in each case, the redemption takes place not later than 90 days after the closing of the related Equity Offering, and

(2) not less than 65% of the aggregate principal amount of the Notes originally issued under the Indenture (including any Additional Notes) remains outstanding immediately thereafter.

6. Notice of Redemption

Notice of redemption will be mailed at least 30 but not more than 60 days before the Redemption Date to each Holder whose Notes are to be redeemed at its registered address. Notes in denominations larger than $2,000 may be redeemed in part but only in whole multiples of $1,000, unless all of the Notes held by a Holder are to be redeemed. On and after the Redemption Date, interest ceases to accrue on Notes or portions thereof called for redemption.

7. Repurchase at the Option of Holders

Upon the occurrence of a Change of Control or the receipt of Excess Proceeds by the Company or a Restricted Subsidiary from Asset Sales or Events of Loss in excess of $15,000,000, the Company shall be required to make an Offer to Purchase all or a part of each Holder’s Notes (in principal amounts of $1,000 or integral multiples thereof, and in a minimum denomination of $2,000), pursuant to the terms of the Indenture.

8. Denominations

The Notes are in denominations of $2,000 and integral multiples of $1,000 of principal amount. The transfer of Notes may be registered, and Notes may be exchanged, as provided in the Indenture. The Registrar may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and to pay any taxes and fees required by law or permitted by the Indenture.

9. Unclaimed Money

All moneys paid by the Company or the Guarantors to the Trustee or a Paying Agent for the payment of the principal of, or premium, if any, or interest on, any Notes that remain unclaimed at the end of three years after such principal, premium or interest has become due and payable may be repaid to the Company or the Guarantors, subject to applicable law, and the Holder of such Note thereafter may look only to the Company or the Guarantors for payment thereof.

10. Discharge and Defeasance

Subject to certain conditions, the Company may discharge their obligations under the Notes and the Indenture by irrevocably depositing in trust with the Trustee money or U.S. Government Obligations sufficient to pay principal of and interest on the Notes to maturity or redemption within one year.

11. Amendment, Supplement and Waiver

The Indenture contains provisions permitting the Company, the Guarantors, and the Trustee in certain circumstances, without the consent of the Holders of the Notes, and in other circumstances, with the consent of the Holders of not less than a majority in aggregate principal amount of the Notes at the time outstanding, evidenced as in the Indenture provided, to execute supplemental indentures modifying the terms of the Indenture and the Notes as described therein. It is also provided in the Indenture that, subject to certain exceptions, the Holders of a majority in aggregate principal amount of the Notes at the time outstanding may on behalf of the Holders of all of the Notes waive any Default or Event of Default under the Indenture and its consequences.

12. Defaults and Remedies

In case an Event of Default, as defined in the Indenture, shall have occurred and be continuing, the principal, interest, and premium, if any, on the Notes may be declared, by either the Trustee or the Holders of not less than 25% in aggregate principal amount of Notes then outstanding, and upon said declaration shall become, due and payable, in the manner, with the effect and subject to the conditions and certain exceptions set forth in the Indenture.

13. Trustee, Paying Agent and Security Registrar Dealings with Company

Subject to certain limitations imposed by the Trust Indenture Act, the Paying Agent, Security Registrar and Trustee under the Indenture, each in its individual or other capacity, may become the owner or pledgee of Notes and may otherwise deal with and collect obligations owed to it by the Company or their Affiliates and may otherwise deal with the Company or their Affiliates with the same rights it would have if it were not the Paying Agent, Security Registrar, or Trustee, respectively.

14. No Recourse Against Others

A director, officer, employee, incorporator, member or stockholder, of a Company or any Guarantor, as such, shall not have any liability for any obligations of the Company or the Guarantors under the Notes or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the Notes.

15. Guarantees

The payment by the Company of the principal of and interest on this Note is fully and unconditionally guaranteed on a joint and several basis by each of the Guarantors on the terms set forth in the Indenture.

16. Authentication

This Note shall not be valid until an authorized officer of the Trustee (or an authenticating agent) manually signs the certificate of authentication on the other side of this Note.

17. Governing Law

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

A Company or a Guarantor shall furnish to any Holder upon written request and without charge to the Holder a copy of the Indenture. Requests may be made to:

Armstrong Energy, Inc.

7733 Forsyth Boulevard, Suite 1625

Saint Louis, MO 63105

Facsimile: +1 (314) 721-8211

Attention: Martin D. Wilson, President

ASSIGNMENT FORM

To assign and transfer this Note, fill in the form below:

(i) or (the company) assign and transfer this Note to

(Insert assignee’s social security or tax I.D. no.)

(Print or type assignee’s name, address and postal code)

and irrevocably appoint                                                                                                            agent to transfer this Note on the books of the Company. The agent may substitute another to act for him.

Your Signature:
(Sign exactly as your name appears on the other side of this Note)

Signature Note Guarantee:

(Participant in a recognized signature guarantee medallion program)

Date:

Certifying Signature:

In connection with any transfer of any Notes evidenced by this certificate occurring prior to the date that is one year after the later of the date of original issuance of such Notes and the last date, if any, on which the Notes were owned by the Company or any Affiliate of the Company, the undersigned confirms that such Notes are being transferred in accordance with the transfer restrictions set forth in such Notes and:

CHECK ONE BOX BELOW

(1) ☐	to the Company; or

(2) ☐	pursuant to and in compliance with Rule 144A under the U.S. Securities Act of 1933; or

(3) ☐	pursuant to and in compliance with Regulation S under the U.S. Securities Act of 1933; or

(4) ☐	pursuant to another available exemption from the registration requirements of the U.S. Securities Act of 1933; or

(5) ☐	pursuant to an effective registration statement under the U.S. Securities Act of 1933.

Unless one of the boxes is checked, the Trustee will refuse to register any of the Notes evidenced by this certificate in the name of any person other than the registered Holder thereof; provided, however, that if box (2) is checked, by executing this form, the Transferor is deemed to have certified that such Notes are being transferred to a person it reasonably believes is a “qualified institutional buyer” as defined in Rule 144A under the U.S. Securities Act of 1933 who has received notice that such transfer is being made in reliance on Rule 144A; if box (3) is checked, by executing this form, the Transferor is deemed to have certified that such transfer is made pursuant to an offer and sale that occurred outside the United States in compliance with Regulation S under the U.S. Securities Act; and if box (4) is checked, the Trustee may require, prior to registering any such transfer of the Notes, such legal opinions, certifications and other information as the Company reasonably requests to confirm that such transfer is being made pursuant to an exemption from or in a transaction not subject to, the registration requirements of the U.S. Securities Act of 1933.

Signature:

Signature Note Guarantee:

(Participant in a recognized signature guarantee medallion program)

Certifying Signature:                                                               Date:

Signature Note Guarantee:

(Participant in a recognized signature guarantee medallion program)

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note or a portion thereof repurchased pursuant to Section 4.09 or 4.11 of the Indenture, check the box:  ☐

If the purchase is in part, indicate the portion (in denominations of $2,000 or any integral multiple thereof) to be purchased:

Your signature:

(Sign exactly as your name appears on the other side of this Note)

Date:

Certifying Signature:

SCHEDULE A

SCHEDULE OF PRINCIPAL AMOUNT

The following decreases/increases in the principal amount of this Security have been made:

Date of Decrease/ Increase	Decrease in Principal Amount	Increase in Principal Amount	Principal Amount Following such Decrease/ Increase	Notation Made by or on Behalf of Registrar

EXHIBIT B

FORM OF CERTIFICATE FROM

ACQUIRING INSTITUTIONAL ACCREDITED INVESTOR

(Transfers pursuant to § 2.06(a)(ii) of the Indenture)

Armstrong Energy, Inc.

7733 Forsyth Boulevard

Suite 1625

Saint Louis, MO 63105

Facsimile: +1 (314) 721-8211

Attention: Martin D. Wilson, President

Wells Fargo Bank, National Association

608 Second Avenue South, N9303-121

Minneapolis, Minnesota 55479

Attention: Corporate Trust Operations

Email: DAPSReorg@wellsfargo.com

Re: 11.75% Senior Secured Notes due 2019 (the “Notes”)

Reference is hereby made to the Indenture dated as of December 21, 2012 among Armstrong Energy Inc., a Delaware corporation (the “Company”), and Armstrong Air, LLC, a Delaware Limited Liability Company, Armstrong Coal Company, Inc., a Delaware corporation, Armstrong Energy Holdings, Inc., a Delaware corporation, Western Diamond LLC, a Nevada limited liability company, and Western Land Company, LLC, a Kentucky limited liability company (collectively, the “Guarantors”), and Wells Fargo, National Association, a national banking association duly organized and existing under the laws of the United States of America, as trustee (the “Trustee”) and as collateral agent (the “Collateral Agent”). Capitalized terms used but not defined herein shall have the meanings given them in the Indenture.

In connection with our proposed purchase of $                              aggregate principal amount of a beneficial interest in a Global Note, we confirm that:

1. We understand that any subsequent transfer of the Notes or any interest therein is subject to certain restrictions and conditions set forth in the Indenture and the undersigned agrees to be bound by, and not to resell, pledge or otherwise transfer the Notes or any interest therein except in compliance with, such restrictions and conditions and the Securities Act of 1933, as amended (the “Securities Act”).

2. We understand that the offer and sale of the Notes have not been registered under the Securities Act, and that the Notes and any interest therein may not be offered or sold except as permitted in the following sentence. We agree, on our own behalf and on behalf of any accounts for which we are acting as hereinafter stated, that if we should sell the Notes or any interest therein, we will do so only (A) to the Company, (B) in accordance with Rule 144A under the Securities Act to a “qualified institutional buyer” (as defined therein), (C) to an institutional

B-1

“accredited investor” (as defined below) that, prior to such transfer, furnishes (or has furnished on its behalf by a U.S. broker-dealer) to you and to the Company a signed letter substantially in the form of this letter and, if such transfer is in respect of a principal amount of Notes at the time of transfer of less than $100,000, an Opinion of Counsel in form reasonably acceptable to the Company to the effect that such transfer is in compliance with the Securities Act, (D) outside the United States in accordance with Rule 904 of Regulation S under the Securities Act, (E) pursuant to an effective registration statement under the Securities Act, (F) in accordance with Rule 144 under the Securities Act or (G) in accordance with another exemption from the registration requirements of the Securities Act, and we further agree to provide to any Person purchasing the beneficial interest in a Global Note from us in a transaction meeting the requirements of clauses (A) through (G) of this paragraph a notice advising such purchaser that resales thereof are restricted as stated herein.

3. We understand that, on any proposed resale of the Notes or beneficial interest therein, we will be required to furnish to you and the Company such certifications, legal opinions and other information as you and the Company may reasonably require to confirm that the proposed sale complies with the foregoing restrictions. We further understand that the Notes purchased by us will bear a legend to the foregoing effect.

4. We are an institutional “accredited investor” (as defined in Rule 501(a)(1), (2), (3) or (7) of Regulation D under the Securities Act) and have such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of our investment in the Notes, and we and any accounts for which we are acting are each able to bear the economic risk of our or its investment.

5. We are acquiring the Notes or beneficial interest therein purchased by us for our own account or for one or more accounts (each of which is an institutional “accredited investor”) as to each of which we exercise sole investment discretion.

You and the Company are entitled to rely upon this letter and are irrevocably authorized to produce this letter or a copy hereof to any interested party in any administrative or legal proceedings or official inquiry with respect to the matters covered hereby.

[Insert Name of Accredited Investor]

By:
Name:
Title:

Dated:

B-2

EXHIBIT C

FORM OF TRANSFER CERTIFICATE FOR TRANSFER FROM RESTRICTED GLOBAL

NOTE TO REGULATION S GLOBAL NOTE

(Transfers pursuant to § 2.06(a)(iii) of the Indenture)

Wells Fargo Bank, National Association

608 Second Avenue South, N9303-121

Minneapolis, Minnesota 55479

Attention: Corporate Trust Operations

Email: DAPSReorg@wellsfargo.com

Re: 11.75% Senior Secured Notes due 2019 (the “Notes”)

Reference is hereby made to the Indenture dated as of December 21, 2012 among Armstrong Energy Inc., a Delaware corporation (the “Company”), and Armstrong Air, LLC, a Delaware Limited Liability Company, Armstrong Coal Company, Inc., a Delaware corporation, Armstrong Energy Holdings, Inc., a Delaware corporation, Western Diamond LLC, a Nevada limited liability company, and Western Land Company, LLC, a Kentucky limited liability company (collectively, the “Guarantors”), and Wells Fargo, National Association, a national banking association duly organized and existing under the laws of the United States of America, as trustee (the “Trustee”) and as collateral agent (the “Collateral Agent”). Capitalized terms used but not defined herein shall have the meanings given them in the Indenture.

This letter relates to                              aggregate principal amount of Notes that are held as a beneficial interest in the form of the Restricted Global Note (CUSIP No.             , ISIN No.                     ) with the Depositary in the name of [name of transferor] (the “Transferor”). The Transferor has requested an exchange or transfer of such beneficial interest for an equivalent beneficial interest in the Regulation S Global Note (Common Code No.             ; ISIN No.             ).

In connection with such request, the Transferor does hereby certify that such transfer has been effected in accordance with the transfer restrictions set forth in the Notes and:

(a)	with respect to transfers made in reliance on Regulation S (“Regulation S”) under the United States Securities Act of 1933, as amended (the “U.S. Securities Act”), does certify that:

(i) the offer of the Notes was not made to a person in the United States;

(ii) either (1) at the time the buy order is originated the transferee is outside the United States or the Transferor and any person acting on its behalf reasonably believe that the transferee is outside the United States or; (2) the transaction was executed in, on or through the facilities of a designated offshore securities market described in paragraph (b) of Rule 902 of Regulation S and neither the Transferor nor any person acting on its behalf knows that the transaction was pre-arranged with a buyer in the United States;

C-1

(iii) no directed selling efforts have been made in the United States by the Transferor, an affiliate thereof or any person on their behalf in contravention of the requirements of Rule 903 or 904 of Regulation S, as applicable;

(iv) the transaction is not part of a plan or scheme to evade the registration requirements of the U.S. Securities Act; and

(v) the Transferor is not the Company, a distributor of the Notes, an affiliate of the Company, or any such distributor (except any officer or director who is an affiliate solely by virtue of holding such position) or a person acting on behalf of any of the foregoing.

(b) with respect to transfers made in reliance on Rule 144 the Transferor certifies that the Notes are being transferred in a transaction permitted by Rule 144 under the U.S. Securities Act.

Additional Rights of Holders of Restricted Notes. In addition to the rights provided to Holders of Notes under the Indenture, Holders of Restricted Global Notes, Regulation S Global Notes bearing the Private Placement Legend and Holders of certificated Notes that bear the Private Placement Legend shall have all the rights set forth in the Registration Rights Agreement, including the right to receive Additional Interest (as defined in the Registration Rights Agreement).

You, the Company, the Guarantors and the Trustee are entitled to rely upon this letter and are irrevocably authorized to produce this letter or a copy hereof to any interested party in any administrative or legal proceedings or official inquiry with respect to the matters covered hereby. Terms used in this certificate have the meanings set forth in Regulation S.

[Name of Transferor]

By:
Name:
Title:

Date:

cc:

Attn:

C-2

EXHIBIT D

FORM OF TRANSFER CERTIFICATE FOR TRANSFER FROM REGULATION S GLOBAL

NOTE TO RESTRICTED GLOBAL NOTE

(Transfers pursuant to § 2.06(a)(iv) of the Indenture)

Wells Fargo Bank, National Association

608 Second Avenue South, N9303-121

Minneapolis, Minnesota 55479

Attention: Corporate Trust Operations

Email: DAPSReorg@wellsfargo.com

Re: 11.75% Senior Secured Notes due 2019 (the “Notes”)

Reference is hereby made to the Indenture dated as of December 21, 2012 among Armstrong Energy Inc., a Delaware corporation (the “Company”), and Armstrong Air, LLC, a Delaware Limited Liability Company, Armstrong Coal Company, Inc., a Delaware corporation, Armstrong Energy Holdings, Inc., a Delaware corporation, Western Diamond LLC, a Nevada limited liability company, and Western Land Company, LLC, a Kentucky limited liability company (collectively, the “Guarantors”), and Wells Fargo, National Association, a national banking association duly organized and existing under the laws of the United States of America, as trustee (the “Trustee”) and as collateral agent (the “Collateral Agent”) (the “Indenture”). Capitalized terms used but not defined herein shall have the meanings given them in the Indenture.

This letter relates to $                     aggregate principal amount at maturity of Notes that are held in the form of the Regulation S Global Note with the Depositary (Common Code No.                 ; ISIN No.                 ) in the name of Cede & Co. (the “Transferor”) to effect the transfer of the Notes in exchange for an equivalent beneficial interest in the Restricted Global Note (CUSIP No.                 , ISIN No.             ).

In connection with such request, and in respect of such Notes the Transferor does hereby certify that such Notes are being transferred in accordance with the transfer restrictions set forth in the Notes and that:

CHECK ONE BOX BELOW:

☐	the Transferor is relying on Rule 144A under the United States Securities Act of 1933, as amended (the “Securities Act”) for exemption from such Act’s registration requirements; it is transferring such Notes to a person it reasonably believes is a “qualified institutional buyer” as defined in Rule 144A that purchases for its own account, or for the account of a qualified institutional buyer, and to whom the Transferor has given notice that the transfer is made in reliance on Rule 144A and the transfer is being made in accordance with any applicable securities laws of any state of the United States; or

☐	the Transferor is relying on an exemption other than Rule 144A from the registration requirements of the Securities Act, subject to the Company’s and the Trustee’s right prior to any such offer, sale or transfer to require the delivery of an Opinion of Counsel, certification and/or other information satisfactory to each of them.

D-1

You, the Company, the Guarantors and the Trustee are entitled to rely upon this letter and are irrevocably authorized to produce this letter or a copy hereof to any interested party in any administrative or legal proceedings or official inquiry with respect to the matters covered hereby.

[Name of Transferor]

By:
Name:
Title:

Dated:

cc:

Attn:

D-2

EXHIBIT E-1

FORM OF CERTIFICATION TO BE GIVEN BY HOLDER OF BENEFICIAL INTEREST IN

A TEMPORARY REGULATION S GLOBAL NOTE

OWNER SECURITIES CERTIFICATION

[EUROCLEAR BANK S.A./N.V.,

as operator of the Euroclear

System] [or] [CLEARSTREAMBANKING,

SOCIÉTÉ ANONYME

Attention: [                        ]]

Re: 11.75% Senior Secured Notes due 2019 (the “Notes”)

Reference is hereby made to the Indenture dated as of December 21, 2012 among Armstrong Energy Inc., a Delaware corporation (the “Company”), and Armstrong Air, LLC, a Delaware Limited Liability Company, Armstrong Coal Company, Inc., a Delaware corporation, Armstrong Energy Holdings, Inc., a Delaware corporation, Western Diamond LLC, a Nevada limited liability company, and Western Land Company, LLC, a Kentucky limited liability company (collectively, the “Guarantors”), and Wells Fargo, National Association, a national banking association duly organized and existing under the laws of the United States of America, as trustee (the “Trustee”) and as collateral agent (the “Collateral Agent”) (the “Indenture”). Capitalized terms used but not defined herein shall have the meanings given them in the Indenture.

This certificate relates to $                         aggregate amount of Notes that are held as a beneficial interest in the form of the Temporary Regulation S Global Note (CUSIP No. [    ]; ISIN No: [    ]) with the Depositary through Euroclear or Clearstream or both in the name of [insert name of holder] (the “Holder”).

In respect of such Notes, the Holder does hereby certify that as of the date hereof, the above-captioned Notes are beneficially owned by non-U.S. Persons and are not held for purposes of resale directly or indirectly to a U.S. Person or to a person within the United States or its possessions.

As used herein, “United States” means the United States of America, its territories and possessions, any state of the United States, and the District of Columbia. As used herein, “U.S. Person” has the meaning assigned to it in Rule 902 under the Securities Act of 1933, as amended.

We undertake to advise you immediately by telex or facsimile on or prior to the date on which you intend to submit your certification relating to the Notes held by you for our account in accordance with your operating procedures if any applicable statement herein is not correct on such date, and in the absence of any such notification it may be assumed that this certification applies as of such date.

D-1-1

We understand that this certification is required in connection with certain securities laws in the United States. If administrative or legal proceedings are commenced or threatened in connection with which this certification is or would be relevant, we irrevocably authorize you to produce this certification or a copy thereof to any interested party in such proceedings. This certificate and the statements contained herein are made for your benefit and the benefit of the Company, the Guarantors and the Initial Purchasers of the Notes under the Purchase Agreement, dated December 7, 2012, among the Company, the Guarantors and Stifel, Nicolaus and Weisel, Incorporated, as representative of the several initial purchasers named therein, relating to the Notes.

Date:            ,         1

[Name of Person Making Certification]

[1]	To be dated no earlier than 15 days prior to the transfer or exchange date to which the certification relates.

D-1-2

EXHIBIT E-2

FORM OF CERTIFICATION TO BE GIVEN BY TRANSFEREE OF BENEFICIAL

INTEREST IN A TEMPORARY REGULATION S GLOBAL NOTE

TRANSFEREE SECURITIES CERTIFICATION

[EUROCLEAR BANK S.A./N.V.,

as operator of the Euroclear

System] [or] [CLEARSTREAMBANKING,

SOCIÉTÉ ANONYME

Attention: [                    ]]

Re: 11.75% Senior Secured Notes due 2019 (the “Notes”)

Reference is hereby made to the Indenture dated as of December 21, 2012 among Armstrong Energy Inc., a Delaware corporation (the “Company”), and Armstrong Air, LLC, a Delaware Limited Liability Company, Armstrong Coal Company, Inc., a Delaware corporation, Armstrong Energy Holdings, Inc., a Delaware corporation, Western Diamond LLC, a Nevada limited liability company, and Western Land Company, LLC, a Kentucky limited liability company (collectively, the “Guarantors”), and Wells Fargo, National Association, a national banking association duly organized and existing under the laws of the United States of America, as trustee (the “Trustee”) and as collateral agent (the “Collateral Agent”) (the “Indenture”). Capitalized terms used but not defined herein shall have the meanings given them in the Indenture.

For purposes of acquiring a beneficial interest in the Temporary Regulation S Global Note, the undersigned certifies that it is not a U.S. Person as defined by Regulation S under the Securities Act of 1933, as amended.

We undertake to advise you promptly by telex or facsimile on or prior to the date on which you intend to submit your certification relating to the Notes held by you in which we intend to acquire a beneficial interest in accordance with your operating procedures if any applicable statement herein is not correct on such date, and in the absence of any such notification it may be assumed that this certification applies as of such date.

We understand that this certificate is required in connection with certain securities laws of the United States. In connection therewith, if administrative or legal proceedings are commenced or threatened in connection with which this certificate is or would be relevant, we irrevocably authorize you to produce this certificate to any interested party in such proceeding.

D-2-1

This certificate and the statements contained herein are made for your benefit and the benefit of the Company, the Guarantors and the Initial Purchasers of the Notes under the Purchase Agreement, dated December 7, 2012, among the Company, the Guarantors and Stifel, Nicolaus and Weisel, Incorporated, as representative of the several initial purchasers named therein relating to the Notes.

Dated:

By:
As, or as agent for, the beneficial
acquiror of the Notes to which this
certificate relates.

D-2-2

EXHIBIT F

FORM OF TRANSFER CERTIFICATE TO BE GIVEN BY EUROCLEAR AND

CLEARSTREAM IN CONNECTION WITH EXCHANGE OF A PORTION OF A

TEMPORARY REGULATION S GLOBAL NOTE

Wells Fargo Bank, National Association

608 Second Avenue South, N9303-121

Minneapolis, Minnesota 55479

Attention: Corporate Trust Operations

Email: DAPSReorg@wellsfargo.com

Re: 11.75% Senior Secured Notes due 2019 (the “Notes”)

Reference is hereby made to the Indenture dated as of December 21, 2012 among Armstrong Energy Inc., a Delaware corporation (the “Company”), and Armstrong Air, LLC, a Delaware Limited Liability Company, Armstrong Coal Company, Inc., a Delaware corporation, Armstrong Energy Holdings, Inc., a Delaware corporation, Western Diamond LLC, a Nevada limited liability company, and Western Land Company, LLC, a Kentucky limited liability company (collectively, the “Guarantors”), and Wells Fargo, National Association, a national banking association duly organized and existing under the laws of the United States of America, as trustee (the “Trustee”) and as collateral agent (the “Collateral Agent”) (the “Indenture”). Capitalized terms used but not defined herein shall have the meanings given them in the Indenture.

This is to certify that based solely on written certifications that we have received in writing, by tested telex or facsimile or by electronic transmission from each of the persons appearing in our records as persons entitled to a portion of the principal amount set forth below (our “Member Organizations”) substantially in the form attached hereto, as of the date hereof, [U.S.$]                         principal amount of the above-captioned Notes (i) is owned by person(s) that are not citizens or residents of the United States, domestic partnerships, domestic corporations or any estate or trust the income of which is subject to United States Federal income taxation regardless of its source (“United States person(s)”), (ii) is owned by United States person(s) that are (a) foreign branches of United States financial institutions (financial institutions, as defined in U.S. Treasury Regulations Section 1.165-12(c)(1)(v) are herein referred to as “financial institutions”) purchasing for their own account or for resale, or (b) United States person(s) who acquired the Notes through foreign branches of United States financial institutions and who hold the Notes through such United States financial institutions on the date hereof (and in either case (a) or (b), each such financial institution has agreed, on its own behalf or through its agent, that we may advise the Company or its agents that such financial institution will comply with the requirements of Section 165(j)(3)(A), (B) or (C) of the Internal Revenue Code of 1986, as amended, and the regulations thereunder), or (iii) is owned by United States or foreign financial institution(s) for purposes of resale during the restricted period (as defined in United States Treasury Regulations Section 1.163-5(c)(2)(i)(D)(7)) and, to the further effect, that financial institutions described in clause (iii) above (whether or not also described in clause (i) or (ii)) have certified that they have not acquired the Notes for purposes of resale directly or indirectly to a United States person or to a person within the United States or its possessions.

E-1

As used herein, “United States” means the United States of America (including the states and the District of Columbia); and its “possessions” include Puerto Rico, the U.S. Virgin Islands, Guam, American Samoa, Wake Island and the Northern Mariana Islands.

We further certify that (i) we are not making available herewith for exchange any portion of the Temporary Regulation S Global Note representing the above-captioned Notes excepted in the above-referenced certificates of Member Organizations and (ii) as of the date hereof we have not received any notification from any of our Member Organizations to the effect that the statements made by such Member Organizations with respect to any portion of the part submitted herewith for exchange are no longer true and cannot be relied upon as of the date hereof.

We understand that this certification is required in connection with certain tax legislation in the United States. If administrative or legal proceedings are commenced or threatened in connection with which this certificate is or would be relevant, we irrevocably authorize you to produce this certificate or a copy thereof to any interested party in such proceedings. This certificate and the statements contained herein are made for your benefit and the benefit of the Company, the Guarantors and the Initial Purchasers of the Notes under the Purchase Agreement, dated December 7, 2012, among the Company, the Guarantors and Stifel, Nicolaus and Weisel, Incorporated, as representative of the several initial purchasers named therein relating to the Notes.

Dated:

[To be dated no earlier than the date of exchange]

[EUROCLEAR S.A. / N.V., as Operator of the
Euroclear System]

[CLEARSTREAM]

By:

E-2

EXHIBIT G

FORM OF SUPPLEMENTAL INDENTURE TO BE DELIVERED BY SUBSEQUENT

GUARANTORS

[insert supplemental indenture number] Supplemental Indenture (this “Supplemental Indenture”), dated as                     , among                              (the “Guaranteeing Subsidiary”), a subsidiary of Armstrong Energy, Inc. (or its permitted successor), a Delaware corporation (the “Company”), the Company, and Wells Fargo Bank, National Association, as trustee under the Indenture referred to below (the “Trustee”).

WITNESSETH

WHEREAS, the Company has heretofore executed and delivered to the Trustee an indenture (the “Indenture”), dated as of December 21, 2012, providing for the issuance of 11.75% Senior Secured Notes due 2019 (the “Notes”);

WHEREAS, the Indenture provides that under certain circumstances the Guaranteeing Subsidiary shall execute and deliver to the Trustee a supplemental indenture pursuant to which the Guaranteeing Subsidiary shall unconditionally guarantee all of the Company’s Obligations under the Notes and the Indenture on the terms and conditions set forth herein (the “Note Guarantee”); and

WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Guaranteeing Subsidiary, the Company, and the Trustee mutually covenant and agree for the benefit of each other and for the equal and ratable benefit of the Holders of the Notes as follows:

ARTICLE I

DEFINITIONS

Section 1.01. Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

ARTICLE II

GUARANTEES

Section 2.01. The Guarantees. Subject to the provisions of this Article, the Guaranteeing Subsidiary hereby irrevocably and unconditionally guarantees, jointly and severally, on an unsecured basis, the full and punctual payment (whether at maturity, upon any redemption, by declaration or acceleration, or otherwise) of the principal of, premium, if any, and interest on, and all other amounts payable under the Notes, and the full and punctual payment of all other amounts payable by the Company under the Indenture. Upon failure by the Company to pay punctually any such amount, the Guaranteeing Subsidiary shall forthwith pay the amount not so paid at the place and in the manner specified in the Indenture. The Guaranteeing Subsidiary further agrees to pay any and all expenses (including reasonable counsel fees and expenses) incurred by the Trustee or the Agent in enforcing or exercising any rights under this Note Guarantee.

Section 2.02. Guarantee Unconditional. (a) The obligations of the Guaranteeing Subsidiary hereunder are direct, unsubordinated, unconditional and absolute and, without limiting the generality of the foregoing, shall not be released, discharged or otherwise affected by:

(1) any extension, renewal, settlement, compromise, failure to enforce, waiver or release in respect of any obligation of the Company under the Indenture, this Supplemental Indenture or under the Notes, by operation of law or otherwise;

(2) any rescission, waiver or, subject to Section 12.03 of the Indenture, any modification or amendment of or supplement to, the Indenture or the Notes;

(3) the occurrence or notice of any default or event of default under the Indenture or under any other agreement;

(4) any change in the corporate existence, structure or ownership of the Company, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting the Company or their assets or any resulting release or discharge of any obligation of the Company contained under the Indenture or under the Notes;

(5) the existence of any claim, set-off or other rights which the Guaranteeing Subsidiary may have at any time against the Company, the Trustee or any other Person, whether in connection with the Indenture or any unrelated transactions, provided that nothing herein prevents the assertion of any such claim by separate suit or compulsory counterclaim;

(6) any invalidity or unenforceability relating to or against the Company for any reason of the Indenture or any Note, or any provision of applicable law or regulation purporting to prohibit the payment by the Company of the principal of or interest on the Notes or any other amount payable by the Company under the Indenture; or

(7) any other act or omission to act or delay of any kind by the Company, the Trustee or any other Person or any other circumstance whatsoever which might, but for the provisions of this paragraph, constitute a legal or equitable discharge of or defense to such Guaranteeing Subsidiary’s obligations hereunder.

Section 2.03. Discharge; Reinstatement. The Guaranteeing Subsidiary’s obligations hereunder will remain in full force and effect until the principal of, premium, if any, and interest on the Notes and all other amounts payable by the Company under the Indenture have been paid in full. If at any time any payment of the principal of, premium, if any, or interest on any Note or any other amount payable by the Company under the Indenture is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy or reorganization of the Company or otherwise, the Guaranteeing Subsidiary’s obligations hereunder with respect to such payment will be reinstated as though such payment had been due but not made at such time.

Section 2.04. Waiver by the Guaranteeing Subsidiary. The Guaranteeing Subsidiary irrevocably waives acceptance hereof, presentment, demand, protest and any notice not provided for under the Indenture or herein, as well as any requirement that at any time any action be taken by any Person against the Company or any other Person.

Section 2.05. Subrogation and Contribution. Upon making any payment with respect to any obligation of the Company under this Article, the Guaranteeing Subsidiary will be subrogated to the rights of the payee against the Company with respect to such obligation, provided that the Guaranteeing Subsidiary may not enforce either any right of subrogation, or any right to receive payment in the nature of contribution, or otherwise, from any other Guarantor (including any Guaranteeing Subsidiary), with respect to such payment so long as any amount payable by the Company hereunder or under the Notes remains unpaid.

Section 2.06. Stay of Acceleration. If acceleration of the time for payment of any amount payable by the Company under the Indenture or the Notes is stayed upon the insolvency, bankruptcy or reorganization of the Company, all such amounts otherwise subject to acceleration under the terms of the Indenture are nonetheless payable by the Guaranteeing Subsidiary hereunder forthwith on demand by the Trustee or the Holders.

Section 2.07. Limitation on Amount of Guarantee. Notwithstanding anything to the contrary in this Article, the Guaranteeing Subsidiary, and by its acceptance of Notes, each Holder hereby confirms that it is the intention of all such parties that the Note Guarantee of such Guaranteeing Subsidiary not constitute a fraudulent conveyance under applicable fraudulent conveyance provisions of the United States Bankruptcy Code or any comparable provision of state law. To effectuate that intention, the Trustee, the Holders and the Guaranteeing Subsidiary hereby irrevocably agree that the obligations of the Guaranteeing Subsidiary under its Note Guarantee are limited to the maximum amount that would not render the Guaranteeing Subsidiary’s obligations subject to avoidance under applicable fraudulent conveyance provisions of the United States Bankruptcy Code or any comparable provision of state law.

Section 2.08. Execution and Delivery of Guaranty. The execution by the Guaranteeing Subsidiary of this Supplemental Indenture evidences the Note Guarantee of the Guaranteeing Subsidiary, whether or not the person signing as an officer of the Guaranteeing Subsidiary still holds that office at the time of authentication of any Note. The delivery of any Note by the Trustee after authentication constitutes due delivery of the Note Guarantee set forth in this Supplemental Indenture on behalf of the Guaranteeing Subsidiary.

ARTICLE III

MISCELLANEOUS

Section 3.01. Incorporators, StockHolders, Officers and Directors of Company Exempt from Individual Liability. No recourse under or upon any obligation, covenant or agreement contained in the Indenture or in this Note Guarantee, or because of any indebtedness evidenced thereby, shall be had against any incorporator, as such or against any past, present or future stockholder, officer or director, as such, of a Company or the Guaranteeing Subsidiary, or of any successor, either directly or through a Company, Guaranteeing Subsidiary or any successor, under any rule of law, statute or constitutional provision or by the enforcement of any assessment or by any legal or equitable proceeding or otherwise, all such liability being expressly waived and released by the acceptance of the Notes by the Holders thereof and as part of the consideration for the issue of the Notes.

Section 3.02. Governing Law. The internal law of the State of New York shall govern and be used to construe this Supplemental Indenture, the Indenture and the Notes, without giving effect to applicable principles of conflict of law to the extent that the application of the laws of another jurisdiction would be required thereby.

Section 3.03. Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

Section 3.04. Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

Section 3.05. The Trustee and Agent. Neither the Trustee nor the Paying Agent shall be responsible in any manner whatsoever for or in respect of the validity, sufficiency or adequacy of this Supplemental Indenture or Note Guarantee or for or in respect of the recitals contained herein, all of which recitals are made solely by the Guaranteeing Subsidiary and the Company.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the date first above written.

Dated:                         ,

[Guaranteeing Subsidiary]

By:
Name:
Title:

Armstrong Energy, Inc.

By:
Name:
Title:

Wells Fargo Bank, National Association, as Trustee

By:
Name:
Title: